Exhibit 2.1 Agreement and Plan of Merger

Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
TEMPUR SEALY INTERNATIONAL, INC.,
LIMA HOLDINGS CORPORATION,
LIMA DEAL CORPORATION LLC,
MATTRESS FIRM GROUP INC.
and
STEENBOK NEWCO 9 LIMITED, solely in its
capacity as Stockholder Representative
Dated as of May 9, 2023

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 9, 2023 is made by and among Tempur Sealy International, Inc., a Delaware corporation (“Parent”), Lima Holdings Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Lima Deal Corporation LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub 2”), Mattress Firm Group Inc., a Delaware corporation (the “Company”), and Steenbok Newco 9 Limited, a private limited company incorporated in England and Wales (the “Stockholder Representative”), solely in its capacity as the Stockholder Representative. Parent, Merger Sub, Merger Sub 2, the Stockholder Representative (solely in its capacity as the Stockholder Representative) and the Company are each sometimes referred to as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Parties intend for Parent to acquire the Company through: (i) the merger of Merger Sub with and into the Company (the “First Merger”), with the Company surviving as a wholly owned Subsidiary of Parent (sometimes referred to in such capacity as the “Surviving Corporation”), followed by (ii) immediately after the First Merger, the merger of the Surviving Corporation with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving as a wholly owned Subsidiary of Parent, in each case of (i) and (ii) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);
WHEREAS, the Parties intend that subject to the finalization of the Per Share Cash Consideration, the Mergers taken together (and taking into account the stock purchase described in Exhibit 10, if effected pursuant to this Agreement (as amended)), constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, qualifying as a “reorganization” within the meaning of Section 368(a) of the Code pursuant to Section 368(a)(1)(A) of the Code and the regulations promulgated thereunder;
WHEREAS, the Parties intend this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);
WHEREAS, the board of directors of the Company (the “Company Board”) has approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and determined it advisable and in the best interests of the Company and its stockholders;
WHEREAS, the respective boards of directors of Parent (the “Parent Board”), and Merger Sub (the “Merger Sub Board”) and Parent as the sole member of Merger Sub 2, have unanimously approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and determined it advisable and in the best interests of Parent, Merger Sub, Merger Sub 2 and each of their respective stockholders and member, as applicable;
WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the transactions contemplated hereby and as an inducement to the willingness of each of Parent, Merger Sub and Merger Sub 2 to enter into this Agreement, (a) the Lender Representative has executed and delivered to the Company the Limited Waiver, evidencing the Lender Stockholder Approval, and (b) Steinhoff has executed and delivered the Limited Waiver, evidencing the Steinhoff Approval;
WHEREAS, in connection with the transactions contemplated hereby and as an inducement to the willingness of each of Parent, Merger Sub and Merger Sub 2 to enter into this Agreement, it is anticipated that, immediately after the execution and delivery of this Agreement, (a) the Lender Stockholders will deliver to the Company irrevocable Company Written Consents, representing at least 38.50% of outstanding shares of Company Common Stock, and (b) Steinhoff will deliver to the Company an irrevocable Company Written Consent representing at least 50.10% of outstanding shares of Company Common Stock; and
WHEREAS, in connection with the transactions contemplated hereby and as an inducement to the willingness of each of Parent, Merger Sub and Merger Sub 2 to enter into this Agreement, it is anticipated that, immediately after the execution and delivery of this Agreement, (a) each Lender Stockholder will enter into and deliver to Parent, a stockholder support agreement in substantially the form set forth as Exhibit 1 (the “Lender Stockholder Support Agreements”), (b) Steinhoff will enter into and deliver to Parent, a stockholder support agreement in substantially the form set forth as Exhibit 2 (the “Steinhoff Support Agreement”), and (c) the Company will deliver to Parent, support agreements in substantially the form set forth as Exhibit 3 (the “Steinhoff Lender Support Agreements”), duly executed by each party thereto, representing an ownership percentage of each Steinhoff Facility sufficient to obtain the Steinhoff Lender Approval.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
THE MERGERS
Section 1.1    The Mergers.
Upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and a wholly owned Subsidiary of Parent.
(a) Upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, immediately after the Effective Time and as part of a single integrated transaction with the First Merger, the Surviving Corporation shall be merged with and into Merger Sub 2, whereupon the separate existence of the Surviving Corporation shall cease, and Merger Sub 2 shall continue as the surviving company after the Second Merger.
Section 1.2    Effective Time; Closing. The closing of the First Merger (the “Closing”) shall take place remotely by the electronic exchange of closing deliverables and the taking of the closing actions contemplated herein, on the first Business Day after the date hereof on which each of the following conditions have been satisfied:
(a)    the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing) for at least 10 consecutive Business Days;
(b)    the Marketing Period has ended; provided, however, that without limiting the Company’s obligations under Section 5.24, (i) this clause (b) shall be deemed satisfied if (x) a Proceeding is commenced by a Governmental Antitrust Authority in a United States District Court that seeks to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, and any requests for preliminary injunction are denied in their entirety by the United States District Court, and (y) throughout the period after the commencement of such Proceeding, the Company has complied with its obligations to provide the Financing Required Information pursuant to Section 5.24, and (ii) this clause (b) can be waived by Parent, in its sole discretion; and
(c)    such Business Day is the first Business Day after a Company Fiscal Period End Date; provided, however, that Parent, Merger Sub and Merger Sub 2 can mutually agree to hold the Closing at another time or place. The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the Parties shall cause the First Merger to be consummated by filing a certificate of merger (the “Certificate of First Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and making all other filings and recordings required under the DGCL. The term “Effective
Time” shall mean the time of the filing of the Certificate of First Merger, or, if later, the time of effectiveness thereof that has been agreed to by the Parties and is specified therein. Notwithstanding the foregoing, except if the Marketing Period has been deemed satisfied pursuant to Section 1.2(b), if the Business Day that is the first Business Day after a Company Fiscal Period End Date as described in the first sentence of this Section 1.2(c) would (i) occur in the calendar month of August, then Parent shall have the option to defer the Closing to the first Business Day after the Company Fiscal Period End Date concluding in late September, or (ii) occur in the calendar month of November or December (or in the first calendar week of the calendar month of January, as the case may be), then Parent shall have the option to defer the Closing to the first Business Day following the Company Fiscal Period End Date concluding in late January. Immediately after the Effective Time and as part of a single integrated transaction with the First Merger, Merger Sub 2 and the Surviving Corporation shall cause the Second Merger to be consummated by filing a certificate of merger (the “Certificate of Second Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and the DLLCA and making all other filings and recordings required under the DGCL and the DLLCA. The term “Second Effective Time” shall mean the time of filing of the Certificate of Second Merger or, if later, the time of effectiveness thereof that has been agreed to by the Parties and is specified therein.
Section 1.3    Effects of the Mergers. The Mergers shall have the effects as set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, (i) at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall attach to and become the debts, liabilities and duties of the Surviving Corporation, and (ii) from and after the Second Effective Time, all the property, rights, privileges, powers and franchises of each of Merger Sub 2 and the Surviving Corporation shall vest in Merger Sub 2, and all debts, liabilities and duties of each of the Merger Sub 2 and the Surviving Corporation shall attach to and become the debts, liabilities and duties of Merger Sub 2.
Section 1.4    Organizational Documents.
(a)    At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety in the form attached as Exhibit 4 and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter further amended in accordance with the DGCL and such amended and restated certificate of incorporation, subject to Section 5.10.
(b)    At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety in the form attached as Exhibit 5 and, as so amended and restated, shall be the bylaws of the Surviving Corporation, until thereafter further amended in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and such amended and restated bylaws, subject to Section 5.10.
(c)    The certificate of formation of Merger Sub 2, as in effect immediately prior to the Second Effective Time, shall continue to be Merger Sub 2’s certificate of formation after the Second Effective Time, until thereafter amended in accordance with the DLLCA and such certificate of formation. The limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Second Effective Time, shall continue to be Merger Sub 2’s limited liability company agreement after the Second Effective Time, until thereafter amended in accordance with the DLLCA, the certificate of formation of Merger Sub 2 and such limited liability company agreement.
Section 1.5    Board of Directors; Officers.
(a)    The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
(b)    Except as determined by Parent prior to the Closing, the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
(c)    Prior to the Effective Time, Parent shall take all necessary corporate action so that upon and immediately after the Effective Time, the total number of directors constituting the Parent Board shall be increased by two directors, and to cause two members of the Company Board, mutually selected by the Parties prior to the Closing, to be appointed to such newly created directorships.
ARTICLE II
EFFECT OF THE MERGERS
Section 2.1    Effect on Securities.
(a)    Effect on Company Common Stock in Connection With the First Merger. At the Effective Time, by virtue of the First Merger, and without any action on the part of any Party or holder of any capital stock of any Party:
(i)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares, Relinquished Shares and Dissenting Shares), shall be automatically converted into the right to receive the Per Share Merger Consideration, without interest, to be paid in accordance with and subject to the applicable provisions of this Agreement and the Escrow Agreement. From and after the Effective Time, all shares of Company Common Stock shall automatically be cancelled and extinguished and shall cease to exist, and subject to Section 2.1(h) with respect to Dissenting Shares, each holder thereof shall cease to have any rights with respect thereto other than the right to receive the Per Share Merger Consideration, without interest, in accordance with and subject to the applicable provisions of this Agreement and the Escrow Agreement.
(ii)    Cancellation of Treasury Stock and Relinquished Shares. Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise) or Parent, or any of their respective Subsidiaries immediately prior to the Effective Time (the “Cancelled Shares”), and each Relinquished Share, shall automatically be cancelled and extinguished and shall cease to exist, and no consideration or payment shall be owed or delivered in exchange therefor or in respect thereof.
(b)    Treatment of Company Options in Connection With the First Merger. Immediately prior to the Effective Time, each outstanding Company Option shall, automatically and without any required action on the part of the Company or the holder thereof, become immediately vested and be converted into Net Option Shares, and shall only entitle the holder of such Company Option to receive (without interest), the Per Share Merger Consideration for each Net Option Share, less applicable Taxes required to be withheld with respect to such payment (if applicable). The Per Share Merger Consideration payable in respect of the Net Option Shares shall be payable in the same ratio as the Per Share Cash Consideration and the Per Share Stock Consideration is payable with respect to the holders of Company Common Stock, provided that the applicable Taxes shall be withheld as provided in Section 2.5. For the avoidance of doubt, any Company Option which has a per share exercise price that is greater than or equal to the cash value of the Per Share Merger Consideration (in the case of the Per Share Stock Consideration, applying the Parent Stock Value) shall automatically be cancelled at the Effective Time for no consideration or payment (such Company Option, an “Out-of-the-Money Company Option”). As of the Effective Time, all Company Options shall automatically be cancelled and extinguished and cease to exist, and each holder thereof shall cease to have any rights with respect thereto other than the right to receive the Per Share Merger Consideration for each Net Option Share, without interest and subject to applicable Tax withholdings, in accordance with and subject to the applicable provisions of this Agreement and the Escrow Agreement. Notwithstanding anything in the foregoing to the contrary, in the determination of the number of Net Option Shares held by each holder of Company
Options, cash shall be paid to the holder of such Company Option in respect of fractional shares reflected in the aggregate Net Option Share number based on the cash value of the Per Share Merger Consideration (in the case of the Per Share Stock Consideration, applying the Parent Stock Value).
(c)    Treatment of Company RSUs in Connection With the First Merger. Immediately prior to the Effective Time, each outstanding Company RSU (which shall reflect and include full allocation of the Restricted Stock Unit Bonus Pool) shall, automatically and without any required action on the part of the Company or the holder thereof, become immediately fully vested (including with respect to performance-based Company RSUs, vesting reflecting achievement of maximum performance) and shall be converted into the right to receive (without interest), at or promptly after the Effective Time, the Per Share Merger Consideration with respect to each Company RSU, less applicable Taxes required to be withheld with respect to such payment, to be paid in accordance with and subject to the applicable provisions of this Agreement and the Escrow Agreement. The Per Share Merger Consideration payable in respect of the Company RSUs shall be payable in the same ratio as the Per Share Cash Consideration and the Per Share Stock Consideration is payable with respect to the holders of Company Common Stock, provided that the applicable Taxes shall be withheld as provided in Section 2.5. As of the Effective Time, all Company RSUs shall automatically be cancelled and extinguished and cease to exist, and each holder thereof shall cease to have any rights with respect thereto other than the right to receive the Per Share Merger Consideration, without interest, in accordance with and subject to the applicable provisions of this Agreement, the Management Lockup Agreement and the Escrow Agreement.
(d)    Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Surviving Corporation or Merger Sub 2 or the holders of any securities of the Surviving Corporation or Merger Sub 2, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.
(e)    Company Actions. Following the date of this Agreement, and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Equity Plan) shall adopt all resolutions and take all actions as may be necessary or required in accordance with applicable Law, the Company Equity Plan, the applicable award agreements, or otherwise, to terminate immediately after the Effective Time, the Company Equity Plan, and to effectuate all of the actions contemplated by Section 2.1(b) and Section 2.1(c).
(f)    Management Lockup. Notwithstanding the foregoing, any Per Share Stock Consideration received in respect of any Company Equity Awards other than those Company Equity Awards held by the current or former non-employee directors of the Company Board or former employees of the Company who were no longer employees as of the date of this Agreement, shall be subject to the terms and conditions of the Management Lockup Agreement.
(g)    Conversion of Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and shall constitute the only outstanding share capital of the Surviving Corporation.
(h)    Dissenting Shares.
(i)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Relinquished Shares) and which are held by Company Stockholders (or beneficial owners of Company Common Stock) who are entitled to demand, and who have properly exercised and perfected appraisal rights for such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration. Such Company Stockholders (or such beneficial owners) shall instead be entitled only to such rights as are granted by Section 262 of the DGCL to a holder of Dissenting Shares (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall automatically be cancelled and extinguished and cease to exist, and such holder shall cease to have any rights with respect thereto other than as expressly provided in Section 262 of the DGCL and this Agreement). All Dissenting Shares held by Company Stockholders (or beneficial owners) who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Per Share Merger Consideration, without interest, to be paid in accordance with and subject to the applicable provisions of this Agreement and the Escrow Agreement.
(ii)    The Company shall give Parent (x) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company, and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, offer to settle or settle or offer to compromise or compromise any demands for appraisal, or agree to do any of the foregoing.
(i)    No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of shares of Company Common Stock pursuant to this Section 2.1, and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or to any rights of a holder of Parent Common Stock. All fractional shares that a Company Stockholder would be otherwise entitled to receive under this Section 2.1 shall be aggregated and in lieu of any such fractional shares, each Company Stockholder shall be entitled to receive an amount in cash, without interest, rounded down to the nearest cent, equal to the product of such fractional amount otherwise payable to such Company Stockholder and the Parent Stock Value. With respect to any fractional shares of Company Common Stock held by any holder, cash shall be paid to the holder in respect of such fractional shares, based on the cash value of the Per Share Merger Consideration (in the case of the Per Share Stock Consideration, applying the Parent Stock Value).
(j)    Certain Adjustments. The Per Share Stock Consideration payable to the Company Stockholders pursuant to this Article II shall be adjusted, as applicable and appropriate, to reflect fully the effect of any split, reverse split, combination, subdivision, reclassification, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date of this Agreement and prior to the Effective Time.
Section 2.2    Cash Consideration Adjustment.
(a)    Estimated Closing Statement. Not less than seven Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a written statement (the “Estimated Closing Statement”) along with reasonable supporting documents setting forth in reasonable detail its good faith calculation of (1) the estimated amount of Cash as of the Measurement Time (“Estimated Cash”), (2) the estimated amount of Indebtedness outstanding as of the Measurement Time (“Estimated Indebtedness”), (3) the estimated amount of unpaid Transaction Expenses as of the Measurement Time (“Estimated Transaction Expenses”), (4) the estimated Net Working Capital as of the Measurement Time (“Estimated Net Working Capital”), (5) the estimated Capital Expenditure Adjustment Amount as of the Measurement Time (“Estimated Capital Expenditure Adjustment Amount”), and (6) the preliminary balance sheet of the Company as of the Measurement Time, in each case calculated in accordance with the Accounting Principles and in the same form as the Sample Closing Statement.
(i)    The Company shall provide Parent and its Representatives all supporting documentation reasonably requested by Parent in connection with Parent’s review of the Estimated Closing Statement and reasonable access to the books and records of the Company (including financial records and supporting documents) and to Representatives of the Company, in each case, used to prepare the Estimated Closing Statement, prior to the Closing Date. Parent may, until the Business Day prior to the Closing Date, provide the Company with comments to the Estimated Closing Statement and the Company shall consider such comments in good faith and shall revise the Estimated Closing Statement by no later than the Business Day prior to the Closing Date, if, based on its good faith assessment of Parent’s comments, the Company determines such changes are warranted, which revised statement shall be deemed the Estimated Closing Statement for all purposes of this Agreement. For the avoidance of doubt, Parent shall have no obligation to comment on the Estimated Closing Statement.
(ii)    For purposes of calculating the value of the inventory in connection with calculating Closing Net Working Capital, after the Closing Date, a physical inventory count will be conducted by Parent. Parent and such Representatives of Parent as Parent may designate, shall determine the nature, quantities and condition (i.e., usability and salability) of all inventory, including the identification of obsolete, damaged and slow-moving items. The inventory used to calculate Closing Net Working Capital shall reflect any adjustment to the actual amount of inventory held as of the date of the full physical inventory count for the location(s) counted (through the inventory count procedures, as recorded by Parent) which shall be rolled back to the Measurement Time.
(b)    Closing Statement. No later than 120 days after the Closing Date, Parent shall deliver to the Stockholder Representative a written statement (the “Closing Statement”) along with reasonable supporting documents setting forth in reasonable detail its good faith calculation of (i) the amount of Cash as of the Measurement Time (“Closing Cash”), (ii) the amount of Indebtedness outstanding as of the Measurement Time (“Closing Indebtedness”), (iii) the amount of unpaid Transaction Expenses as of the Measurement Time (“Closing Transaction Expenses”), (iv) the Net Working Capital as of the Measurement Time (the “Closing Net Working Capital”), (v) the Capital Expenditure Adjustment Amount as of the Measurement Time, and (vi) the balance sheet of the Company as of the Measurement Time, in each case calculated in accordance with the Accounting Principles and in the same form as the Sample Closing Statement. For the avoidance of doubt, the Closing Statement and Estimated Closing Statement and the determinations contained therein shall be based on the facts as they exist at the Measurement Time and only having regard to information available to Parent or the Company up until the time Parent delivers the Closing Statement to the Stockholder Representative in accordance with this Section 2.2(b), and only where such information provides evidence of facts existing as of the Measurement Time.
(c)    Disputes.
(i)    If the Stockholder Representative disagrees with the Closing Statement or Parent’s calculation of any of Closing Cash, Closing Indebtedness, Closing Transaction Expenses, Closing Net Working Capital or the Capital Expenditure Adjustment Amount, the Stockholder Representative may, within 30 days after receipt of the Closing Statement (the “Review Period”), deliver a written notice to Parent (the “Notice of Disagreement”) providing reasonable detail of the reason for any disagreement and setting forth the Stockholder Representative’s calculation of such amount. Any such Notice of Disagreement shall specify all items or amounts with which the Stockholder Representative disagrees, and the Stockholder Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Cash, Closing Indebtedness, Closing Transaction Expenses, Closing Net Working Capital and the Capital Expenditure Adjustment Amount. If a Notice of Disagreement is not delivered by the Stockholder Representative to Parent prior to the expiration of the Review Period, the Stockholder Representative shall be deemed to have agreed to all items and amounts contained in the Closing Statement and the calculation of Closing Cash, Closing Indebtedness, Closing Transaction Expenses, Closing Net Working Capital and the Capital Expenditure Adjustment Amount.
(ii)    During the Review Period and as required in connection with the Stockholder Representative’s review of the Closing Statement and the determination of Closing Cash, Closing Indebtedness, Closing Transaction Expenses, Closing Net Working Capital and the Capital Expenditure Adjustment Amount, Parent shall afford, and shall cause the Surviving Corporation to afford, to the Stockholder Representative and its accountants reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Surviving Corporation to the extent they relate to the Closing Statement, subject to the entrance into any customary confidentiality agreements and provided that the Stockholder Representative and its accountants shall have no such right to receive copies of or have access to Parent’s or the Surviving Corporation’s internal correspondence or analysis to the extent they relate to a matter in dispute between the Stockholder Representative and Parent or the Surviving Corporation.
(iii)    If a Notice of Disagreement is timely delivered in accordance with this Section 2.2(c), the Stockholder Representative and Parent shall, during the 30 days following such delivery (or such longer period as mutually agreed in writing by Parent and the Stockholder Representative), seek in good faith to reach agreement on the disputed items or disputed amounts in order to determine, as may be required, the amount of Closing Cash, Closing Indebtedness, Closing Transaction Expenses, Closing Net Working Capital and the Capital Expenditure Adjustment Amount. Any items and amounts agreed to by the Stockholder Representative and Parent in writing, together with any items and amounts not disputed or objected to in the Notice of Disagreement, are collectively referred to herein as the “Resolved Matters.” At the end of such period, if the Stockholder Representative and Parent are unable to reach such agreement, they shall promptly cause PricewaterhouseCoopers, LLC, or, if such firm is unable or unwilling to act, such nationally recognized independent public accounting firm as shall be agreed upon in writing by the Stockholder Representative and Parent (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Independent Accountant”) to review the relevant portions of this Agreement, the Closing Statement and the disputed items or amounts for the purpose of calculating Closing Cash, Closing Indebtedness, Closing Transaction Expenses, Closing Net Working Capital and the Capital Expenditure Adjustment Amount. In making such calculation, the Independent Accountant shall consider only those items or amounts as to which the Stockholder Representative has disagreed in the Notice of Disagreement and that are not otherwise Resolved Matters (the “Unresolved Matters”). The Independent Accountant shall determine only the Unresolved Matters, and such determination shall be based solely on the presentations made by, and submissions and supporting materials provided by, Parent and the Stockholder Representative, and not by independent review. The Independent Accountant shall deliver to the Stockholder Representative and Parent, as promptly as practicable, a written report setting forth its calculation of the Unresolved Matters; provided, however, that the Independent Accountant (i) may not assign a value to any item greater than the greatest value for such item claimed by Parent or the Stockholder Representative or less than the smallest value for such item claimed by Parent or the Stockholder Representative, in the case of Parent, in the Closing Statement or in the case of the Stockholder Representative, in the Notice of Disagreement and (ii) shall be bound by the Accounting Principles and the applicable provisions of this Agreement. The fees and expenses of the Independent Accountant shall be borne in the same proportion that the aggregate dollar amount of such remaining Unresolved Matters that are unsuccessfully disputed by Parent, on the one hand, and the Stockholder Representative, on the other hand, as finally determined by the Independent Accountant, bears to the total dollar amount of such remaining Unresolved Matters. For example, if the total amount of the Unresolved Matters submitted to the Independent Accountant is $1,000,000, and the Independent Accountant determines that Parent has a valid claim for $400,000 of the $1,000,000, Parent shall bear 60% of the fees and expenses of the Independent Accountant and the Stockholder Representative shall bear the remaining 40% of the fees and expenses of the Independent Accountant.
(iv)    The scope of the disputes to be resolved by the Independent Accountant shall be limited to the determination of Unresolved Matters in accordance with the applicable provisions of this Agreement and the Independent Accountant is not authorized to, and shall not, make any other determination, including any determination with respect to any Resolved Matter.
(v)    The Independent Accountant shall act as an expert and not as an arbitrator. The determinations of the Independent Accountant as to any issue within its authority shall be final and binding, absent fraud, bad faith or manifest error.
(d)    Net Adjustment Amount.
(i)    If the Net Adjustment Amount is positive, Parent shall, within five Business Days of the Net Adjustment Amount being finally determined pursuant to this Section 2.2, pay an amount equal to the Net Adjustment Amount to the Escrow Agent by wire transfer of immediately available funds to the bank account specified in writing by the Escrow Agent in accordance with the Escrow Agreement, and the Stockholder Representative and Parent shall promptly jointly instruct the Escrow Agent to distribute such amount, together with the other funds constituting the Consideration Escrow Amount portion of the Escrow Fund, to each former holder of Company Common Stock or a Company Equity Award that is entitled to receive the Per Share Cash Consideration, in each case in accordance with and subject to the applicable provisions of this Agreement and the Escrow Agreement.
(ii)    If the Net Adjustment Amount is negative (or zero), the Stockholder Representative and Parent shall within five Business Days of the Net Adjustment Amount being finally determined pursuant to this Section 2.2 jointly instruct the Escrow Agent to pay to Parent by wire transfer of immediately available funds to an account specified by Parent, from the Consideration Escrow Amount portion of the Escrow Fund, an amount equal to the lesser of (x) the absolute value of the Net Adjustment Amount, and (y) the total amount in the Consideration Escrow Amount portion of the Escrow Fund. If the absolute value of the Net Adjustment Amount is less than the total amount in the Consideration Escrow Amount portion of the Escrow Fund, then the Stockholder Representative and Parent shall also instruct the Escrow Agent to distribute such remaining amounts in the Consideration Escrow Amount portion of the Escrow Fund (after payment to Parent pursuant to the precedent sentence) to each former holder of Company Common Stock or a Company Equity Award that is entitled to receive the Per Share Cash Consideration, in each case in accordance with and subject to the applicable provisions of this Agreement and the Escrow Agreement.
(e)    Sample Closing Statement. Exhibit 6-1 sets forth a non-binding illustrative calculation of the Closing Statement as of January 24, 2023 (the “Sample Closing Statement”). The Sample Closing Statement includes (i) a non-binding illustrative calculation of (A) the Net Working Capital, (B) the Target Net Working Capital, (C) the amount of Cash, (D) the amount of Indebtedness, and (E) the Transaction Expenses, in each case, as of January 24, 2023 (the “Sample NWC Adjustment Report”), including the classification of asset and liability line items and general ledger accounts and (ii) a non-binding illustrative calculation of the Target Capital Expenditures and the classification of maintenance capital expenditure and growth capital expenditure line items used to calculate Capex (the “Sample CapEx Adjustment Report”), including the classification of maintenance capital expenditure and growth capital expenditure line items. Each of the Sample Closing Statement, Sample NWC Adjustment Report and Sample CapEx Adjustment Report shall have been prepared in accordance with the Accounting Principles.
(f)    Certain Payments by the Company and Parent.
(i)    Immediately prior to the Effective Time, the Company shall pay or cause to be paid all costs, fees and expenses incurred by or on behalf of, or to be paid by, the Company or any of its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or the Ancillary Agreements, or the performance or consummation of the transactions contemplated hereby or thereby, up to and including the Closing (but not any such items to the extent related to the period after the Closing), that are owed to outside legal counsel, accountants, advisors, brokers, consultants, investment bankers, economists, discovery vendors, data room providers, financial advisors and other third parties.
(ii)    Substantially concurrently with the Effective Time, Parent shall pay (x) to each lender or holder of the Indebtedness, on behalf of the Company or any Company Subsidiary that is an obligor thereunder, an amount necessary to repay all outstanding obligations under such Indebtedness in accordance with the payoff letters delivered pursuant to Section 5.21, and (y) to the Escrow Agent by wire transfer of immediately available funds to the bank account specified in writing by the Escrow Agent in accordance with the Escrow Agreement, (1) the Consideration Escrow Amount and (2) the Expense Escrow Amount, each of which amounts shall be held by the Escrow Agent in an escrow fund (the “Escrow Fund”), subject to the terms of the Escrow Agreement and this Agreement.
Section 2.3    Escrow Agreement. On the Closing Date, Parent, the Company and the Stockholder Representative shall enter into the Escrow Agreement with the Escrow Agent.
Section 2.4    Exchange Procedures.
(a)    Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall appoint an exchange agent (with the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”), for the payment of the Per Share Merger Consideration as provided herein. Substantially concurrently with or immediately following the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, (i) book-entry shares of Parent Common Stock equal to the Stock Consideration, and (ii) an amount in cash sufficient to pay the aggregate Per Share Closing Cash Consideration and cash in lieu of fractional shares, in each case to be paid by the Exchange Agent pursuant to this Agreement (such aggregate number of shares of Parent Common Stock and aggregate amount of cash provided to the Exchange Agent, the “Exchange Fund”).
(b)    Procedures for Surrender. No later than two Business Days prior to the anticipated Closing Date, Parent shall (or shall cause the Exchange Agent to) deliver to each holder of shares of Company Common Stock and each holder of a Company Equity Award that is or will be at the Effective Time entitled to the Per Share Merger Consideration, a letter of transmittal and instructions (in form and substance reasonably satisfactory to Parent) (the “Letter of Transmittal”). As soon as reasonably practicable after the Effective Time and in any event no later than three Business Days after the later of (x) the Effective Time and (y) receipt by the Exchange Agent from a holder of a duly completed and validly executed (in each case as reasonably determined by Parent) Letter of Transmittal and such other customary documents as may reasonably be required by Parent or the Exchange Agent, the Exchange Agent shall issue to such holder in exchange therefor, as applicable, (i) cash in the amount equal to the aggregate Per Share Closing Cash Consideration and any cash in lieu of any fractional shares, that such holder has the right to receive pursuant to this Agreement (other than the Per Share Closing Cash Consideration and any cash in lieu of any fractional shares payable to holders of Company Equity Awards, which will be paid in accordance with Section 2.4(e)) and (ii) book-entry shares of Parent Common Stock equal to the aggregate Per Share Stock Consideration that such holder has the right to receive pursuant to this Agreement, in each case, without interest and subject to applicable Tax withholding.
(c)    Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed for 12 months after the Effective Time shall be returned to Parent, upon demand, and any former holder of Company Common Stock that has not complied with this Article II prior to the end of such period shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws), but only as a general creditor thereof for payment of their claims for Per Share Merger Consideration. Any Per Share Merger Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Law shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto, without liability by Parent, Merger Sub, Merger Sub 2, the Surviving Corporation or the Exchange Agent to any Person in respect thereof.
(d)    Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent and any interest and other income resulting from such investments shall be payable to Parent on demand; provided, that such investments shall be in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively; provided, further that no such investment shall relieve Parent or the Exchange Agent from making or causing to be made the payments required by this Article II and Parent shall bear the sole risk of any investment loss.
(e)    Notwithstanding anything herein to the contrary, the Per Share Cash Consideration payable in respect of Company Equity Awards (and any cash in lieu of any fractional shares payable to holders of Company Equity Awards) and payments in respect of the Phantom PIK Loan Awards, in each case pursuant to Section 2.1 and the Company Equity Plans, payable to (i) employees and former employees of the Company, shall be paid through the Company’s off-cycle payroll on the Closing Date, less any applicable income and employment withholding Taxes (or, with respect to proceeds relating to the release of Escrow Funds, shall be paid through the Company’s payroll at the same time such proceeds are paid to holders of shares of Company Common Stock), and (ii) current or former non-employee directors of the Company, shall be paid by the Exchange Agent, by check or wire transfer, less any applicable Taxes required to be withheld, in each case on the Closing Date (provided any required check or wire transfer instructions have been provided to Parent at least three Business Days prior to Closing) (or, with respect to proceeds relating to the release of Escrow Funds, at the same time such proceeds are paid to holders of shares of Company Common Stock) (provided that, payments will be made at such time as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code).
Section 2.5    Withholding Tax.
(a)    Notwithstanding any other provision of this Agreement, each of Parent, the Surviving Corporation (and its third party payroll agent), the Company and any of their respective Subsidiaries (and designees) and the Exchange Agent shall be entitled (a) to deduct and withhold (or cause to be deducted or withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement, or which becomes due as a result of the vesting of any Company Equity Award or payment of the Phantom PIK Loan Awards, such amounts as may be required to be deducted or withheld therefrom under any provision of applicable Law or under any applicable legal requirement and (b) to request any necessary Tax forms, including IRS Form W-9 or an appropriate IRS Form W-8, as applicable, or any similar information, from the Company, Company Stockholders or any other Person to whom a payment is required to be made pursuant to this Agreement (including holders of Company Equity Awards and Phantom PIK Loan Awards); provided, that other than (i) withholding in connection with any payments in the nature of compensation for services rendered by current and former employees or (ii) withholding under Section 1445 of the Code in the event that such withholding is required due to a failure by the Company to provide a certificate pursuant to Section 5.27, before any deduction or withholding pursuant to this Section 2.5 in respect of consideration payable or otherwise deliverable hereunder, Parent shall use reasonable best efforts to give the Company advance notice at least five Business Days before making such deduction or withholding of any anticipated deduction or withholding (together with the legal basis therefor), provide the Company, Company Stockholders or any other Person to whom a payment is required to be made pursuant to this Agreement with a reasonable opportunity to provide any forms or other documentation (including in respect of any Company Stockholders or any other Person to whom a payment is required to be made hereunder) or take such other steps in order to avoid such deduction or withholding, and reasonably cooperate with the Company, Company Stockholders or any other Person to whom a payment is required to be made pursuant to this Agreement in good faith to attempt to reduce any amounts that would otherwise be deducted and withheld pursuant to this Section 2.5.
(b)    To satisfy any necessary Tax withholding with respect to the Company Equity Awards, the withholding shall be accomplished by withholding cash solely from the Per Share Cash Consideration and amounts payable to such holders in respect of the Phantom PIK Loan Awards (to the extent such Phantom PIK Loan Awards are payable in connection with the Closing) (the “Gross Cash Proceeds”), provided, that, any incremental withholding that would, due to the application of this Section 2.5(b), result in a holder of Company Equity Awards receiving, on an after-tax basis (taking into account all Taxes payable with respect to the Gross Cash Proceeds, assuming all federal, state and local income taxes payable at the maximum rate applicable to such holder, and including, but not limited, any employment Taxes payable by such holder and any excise tax due pursuant to Section 4999 of the Code), less than 10% of the Gross Cash Proceeds payable to such holder (the “Cash Proceeds Threshold”), such incremental withholding shall be effected by net settlement of Parent Common Stock with respect to the Per Share Stock Consideration (applying the Parent Stock Value) payable to such holder of Company Equity Awards.
(c)    To the extent such amounts are so deducted or withheld pursuant to this Section 2.5, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
Section 2.6    Further Action. If, at any time after the Effective Time or the Second Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Merger Sub 2 (as applicable) with full right, title and possession of and to all rights and property of Merger Sub, the Company and/or the Surviving Corporation with respect to the First Merger or Second Merger (as applicable), the officers and directors of Parent shall be fully authorized (in the name of Merger Sub, Merger Sub 2, the Company, the Surviving Corporation and otherwise) to take such action.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the correspondingly numbered section of the Company Disclosure Letter that relates to such section or in another section of the Company Disclosure Letter to the extent it is reasonably apparent on its face that such disclosure is applicable to such section, the Company represents and warrants to Parent, Merger Sub and Merger Sub 2 that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date).
Section 3.1    Organization; Qualification. Each of the Company and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing and in good standing (where applicable or recognized) under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated. The Company and each of its Subsidiaries is duly qualified and licensed to do business and is in good standing (in jurisdictions where such concept is recognized) in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True, correct and complete copies of the Company Charter Documents, as amended through the date of this Agreement, have been made available to Parent prior to the date of this Agreement. The Company Charter Documents and the Charter Documents of each Subsidiary of the Company, in each case, are currently in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions thereof in any material respect.
Section 3.2    Capitalization; Subsidiaries.
(a)    The authorized capital stock of the Company consists of 22,813 shares of Company Common Stock, 19,960.0798401 of which are issued and outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of Company Common Stock have been issued and granted in compliance in all material respects with all applicable Laws. None of the shares of Company Common Stock were issued in violation of any Contract or any preemptive or similar rights of any Person. A true and complete list, as of the date hereof, of all Company Stockholders together with the number of shares of Company Common Stock held by each Company Stockholder is set forth on Section 3.2(a) of the Company Disclosure Letter. There are no other classes of capital stock of the Company and no bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote authorized, issued or outstanding. Consistent with Section 2.1(a)(i) and Section 2.1(a)(ii), certain outstanding shares of Company Common Stock will be Relinquished Shares.
(b)    As of the date of this Agreement, there were (i) 45.04 shares of Company Common Stock underlying outstanding Company Options, (ii) 895.981 shares of Company Common Stock underlying outstanding time-based Company RSUs held by current and former employees, (iii) 274.0682 shares of Company Common Stock underlying outstanding time-based Company RSUs held by current and former non-employee directors of the Company Board, (iv) 781.916 shares of Company Common Stock underlying outstanding performance-based Company RSUs (assuming maximum performance), and (v) 603.400 shares of Company Common Stock underlying an unallocated pool of Company RSUs that, to the extent remaining prior to the Effective Time, will automatically be allocated to certain holders of Company Equity Awards immediately prior to the Effective Time in accordance with the Company Equity Plans and the applicable award agreements. Section 3.2(b) of the Company Disclosure Letter also accurately sets forth with respect to each Company Equity Award that is outstanding, as of the date hereof: (i) the name of the holder of such Company Equity Award; (ii) the date on which such Company Equity Award was granted; (iii) if applicable, the exercise price per share of Company Common Stock purchasable under each Company Option; and (iv) whether any such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code. The Company has provided all form of award agreements for each Company Equity Award. All Company Options are held by current or former non-employee directors of the Company Board.
(c)    Except as set forth in Section 3.2(a) and Section 3.2(b), as of the date hereof, there are no (i) equity securities of any class of the Company or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding, (ii) outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company (including any voting indebtedness), (iii) outstanding or authorized stock appreciation rights, phantom stock, rights based on performance of Company Common Stock or profit participation or similar rights or obligations of the Company, or (iv) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the shares of Company Common Stock or any other equity interests of the Company to which the Company is a party or to the Company’s Knowledge, to which the Company is not a party.
(d)    All of the issued and outstanding shares of capital stock of, or other equity or voting interests or other rights (including any voting indebtedness) in, the Company’s Subsidiaries (the “Subsidiary Shares”) have been duly authorized and validly issued and are fully paid and non-assessable. All of the Subsidiary Shares are owned, directly or indirectly, of record and beneficially by the Company or its Subsidiaries, free and clear of all Liens (other than Permitted Liens). Section 3.2(d) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of the percentage interest held by the Company or other Subsidiary of the Company in, and the name and jurisdiction of incorporation or organization of, each Subsidiary of the Company.
(e)    As of the date hereof, except for the Subsidiary Shares, there are no equity securities of any class of any Subsidiary of the Company or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. As of the date hereof, there are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary of the Company. As of the date hereof, there are no outstanding or authorized stock appreciation rights, phantom stock, rights based on performance of Company Common Stock or profit participation or similar rights or obligations of any Subsidiary of the Company. As of the date hereof, there are no voting trusts, stockholder agreements, or proxies or, other than the Charter Documents of the Subsidiaries of the Company, other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Subsidiary Shares or any other equity interests of any Subsidiary of the Company.
(f)    As of the date hereof, except for the Subsidiary Shares or as disclosed in Section 3.2(f) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has any direct or indirect equity, ownership or similar interest in any Person.
Section 3.3    Authority; Validity; Board Approval.
(a)    The Company has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby, subject to the receipt of the Company Stockholder Merger Approval. The execution, delivery and performance by the Company of this Agreement or the Ancillary Agreements to which it is or will be a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation by the Company of the transactions contemplated hereby or thereby, subject to the receipt of the Company Stockholder Merger Approval. This Agreement has been, and each of the Ancillary Agreements to which it is or will be a party has been or will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement and each of the Ancillary Agreements by the other parties hereto and thereto, constitutes or when executed and delivered will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be subject to (i) applicable bankruptcy, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general principles of equity (clauses (i) and (ii), collectively, the “Enforceability Limitations”).
(b)    The Company Board at a duly held meeting has (i) determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, are advisable and in the best interests of the Company and the Company Stockholders, (ii) duly and validly authorized and approved the execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and (iii) directed that the adoption and approval of this Agreement and the transactions contemplated hereby, including the Mergers, be submitted to the Company Stockholders entitled to vote (or provide consent) thereon for consideration thereby, and (iv) recommended that all Company Stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Mergers (the “Company Board Recommendation”). None of the aforesaid actions by the Company Board has been amended, rescinded or modified, except as expressly permitted pursuant to Section 5.20(b).
Section 3.4    Company Stockholder Approvals. The Company Stockholder Merger Approval, the Steinhoff Approval and the Lender Stockholder Approval are the only votes or approvals of holders of securities of the Company that are required to effect the consummation by the Company of the Mergers and the other transactions contemplated by this Agreement and the Ancillary Agreements. The execution and delivery to the Company by Company Stockholders representing a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon, of a Company Written Consent will constitute the Company Stockholder Merger Approval. The execution and delivery to the Company by Steinhoff of the Limited Waiver will constitute the Steinhoff Approval, the Limited Waiver, executed by Steinhoff, has been delivered by Steinhoff to the Company and Parent, and the Steinhoff Approval has been obtained. The execution and delivery to the Company by the Lender Representative of the Limited Waiver will constitute the Lender Stockholder Approval, the Limited Waiver, executed by the Lender Representative, has been delivered by the Lender Representative to the Company and Parent, and the Lender Stockholder Approval has been obtained. As of immediately after the execution and delivery of this Agreement, each Lender Stockholder has delivered to the Company a Company Written Consent and together, such Company Written Consents represent at least 38.50% of outstanding shares of Company Common Stock, and Steinhoff has delivered to the Company a Company Written Consent that represents at least 50.10% of outstanding shares of Company Common Stock, and that collectively such Company Written Consents executed by Steinhoff and such Lender Stockholders, represent the Company Stockholder Merger Approval. None of the aforesaid Company Written Consents, as of immediately after the execution and delivery of this Agreement when they have been delivered, have been amended, rescinded or modified.
Section 3.5    No Conflict; Required Filings and Consents.
(a)    Subject to receipt of the Company Stockholder Merger Approval and Section 3.5(b), or as disclosed in Section 3.5(a) of the Company Disclosure Letter, the execution, delivery or performance by the Company of this Agreement or the Ancillary Agreements to which it is a party, and the consummation by the Company of the transactions contemplated hereby or thereby, including the Mergers, do not and will not (with or without notice or lapse of time or both):
(i)    conflict with or violate any provision of the Company Charter Documents or the Charter Documents of any Subsidiary of the Company;
(ii)    conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby, or exercise any remedy or obtain any relief under, any Law or Order applicable to the Company or any of its Subsidiaries or the assets or operation of the business of the Company or its Subsidiaries, except where such conflict, violation, challenge, remedy or Law or Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(iii)    violate, conflict with or result in any breach of any provision of, or loss of any benefit under, constitute a default or event that (with or without notice or lapse of time, or both) would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify, or require the Consent of, or the giving of notice to, any other Person under, any Company Material Contract or Material Real Property Lease that has a current annual base rent in excess of $500,000 to which the Company or any of its Subsidiaries is a party or is bound or to which any of the properties or assets of the Company or its Subsidiaries are subject, or any Permit affecting the properties assets or business of the Company or its Subsidiaries, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or
(iv)    result in the creation of a Lien upon any of the property or assets of the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    No Consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, including the Mergers, except for (i) compliance with and filings under the HSR Act, (ii) the filing of each of the Certificate of First Merger and the Certificate of Second Merger, in each case with the Secretary of State of Delaware, and (iii) such other Consents, approvals, Permits, Orders, filings or notices, which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.6    Financial Statements.
(a)    True, correct and complete copies of the Financial Statements have been made available to Parent and are set forth in the Company Disclosure Letter. The Financial Statements are based on the books and records of the Company and its Subsidiaries and fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the dates indicated therein and the results of the operations of the Company and its Subsidiaries for the periods covered thereby.
(b)    Each of the Financial Statements has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as set forth in Section 3.6(b) of the Company Disclosure Letter), subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments (the effect of which would not be, individually or in the aggregate, material to the Company). As of the date hereof, neither the Company nor any of its Subsidiaries maintains any “off-balance-sheet-arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.
(c)    Except as set forth in Section 3.6(c) of the Company Disclosure Letter and since the Lookback Date, the Company and its Subsidiaries have maintained a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, including policies and procedures, that (i) pertain to the maintenance of books and records reflecting its assets and liabilities so that they accurately reflect in all material respects the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that the control objectives have minimized the risk of material financial misstatement, (iii) provide reasonable assurance that all information that would reasonably be expected to have a material effect on the Financial Statements is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements, (iv) provide reasonable assurance that transactions, receipts and expenditures are being made only in accordance with authorization of management and directors of the Company and that transactions are executed with management’s authorization and accurately recorded as necessary to permit the preparation of the Financial Statements in conformity with GAAP, and (v) provide reasonable assurance that the recorded accountability for assets on the books and records of the Company and its Subsidiaries is compared with the actual levels of assets at reasonable intervals and appropriate action is taken with respect to any differences.
(d)    Except as set forth in Section 3.6(d) of the Company Disclosure Letter, as of the date hereof and since July 1, 2020 (the “Lookback Date”), neither the Company nor any of its Subsidiaries nor any director or officer of the Company or its Subsidiaries, nor to the Company’s Knowledge, any accounting personnel, auditor, or similar authorized Representative, has received any material written complaint, allegation or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation or claim that the Company or its Subsidiaries has engaged in unlawful accounting or auditing practices.
(e)    Except as set forth in Section 3.6(e) of the Company Disclosure Letter, since the Lookback Date, neither the Company’s internal accounting personnel that are responsible for preparing the financial statements of the Company or its Subsidiaries (including the Financial Statements) nor, to the Knowledge of the Company, the Company’s independent accountants, have identified a material weakness or any significant deficiency in the systems of internal controls utilized by the Company or its Subsidiaries. To the Knowledge of the Company, there has been no fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal controls of the Company or its Subsidiaries or the preparation of the financial statements of the Company or its Subsidiaries (including the Financial Statements).
Section 3.7    Absence of Certain Changes or Events.
(a)    Except for the transactions contemplated by this Agreement, since the Audited Balance Sheet Date until the date of this Agreement:
(i)    The Company and its Subsidiaries have operated in the ordinary course of business, consistent with past practice, in all material respects; and
(ii)    There has not been any Company Material Adverse Effect or any Effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Since the Audited Balance Sheet Date until the date of this Agreement, no action has been taken by the Company or any of its Subsidiaries that if taken after the date hereof would have required Parent’s consent pursuant to Section 5.1.
Section 3.8    No Undisclosed Liabilities. The Company and its Subsidiaries do not have any Liabilities of any nature whatsoever, except for Liabilities (a) as specifically disclosed, reflected or reserved against in the Audited Balance Sheet (including the notes thereto), (b) incurred in the ordinary course of business consistent with past practice since the Audited Balance Sheet Date, (c) incurred in connection with this Agreement and the transactions contemplated hereby, (d) arising in connection with the Company Material Contracts or Company Benefit Plans, in each case of this clause (d) in the ordinary course of business and not resulting from breach of contract, breach of warranty, tort, infringement or misappropriation, that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole or (e) that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.
Section 3.9    Litigation.
(a)    Except as set forth in Section 3.9(a) of the Company Disclosure Letter, as of the date hereof, there is no Proceeding pending or, to the Knowledge of the Company, threatened (i) against the Company or any of its Subsidiaries or affecting the Company’s or any of its Subsidiaries’ properties or assets that is material to the Company and its Subsidiaries, taken as a whole, or (ii) against the Company or its Subsidiaries that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
(b)    The Company is not subject to any outstanding Orders that are applicable to the Company or its Subsidiaries or assets, or operation of the business, of the Company or its Subsidiaries, in each case, that have had or are reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.10    Compliance with Laws; Permits.
(a)    The Company and each of its Subsidiaries (i) are, and since the Lookback Date have been, in compliance with all Laws or Orders applicable to the Company or its Subsidiaries or the assets, or operation of the business, of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect, and (ii) as of the date hereof, has not at any time since the Lookback Date received any notice alleging any noncompliance by the Company or any of its Subsidiaries with respect to any such Law or Order where such alleged noncompliance has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, no investigation by any Governmental Authority regarding any material violation of any such Law or Order is pending or, since the Lookback Date, to the Company’s Knowledge, been threatened.
(b)    All material Permits required for the Company and each of its Subsidiaries to conduct their business as currently conducted have been obtained by the Company and each of its Subsidiaries. Such Permits are valid and in full force and effect, and the Company and each of its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with all such Permits. As of the date hereof, no revocation, suspension, non-renewal or materially adverse modification of any such Permit is pending and, to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension or limitation of any of such Permits.
Section 3.11    Employee Benefit Plans; Labor.
(a)    Section 3.11(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each material Company Benefit Plan. The Company has made available to Parent (i) a complete, accurate and current copy of each material Company Benefit Plan, including the plan document, or with respect to any Company Benefit Plan that is not in writing, a written description of the material terms thereof; (ii) all amendments thereto; and (iii) to the extent applicable, (A) any related trust agreement or insurance contracts or other funding instrument; (B) the most recent IRS determination or opinion letter, as applicable, issued by the IRS with respect to each Company Benefit Plan that is intended to be a “qualified plan” under Section 401 of the Code; (C) the most recent summary plan description and summary of material modifications; (D) all material governmental and regulatory approvals received from any Governmental Authority; (E) for the two (2) most recent years (1) Forms 5500 (including all exhibits and attachments thereto) and (2) audited financial statements, and (F) all material correspondence with IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority regarding the operation or the administration of any Company Benefit Plan received within the two most recent completed fiscal years.
(b)    There is no Company Benefit Plan adopted, contributed to or maintained (formally or informally) for the benefit of employees or independent contractors who perform services outside of the United States.
(c)    Each of the Company Benefit Plans has been established, adopted, operated, maintained and administered in accordance with its terms and with all applicable requirements of ERISA, the Code (including Section 409A of the Code) and other applicable Laws, except as would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.
(d)    Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a timely favorable determination letter from the IRS or is a prototype plan that was at adoption, entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan and, to the Knowledge of the Company, there are no facts or circumstances, as of the date hereof, that would reasonably be expected to cause the loss of such qualification.
(e)    Except as provided in this Agreement, neither the execution or delivery by the Company of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) result in (i) an increase in the amount of severance pay upon any termination of employment or service after the date of this Agreement, (ii) an increase in the amount or value of any material benefit or any loan forgiveness or compensation otherwise payable or required to be provided to any such current or former employee, (iii) the acceleration of the time of payment, vesting or funding (through a grantor trust or otherwise) of any such benefit or compensation, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Neither the Company nor any of its Subsidiaries is a party to or has any obligation under any Company Benefit Plan or otherwise to compensate, gross-up or indemnify any person for Taxes, including those payable pursuant to Section 409A or 4999 of the Code.
(f)    Except as set forth on Section 3.11(f) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries has incurred any current or projected material liability in respect of post-employment health, medical or life insurance benefits for any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries, except as may be required under, or related to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state or local law.
(g)    No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates currently sponsors, maintains or contributes to, and none of the Company nor any of its Subsidiaries has in the past six years sponsored, maintained, contributed to or participated in or has any Liability or obligation, whether fixed or contingent, with respect to (i) any multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) any single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or Section 430 of the Code, (iii) any multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Liability under Title IV of ERISA has been imposed on the Company or its Subsidiaries by virtue of being an ERISA Affiliate of any Person.
(h)    As of the date of this Agreement, there are no pending, or, to the Knowledge of the Company, threatened Proceedings, disputes or claims (other than routine claims for benefits) against or affecting any Company Benefit Plan, by any employee or beneficiary covered under such Company Benefit Plan, as applicable, or otherwise involving such Company Benefit Plan. Except as set forth in Section 3.11(h) of the Company Disclosure Letter, with respect to any Company Benefit Plan, no administrative investigation, audit or other administrative proceeding by the DOL, the PBGC, the IRS or any other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened (including any routine requests for information from the PBGC).
(i)    Except as set forth in Section 3.11(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Labor Agreement, no such Labor Agreement is presently being negotiated, and no Labor Agreement is applicable to any employees of the Company of any of its Subsidiaries. To the Knowledge of the Company, since January 1, 2020 until the date of this Agreement, there are and have been no material labor union organizing activities or representation campaigns of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent pending or, threatened with respect to any of the employees of the Company or any of its Subsidiaries. Since January 1, 2020 through the date of this Agreement, there have not been any, and there are no, material unfair labor practice complaints, pending strikes, material work stoppages, material picketings, lockouts, material slowdowns or other similar material labor-related disputes or proceedings against or affecting the Company or its Subsidiaries.
(j)    Except as set forth in Section 3.11(j) of the Company Disclosure Letter, in the eighteen (18) months prior to the date hereof, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar applicable law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a “mass layoff” or collective dismissal (as defined in WARN, or any similar applicable law) affecting any site of employment or facility of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state, local or foreign Law that remains unsatisfied.
(k)    Except as set forth in Section 3.11(k) of the Company Disclosure Letter, as of the date hereof, the Company and its Subsidiaries are and since January 1, 2020 have been, in compliance with all applicable Laws respecting or relating to recruitment, labor, employment and employment practices, independent contractors, and agency and other workers, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, prevailing wages, collective bargaining, unemployment compensation, worker’s compensation, child labor, immigration, employment discrimination (including equal employment opportunity, age and disability discrimination), harassment (including sexual harassment), immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation with respect to group health plans, retaliation, the Fair Labor Standards Act of 1938 and applicable state and local wage and hour Laws; classification of employees, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where failure to comply has not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 3.12    Taxes.
(a)    All income and other material Tax Returns required to be filed under applicable Law by the Company and its Subsidiaries (or in which the Company or its Subsidiaries are required to be included) have been timely filed (taking into account any extensions of time to file such Tax Returns). All such Tax Returns are true, correct, and complete in all material respects. All income and other material Taxes (whether or not reflected on such Tax Returns) required to be paid under applicable Law by the Company and its Subsidiaries have been timely paid in full.
(b)    As of the date hereof, no claim has ever been made by a Governmental Authority in any jurisdiction where the Company or any of its Subsidiaries does not file a type of Tax Return that the Company or any such Subsidiary (as applicable) is required to file such type of Tax Return in such jurisdiction, which claim has not been fully resolved.
(c)    Except for Permitted Liens, there are no material Liens on the assets of the Company or its Subsidiaries.
(d)    Each of the Company and its Subsidiaries have, in accordance with all Tax withholding, employment, social security, and other similar provisions of applicable Law, (i) timely and properly withheld and paid all material amounts of Taxes required to be withheld and paid and (ii) complied in all material respects with all material reporting requirements (including maintenance of required records with respect thereto) with respect to such payments.
(e)    As of the date hereof, no Governmental Authority has raised a written dispute or made a written claim in relation to any liability for a material amount of Taxes of the Company or any of its Subsidiaries, other than a claim for a deficiency for Taxes that has been resolved and paid in full.
(f)    No audit or other examination of any material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination that has not been completely resolved.
(g)    Neither the Company nor any of its Subsidiaries has (i) waived any statute of limitations (and no request for any such waiver or consent is pending) with respect to material Taxes; (ii) agreed to any extension of the period for assessment or collection of any material Taxes or deficiencies against the Company or any of its Subsidiaries or (iii) executed or filed any power of attorney with respect to Taxes (other than any powers of attorney that are no longer in force or are in respect of Tax Returns for which the applicable statute of limitations has expired). Neither the Company nor any of its Subsidiaries has requested an extension of time within which to file any material Tax Return in respect of any fiscal year (except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which has not since been filed.
(h)    Neither the Company nor any of its Subsidiaries “participates” or has “participated” in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011‑4(b) or any similar provision of applicable Law.
(i)    Neither the Company nor any of its Subsidiaries (i) has any liability for any Tax of any Person other than the Company or its Subsidiaries, including under Treasury Regulations Section 1.1502‑6 (or any similar provision of state, local or non-U.S. Law), as transferee or successor, or otherwise as a matter of Law, (ii) has been a member of an affiliated group filing consolidated income or franchise Tax Returns (except for the group of which the Company or such Subsidiary is the common parent) for federal, state or foreign Tax purposes or (iii) has been a party to a Tax sharing, indemnification or allocation agreement (other than in respect of commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes, which, for the avoidance of doubt, includes real property leases and credit agreements).
(j)    The Financial Statements adequately reflect (in accordance with GAAP) the accrual of the Tax liability of the Company and its Subsidiaries with respect to material amounts of Taxes that are not yet due or payable.
(k)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made prior to the Closing, (ii) any prepaid amount received prior to the Closing, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of Law) entered into prior to the Closing, (iv) any “gain recognition agreement” or “domestic use election” (or analogous concepts under Law), (v) a change in the method of accounting occurring prior to the Closing (including an adjustment under Section 481 of the Code), (vi) any use of an improper method of accounting occurring prior to the Closing or (vii) any election under Section 965(h) of the Code (or other similar item under state, local or non-U.S. Law).
(l)    The Company has not deferred any payment of material Taxes otherwise due (including through any automatic extension or other grant of relief provided by any Law, order, directive, or guidelines relating to Taxes enacted, issued or adopted by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act), other than such Taxes which have been timely repaid in full.
(m)    The Company has not received any letter ruling from the IRS (or any comparable ruling from any other Governmental Authority) that would impact the Company, the Company’s Subsidiaries or the Surviving Corporation after the Closing.
(n)    Within the last two years, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.
(o)    The Company is not and has not in the last five years been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code (a “USRPHC”).
(p)    Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 482 of the Code (or any corresponding or similar provision of Law) with respect to the business of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from the IRS or other relevant Governmental Authority proposing any such adjustment or change.
(q)    The Company and each of its Subsidiaries are in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which the Company or such Subsidiary, as the case may be, does business.
(r)    Section 3.12(r) of the Company Disclosure Letter includes a list of the U.S. federal Tax status of the Company and each of its Subsidiaries as of the date hereof, and indicates all entities for which an election has been made under Treasury Regulations Section 301.7701-3 and the effective date of such election.
(s)    In connection with certain dividends paid by the Company in 2021, the Company has filed with the IRS a request for relief for late filing under Revenue Procedure 2008-27 that is correct and complete in all material respects, including an explanation establishing that the Company’s failure to timely provide notice to the IRS that the Company was not a USRPHC at the time such dividends were paid (as required by Treasury Regulations Section 1.897-2(h)), was due to reasonable cause (such filing, the “2021 FIRPTA Filing”).
Notwithstanding anything to the contrary in this Agreement, other than the representations and warranties set forth in Section 3.11 (to the extent relating to Tax matters), this Section 3.12 constitutes the sole and exclusive representations and warranties of the Company and its Subsidiaries relating to Tax matters. No representation or warranty is made in this Agreement with respect to the existence, amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax attribute (including methods of accounting) or with respect to any Tax period or portion thereof beginning after the Closing Date.
Section 3.13    Material Contracts.
(a)    Section 3.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party or by which it or its assets, rights or properties are bound, that:
(i)    is a Contract or a purchase order to which the Company and its Subsidiaries were, or are, entitled to receive or expected to pay more than $10 million in the aggregate in the past 12 months, or over the next 12 months;
(ii)    is a Contract with (x) a Material Supplier or (y) any other supplier of the Company or its Subsidiaries that is not terminable for convenience by the Company without any expense, payment or reimbursement obligation by the Company or its Subsidiaries, on 90 days’ notice or less and under which payments by the Company or any of its Subsidiaries were made or are expected to be made in excess of $5 million in the aggregate in any 12 month period;
(iii)    (A) is a material Contract with a Company Related Party if such Company Related Party is a natural person, or (B) is a Contract with a Company Related Party if such Company Related Party is not a natural person;
(iv)    is a Contract providing for the establishment or operation of a partnership, strategic alliance, joint venture or similar arrangement that is material to the Company or its Subsidiaries;
(v)    is a Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness, in each case in excess of $10 million;
(vi)    is a Contract that restricts the payment of dividends or distributions in respect of the equity interests of the Company or any of its Subsidiaries or restricts the pledging of equity interests of the Company or any of its Subsidiaries;
(vii)    is a Contract with respect to any hedging, swap, derivative, ISDA or similar Contract;
(viii)    is a Contract that limits in any material respect the right of the Company or any of its Subsidiaries (or Parent or any of its Affiliates after the Effective Time) (A) to compete in any line of business, with any Person, in any geographic area or during any period of time, or (B) solicit any employees, consultants, contractors or agents of any Person for employment;
(ix)    is a Contract relating to the acquisition or disposition of any assets outside the ordinary course of business or inconsistent with past practice or any business, material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets, consolidation or otherwise), in each case with a value in excess of $5 million and which acquisition or disposition has not yet been consummated as of the date hereof (or if consummated as of the date hereof, under which the Company or its Subsidiaries maintain any material obligations thereunder);
(x)    is a Contract that (A) provides exclusivity rights for the benefit of a third party, (B) includes “most favored nation” rights or any similar term that provides preferential pricing treatment in favor of a third party, (C) provides for a minimum purchase obligation in excess of $5 million in the aggregate for past 12 months or over the next 12 months, or (D) requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from any other Person or contains “take or pay” or other similar provisions;
(xi)    is a Contract that contains any provisions requiring the Company or any of its Subsidiaries to indemnify or assume any Liability of any other Person, that would be material to the Company and its Subsidiaries, taken as a whole, other than customary indemnification provisions in agreements entered into in the ordinary course of business;
(xii)    is a Contract for any lease of personal property or other Contract related to the ownership of, leasing of, or other interest in, any personal property, in each case with annual lease payments in excess of $10 million;
(xiii)    is a Contract relating to future capital expenditures and involving future payments in excess of $5 million;
(xiv)    is a Contract pursuant to which the Company or any of its Subsidiaries (A) grants a third party a material license or any material right in or to any Owned Intellectual Property Rights (including through covenants not to sue, non-assertion provisions or releases), other than non-exclusive licenses granted in the ordinary course of business consistent with past practice to manufacturers or distributors for their provision of manufacturing or distribution services to the Company or any of its Subsidiaries or (B) receives a license or any right in or to any material third party Intellectual Property Rights (including through covenants not to sue, non-assertion provisions or releases), other than non-exclusive licenses for commercially available, non-customized, “off-the-shelf” software in object code form with total annual fees of $250,000 or less;
(xv)    is a material Contract for any (A) dealer, distribution, joint marketing, joint venture, partnership, strategic alliance, affiliate or development agreement (including development of Intellectual Property Rights by, with or for the Company or its Subsidiaries) or (B) outsourcing arrangement (including any distribution Contracts pursuant to which any third party is entitled or obligated to develop or distribute any products or provide any services on behalf of the Company or pursuant to which the Company or its Subsidiaries is entitled or obligated to develop or distribute any products or provide any services on behalf of any third party), in each case, other than (w) the Company’s standard form agreements or partner program agreements entered into in the ordinary course of business consistent with past practice, (x) any agreement with a value of less than $10 million over its term, or (y) any Contract between or among (1) the Company and its wholly owned Subsidiaries or (2) wholly owned Subsidiaries of the Company;
(xvi)    is a material Contract, resolution or settlement providing for the resolution or settlement of any actual or threatened Proceeding against the Company or any of its Subsidiaries with a value in excess of $5 million or that provides for any injunctive relief or other non-monetary relief or any restriction on use, licensing or registration of any material Intellectual Property Rights, including co-existence agreements;
(xvii)    is a Contract that is currently in effect or is outstanding pursuant to which the Company is subject to material ongoing obligations, and to which a Governmental Authority is a party (including any settlement, conciliation or similar arrangement); or
(xviii)    is a Contract relating to grants or other forms of assistance of greater than $50,000 in any individual instance received by the Company or any of its Subsidiaries since the Lookback Date from any Governmental Authority.
(b)    True complete and correct copies of each Company Material Contract in effect as of the date of this Agreement (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder) have been made available to Parent prior to the date of this Agreement; provided, however, that any such copy containing competitively sensitive information has been made available only to members of a restricted clean team in accordance with applicable Law. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, as of the date hereof, (i) each Company Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company or its Subsidiaries and, to the Company’s Knowledge, any other party thereto in accordance with its terms, subject to the Enforceability Limitations (except with respect to any Company Material Contract that has expired in accordance with its terms), and (ii) neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any Company Material Contract is in breach of or default under, or provided or received any written notice of any intention to terminate any Company Material Contract.
Section 3.14    Intellectual Property.
(a)    Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all (i) issued, filed or applied-for (A) Patents, (B) Trademarks, (C) domain names and material social media identifiers and accounts and (D) Copyrights that constitute Owned Intellectual Property Rights ((A)-(D), collectively, the “Registered Owned Intellectual Property Rights”), including for each item of Registered Owned Intellectual Property Rights other than domain names, the record owner, the jurisdiction, and registration and/or application number and (ii) material unregistered Trademarks and material Software, the rights to which are included in Owned Intellectual Property Rights (such Software, the “Company Software”).
(b)    With respect to each item of material Registered Owned Intellectual Property Rights (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world for the purposes of maintaining or renewing such Intellectual Property Rights and recording and perfecting the Company’s or its Subsidiaries’ ownership therein and (ii) each such item is subsisting, and, to the Knowledge of the Company, valid and enforceable (except for pending applications of any of the foregoing). As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Company, threatened in writing (including any cancellation, revocation, opposition or nullity proceedings) against the Company or any of its Subsidiaries concerning the ownership, validity, registrability or enforceability of any Registered Owned Intellectual Property Rights, that is material to the Company and its Subsidiaries, taken as a whole.
(c)    Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, since the Lookback Date, neither the Company nor any Subsidiary thereof has misrepresented, or failed to disclose, any facts or circumstances in any application for any Registered Owned Intellectual Property Rights or in the prosecution of such application that would constitute fraud or a misrepresentation with respect to such application.
(d)    The Company and its Subsidiaries solely and exclusively own all the Intellectual Property Rights listed on Section 3.14(a) of the Company Disclosure Letter and all other material Owned Intellectual Property Rights, free and clear of all Liens (other than Permitted Liens).
(e)    The Company and its Subsidiaries own, or have a valid license to use in the manner currently used, all material Intellectual Property Rights that are used in or necessary for the respective businesses of the Company and its Subsidiaries.
(f)    (i) Neither the Company and its Subsidiaries nor the conduct of their respective businesses or any of their products or services has, since the Lookback Date, infringed upon, misappropriated or otherwise violated, or is infringing upon, misappropriating or otherwise violating, any Intellectual Property Rights of any Person (provided that, solely with respect to patents, the foregoing representation is made to the Knowledge of the Company), (ii) as of the date hereof, there is no Proceeding pending or, to the Knowledge of the Company, threatened and, since the Lookback Date, there was no notice received by the Company or its Subsidiaries (including invitations to license, cease-and-desist or indemnity claims) asserting any such infringement, misappropriation or other violation, (iii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property Rights and, (iv) as of the date hereof, there are no Proceedings pending or asserted by the Company against another Person alleging infringement, misappropriation or other violation of any Owned Intellectual Property Rights, and since the Lookback Date, there have been no claims asserted by the Company against another Person alleging infringement, misappropriation or other violation of any Owned Intellectual Property Rights, or contesting the ownership, validity, registrability or enforceability of any Intellectual Property Rights owned by such Person, except in the case of (i)-(iv) as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.
(g)    All Persons who have contributed to, developed or conceived any material Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries, or otherwise within the scope of their employment or engagement with the Company or any of its Subsidiaries, have done so pursuant to an agreement that validly assigns to the Company or any of its Subsidiaries all right, title, and interest of such Person in all such Intellectual Property Rights, to the extent that such Intellectual Property Rights do not initially vest in the Company or such Subsidiary by operation of Law.
(h)    The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality, secrecy and value of the material Trade Secrets included in the Owned Intellectual Property Rights, and, to the Knowledge of the Company, there has been no breach of any such confidentiality nor any other loss, misappropriation or misuse of any such Trade Secrets.
(i)    The Company and its Subsidiaries have not used any Open Source Software in any manner that would, with respect to any material Company Software (including the proprietary source code to any Company products), (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, or (iii) impose any restriction on the consideration to be charged for the licensing or distribution thereof (collectively, the “Viral Requirements”). The Company and its Subsidiaries are in compliance in all material respects with all obligations under any Company Material Contract pursuant to which the Company or any of its Subsidiaries has obtained the right to use any third-party Software, and under all Open Source Software licenses.
(j)    The Company and its Subsidiaries have not disclosed any source code of material Company Software, other than to authorized employees, service providers or contractors of the Company or any of its Subsidiaries bound by reasonable confidentiality and use restrictions relating to such source code. Neither the Company nor any of its Subsidiaries is a party to any source code escrow agreement or other agreement requiring the deposit, licensing or other provision of source code of any material Company Software.
Section 3.14    Data Privacy and Cybersecurity.
(a)    (i) The Company and its Subsidiaries are and, since the Lookback Date, have been in material compliance with all applicable Privacy Laws, applicable binding industry standards (including PCI DSS) and the Company’s and its Subsidiaries’ publicly posted privacy policies and material contractual commitments relating to the Processing of Personal Information (collectively, together with such Privacy Laws, “Privacy Requirements”); and (ii) the Company and its Subsidiaries have posted a privacy policy for each online site and mobile application operated by or controlled by the Company or any such Subsidiary, in each case, that complies with all applicable Privacy Laws and accurately reflects their practices concerning the Processing of Personal Information in all material respects.
(b)    As of the date hereof and since the Lookback Date, there have been no claims, whether from a Governmental Authority or any other Person, received by, nor Proceedings or investigations pending or, to the Knowledge of the Company, threatened by any Governmental Authority or any other Person against, the Company or its Subsidiaries, in each case, with respect to the Processing of Personal Information (other than individual data subject requests received in the ordinary course of business) that is material to the Company and its Subsidiaries, taken as a whole.
(c)    The Company and its Subsidiaries since the Lookback Date, have (i) taken commercially reasonable measures to protect the integrity, physical and electronic security and continuous operation of the IT Assets owned or Controlled by the Company and its Subsidiaries and to protect the data (including Personal Information and Trade Secrets) stored thereon or Processed thereby against unauthorized access, theft, disclosure, misuse or loss (including implementing and maintaining organizational, physical and technical measures materially compliant with all applicable Privacy Requirements) and (ii) implemented and maintained commercially reasonable disaster recovery plans, procedures, backup equipment and facilities of a scope consistent with customary industry practice and materially compliant with all applicable Privacy Requirements, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company or its Subsidiaries.
(d)    (i) The IT Assets (A) are in good working order and condition and are sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted, (B) are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access, disablement or erasure or otherwise adversely affect the functionality of the IT Assets and (C) have since the Lookback Date, not materially malfunctioned or failed, (ii) there has since the Lookback Date, been no misuse, intrusion or breach of the IT Assets or any loss, theft, or unauthorized or unlawful corruption, access to or Processing, or the rendering unavailable or inaccessible (including through a ransomware attack) of data (including Personal Information or Trade Secrets) Processed by or on behalf of the Company or its Subsidiaries (collectively, “Security Incidents”), (iii) since the Lookback Date, the Company and its Subsidiaries have addressed all “critical”, “high” and any other material risks, threats and deficiencies identified in any cybersecurity or information security risk audit or penetration testing carried out by or on behalf of the Company or its Subsidiaries and (iv) no disclosure of any Security Incidents since the Lookback Date, has been or was legally required to have been made by the Company or its Subsidiaries under any applicable Privacy Requirements to any Person, except in the case of (i), (ii), (iii) and (iv) as would not reasonably be expected, individually or in the aggregate, to be material to the Company or its Subsidiaries.
Section 3.16    Real Property.
(a)    Section 3.16(a) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of the location and address for each Company Owned Real Property. None of the Company Owned Real Property is material to the business of the Company and its Subsidiaries, taken as a whole.
(b)    Section 3.16(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of the location and address of all Company Leased Real Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) each Real Property Lease is in full force and effect and is a valid and binding agreement enforceable against the Company or its Subsidiaries and, to the Company’s Knowledge, any other party thereto in accordance with its terms, subject to the Enforceability Limitations and (ii) neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any Real Property Lease is in breach of or default under, or has provided or received any written notice of any breach or default under or intention to terminate any Real Property Lease.
(c)    True, correct and complete copies of each Material Real Property Lease in effect as of the date of this Agreement (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder) have been made available to Parent prior to the date of this Agreement.
(d)    Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries has leased, subleased or otherwise granted to any Person the right to use or occupy all or any portion of the real property subject to any Material Real Property Lease; (ii) the Company Leased Real Property comprises all of the material real property used or occupied by the Company or its Subsidiaries as of the date hereof; and (iii) to the Knowledge of the Company, there are no pending or threatened expropriation, condemnation, eminent domain or similar proceedings pending or threatened with regard to the Company Real Property. Neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest, other than Permitted Liens, in the Company Real Property which is still in effect.
Section 3.17    Title; Condition and Sufficiency of Assets.
(a)    Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole:
(i)    the Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all Company Real Property and personal property and other assets reflected in the Audited Balance Sheet or acquired after the Audited Balance Sheet Date, free and clear of all Liens other than Permitted Liens, except for properties and assets sold or otherwise disposed of in the ordinary course of business since the Audited Balance Sheet Date; and
(ii)    the Company Real Property and the tangible personal property of the Company or its Subsidiaries are in good operating condition (and, with respect to Company Real Property, structurally sound), subject to normal wear and tear, and are adequate for the uses to which they are being put.
(b)    The properties, assets and rights of the Company and its Subsidiaries include all properties, assets and rights necessary and sufficient for the continued conduct of the business of the Company and its Subsidiaries immediately following the Closing in substantially the same manner in all material respects as conducted as of the date hereof.
Section 3.18    Environmental. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:
(a)    the Company and its Subsidiaries are and for the last three years, have been in compliance with all applicable Environmental Laws, including the possession of and compliance with all Permits required by applicable Environmental Law;
(b)    As of the date hereof, (i) there is no Proceeding or Order pending or, to the Knowledge of the Company, threatened under any Environmental Law against the Company or any of its Subsidiaries and (ii) none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective predecessors has received for the last three years any written notice or request for information alleging that the Company or any of its Subsidiaries has been or is in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved; and
(c)    As of the date hereof, there have been no actual or, to the Knowledge of the Company, threatened Releases of Hazardous Materials by the Company or any of its Subsidiaries or any other Person at, on, from, off or underneath any Company Real Property or, to the Knowledge of the Company, any real property formerly owned, operated or leased by the Company or any of its Subsidiaries that would reasonably be expected to result in a requirement for investigation, notification or remediation by or liability of the Company or any of its Subsidiaries under applicable Environmental Law; and
(d)    The Company has delivered to, or has otherwise made available for inspection by Parent, all material Phase I or Phase II environmental reports and similar material environmental assessments, audits and reports in the possession of the Company or any Subsidiary of the Company.
Section 3.19    Anti-Corruption and Sanctions Laws.
(a)    In the last eight years, none of the Company or its Subsidiaries, any director, officer or employee of the Company or its Subsidiaries, nor, to the Knowledge of the Company, any of their respective other Representatives, (in each case, in connection with the business activities of the Company or any of its Subsidiaries) has violated, conspired to violate or aided and abetted the violation of the FCPA or any other applicable anti-corruption or anti-bribery Law (collectively, the “Anti-Corruption Laws”).
(b)    Neither the Company nor any of its Subsidiaries (i) to the Knowledge of the Company, is under investigation for any violation of the Anti‑Corruption Laws by any Governmental Authority, or (ii) has in the last five years received written notice from any Governmental Authority regarding any violation of, or failure to comply with, any Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees is a Sanctioned Person. Neither the Company nor any of its Subsidiaries has in the past five years made a material violation of any applicable Sanctions, Ex-Im Laws, or anti-money laundering Laws (“AML Laws”).
Section 3.20    Insurance. Section 3.20 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all insurance policies and coverage (including self-insurance programs) maintained by the Company and its Subsidiaries (the “Policies”). Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and its Subsidiaries have paid, or caused to be paid, all premiums due under all Policies, and all Policies are in full force and effect, (b) none of the Company or any of its Subsidiaries has received any notice of cancellation or non-renewal with respect to any such Policies, and (c) there is no existing breach, default or event which, with or without notice or lapse of time or both, would constitute a material breach or material default or permit termination or modification of any such Policies.
Section 3.21    Takeover Statutes. No Takeover Statute or anti-takeover provision in the Company Charter Documents is, or at the Effective Time will be, applicable to the Company, this Agreement, the Mergers or any of the transactions contemplated hereby.
Section 3.22    Related Party Transactions. Except as set forth in Section 3.22 of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any agreement with, or involving, the making of any material payment or transfer of assets to, any Company Related Party (other than in its capacity as an officer or employee of the Company or any of its Subsidiaries with a level below Vice President), and no Company Related Party (a) owns any material assets, properties or rights, tangible or intangible, used in any business of the Company or its Subsidiaries, (b) provides material goods or services to (other than in its capacity as an officer or employee of the Company or any of its Subsidiaries with a level below Vice President), or receives goods or services from the Company or any of its Subsidiaries, (c) owes any Indebtedness to, or is owed any Indebtedness by, the Company or any of its Subsidiaries, or (d) has engaged in any material non‑ordinary course transaction with the Company or any of its Subsidiaries since the Lookback Date.
Section 3.23    Brokers. No investment banker, broker, agent, finder or other similar Person, other than as identified on Section 3.23 of the Company Disclosure Letter, is entitled to any investment banking, brokerage, finder’s financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or Affiliates. The Company has made available to Parent true and complete copies of the engagement letter(s) with each Person listed on Section 3.23 of the Company Disclosure Letter that includes all fees payable to such Person.
Section 3.24    Suppliers. Section 3.24 of the Company Disclosure Letter sets forth a true, correct and complete list (excluding Parent and any of its Affiliates) of the 10 largest third-party vendors, suppliers or service providers of the Company and its Subsidiaries, taken as a whole (measured by dollar value of aggregate expenditures) (the “Material Suppliers”), in each case, for the 12 months ended as of December 27, 2022. As of the date hereof, and except as would not reasonably be material to the Company and its Subsidiaries, taken as a whole, no Material Supplier (i) has threatened in writing to cancel or otherwise terminate the relationship of such Material Supplier, or (ii) has modified or decreased in any material respect (or, to the Knowledge of the Company, threatened to modify or decrease in any material respect) its services or supplies to the Company and its Subsidiaries.
Section 3.25    Inventory. The inventory of the Company and its Subsidiaries (a) is current and consists of a quality and quantity usable and saleable in the ordinary course of business, consistent with past practice, (b) is not excessive, but is reasonable in the present circumstances of the Company, (c) is owned by the Company and its Subsidiaries free and clear of all Liens, except Permitted Liens, and (d) to the Knowledge of the Company, meets applicable manufacturing specifications and is free of defects, except, in each case of clauses (a) through (d), as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.
Section 3.26    Compliance with Regulation D. The Company is aware that the Parent Common Stock to be issued pursuant to the transactions contemplated hereby will constitute “restricted securities” within the meaning of Securities Act. At no time was any holder of Company Common Stock, Company Options, or Company RSUs solicited by means of general advertising or general solicitation in connection with this Agreement or the transactions contemplated hereby.
Section 3.27    Trade and Other Receivables. All trade & other receivables of the Company and its Subsidiaries arising in the ordinary course of business as of the Audited Balance Sheet Date are reflected properly in all material respects in the Financial Statements or the accounting records of the Company and its Subsidiaries and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Such trade & other receivables were, as of the Audited Balance Sheet Date, current and collectible, net of the respective reserve set forth in the corresponding line items of the Financial Statements or the accounting records of the Company and its Subsidiaries as of the Audited Balance Sheet Date. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such account receivable.
Section 3.28    Trade Payables.
(a)    All trade payable and notes payable by the Company and its Subsidiaries to third parties reflected on the Financial Statements and arising after the Audited Balance Sheet Date have arisen from the purchase of goods and services in the ordinary course of business, and accurately reflect, in all material respects, all amounts owed by the Company and its Subsidiaries with respect to trade accounts due and other payables as of the Audited Balance Sheet Date.
(b)    The charges, accruals and reserves on the books of the business in respect of the trade & other receivables and trade payables as of the date thereof were calculated in a manner consistent with GAAP.
Section 3.29    No Other Representations and Warranties; Non-Reliance. Except for the representations and warranties contained in Article IV and the certificate delivered pursuant to Section 6.3(d), the Company acknowledges and agrees that (a) none of Parent, Merger Sub, Merger Sub 2 or any other Person on behalf of Parent, Merger Sub or Merger Sub 2 makes any other express or implied representation or warranty (i) whatsoever and (ii) specifically (but without limiting the generality of the forgoing) with respect to Parent, Merger Sub or Merger Sub 2, or Parent’s business, assets or liabilities, or any representation or warranty relating to current or future financial condition projections, forecasts, results of operations, cash flows, any implied warranties of merchantability, suitability, fitness, for a particular purpose, title, enforceability or non-infringement, or with respect to any other information provided to the Company with respect to Parent, Merger Sub or Merger Sub 2, and the Company has not relied upon any such other representation or warranty other than those expressly set forth in Article IV or the certificate delivered pursuant to Section 6.3(d), and (b) other than the representations and warranties set forth in Article IV or the certificate delivered pursuant to Section 6.3(d), neither the Company nor any other Person on its behalf is relying on any other representation or warranty of Parent or any other Person on its behalf, whether express, implied or statutory, and none of Parent, Merger Sub, Merger Sub 2 nor any Person on behalf of Parent, Merger Sub or Merger Sub 2 shall have any liability to the Company or any other Person for any information provided to the Company or its Representatives relating to the business of Parent, including any materials made available to the Company or its financial and legal advisors or other Representatives in connection with the Company’s due diligence review, due diligence discussions or in any other form.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER SUB 2
Except as set forth in (i) the Parent SEC Documents filed or furnished by Parent with the SEC after January 1, 2021 and publicly available prior to the date hereof (but excluding any risk factor disclosure contained under the heading “Risk Factors” or in any “forward-looking statements” legend) or (ii) the correspondingly numbered section of the Parent Disclosure Letter that relates to such section or in another section of the Parent Disclosure Letter to the extent it is reasonably apparent on its face that such disclosure is applicable to such section, Parent, Merger Sub and Merger Sub 2 each represents and warrants to the Company that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date).
Section 4.1    Organization; Qualification. Each of Parent and Merger Sub is a corporation and Merger Sub 2 is a limited liability company, in each case duly organized, validly existing and in good standing (where applicable or recognized) under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has all requisite corporate or limited liability company, as applicable, power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated. Each of Parent, Merger Sub and Merger Sub 2 is duly qualified and licensed to do business and is in good standing (in jurisdictions where such concept is recognized) in each jurisdiction in which the operation of its business as its as currently conducted makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent Organizational Documents are currently in full force and effect, and none of Parent, Merger Sub or Merger Sub 2 is in violation of any of the provisions thereof in any material respect.
Section 4.2    Capitalization.
(a)    As of May 8, 2023 (the “Parent Capitalization Date”), the authorized capital stock of Parent consisted of (i) 500,000,000 shares of Parent Common Stock, 172,070,370 of which were issued and outstanding and 111,691,128 of which were held in treasury, (ii) 13,326,584 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Equity Awards and (iii) no shares of preferred stock were issued or outstanding or held in treasury. There are no other classes of capital stock of Parent and no bonds, debentures, notes or other Indebtedness or securities of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Parent may vote authorized, issued or outstanding.
(b)    Except for the Parent Equity Awards or as set forth in Section 4.2(a), as of the Parent Capitalization Date, there are no (i) equity securities of any class of Parent, Merger Sub or Merger Sub 2 or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding, (ii) outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of Parent, Merger Sub or Merger Sub 2 or obligating Parent, Merger Sub or Merger Sub 2 to issue or sell any shares of capital stock of, or any other interest in, Parent, Merger Sub or Merger Sub 2, (iii) outstanding or authorized stock appreciation rights, phantom stock, rights based on performance of Parent Common Stock or profit participation or similar rights or obligations of Parent, Merger Sub or Merger Sub 2 or (iv) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Parent Common Stock or any other equity interests of Parent, Merger Sub or Merger Sub 2 to which Parent is a party.
(c)    All of the issued and outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which will be issued as contemplated by this Agreement will be, when issued, voting, duly authorized and validly issued, fully paid, and nonassessable. All of the outstanding shares of Parent Common Stock have been issued and granted, and all shares of Parent Common Stock which may be issued as contemplated or permitted by this Agreement will be, when issued and granted, in compliance in all material respects with all applicable securities Laws. None of the shares of Parent Common Stock which will be issued as contemplated by this Agreement, will be, when issued, in violation of any Contract or any preemptive or similar rights of any Person.
Section 4.3    Ownership and Operations of Merger Sub and Merger Sub 2.
(a)    All of the issued and outstanding capital stock of Merger Sub is owned by Parent. Except for obligations incurred in connection with its incorporation or organization and the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity or entered into any agreement or arrangement with any Person other than this Agreement.
(b)    All of the issued and outstanding ownership interests of Merger Sub 2 are owned by Parent. Except for obligations incurred in connection with its formation or organization and the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub 2 has neither incurred any obligation or liability nor engaged in any business or activity or entered into any agreement or arrangement with any Person other than this Agreement.
Section 4.4    Authority; Validity; Board Approval.
(a)    Each of Parent, Merger Sub and Merger Sub 2 has all requisite corporate or limited liability company, as applicable, power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent, Merger Sub and Merger Sub 2 of this Agreement or the Ancillary Agreements to which it is or will be a party, and the consummation by each of Parent, Merger Sub and Merger Sub 2 of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate or limited liability company, as applicable, action of Parent, Merger Sub or Merger Sub 2 and no other corporate or limited liability company, as applicable, proceedings on the part of Parent, Merger Sub or Merger Sub 2 are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation by each of Parent, Merger Sub and Merger Sub 2 of the transactions contemplated hereby or thereby. This Agreement has been, and each of the Ancillary Agreements to which it is or will be a party has been or will be, duly and validly executed and delivered by Parent, Merger Sub and Merger Sub 2, as applicable, and, assuming due authorization, execution and delivery of this Agreement and each of the Ancillary Agreements by the other parties hereto and thereto, constitutes or, when executed and delivered, will constitute a legal, valid and binding obligation of Parent, Merger Sub and Merger Sub 2, as applicable, enforceable against Parent, Merger Sub and Merger Sub 2, as applicable, in accordance with its terms, except as such enforcement may be subject to the Enforceability Limitations.
(b)    The Parent Board at a duly held meeting has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and its stockholders and (ii) duly and validly authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein.
(c)    The Merger Sub Board at a duly held meeting has unanimously (i) determined that this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, and (ii) duly and validly authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein. Parent, in its capacity as the sole stockholder of Merger Sub, has approved and adopted this Agreement. Parent, in its capacity as the sole member of Merger Sub 2, has approved and adopted this Agreement.
Section 4.5    No Conflict; Required Filings and Consents.
(a)    Subject to Section 4.5(b), the execution, delivery or performance by Parent, Merger Sub and Merger Sub 2 of this Agreement or the Ancillary Agreements to which it is a party, and the consummation by Parent, Merger Sub and Merger Sub 2 of the transactions contemplated hereby or thereby, do not and will not (with or without notice or lapse of time or both):
(i)    conflict with or violate any provision of the Parent Organizational Documents or the Charter Documents of Merger Sub or Merger Sub 2;
(ii)    conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby, or exercise any remedy or obtain any relief under, any Law or Order applicable to Parent, Merger Sub or Merger Sub 2, except where such conflict, violation, challenge, remedy or Law or Order would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;
(iii)    violate, conflict with or result in any breach of any provision of, or loss of any benefit under, constitute a default or event that (with or without notice or lapse of time, or both) would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify, or require the Consent of, or the giving of notice to, any other Person under, any Contract to which Parent or any of its Subsidiaries is a party or is bound or to which any of the properties or assets of Parent or its Subsidiaries are subject, or any Permit affecting the properties assets or business of Parent or its Subsidiaries, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or
(iv)    result in the creation of a Lien (other than Permitted Liens) upon any of the property or assets of Parent or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    No Consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent, Merger Sub or Merger Sub 2 in connection with the execution and delivery of this Agreement or any Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby except for (i) compliance with and filings under the HSR Act, (ii) the filing of each of the Certificate of First Merger and the Certificate of Second Merger, in each case with the Secretary of State of Delaware, (iii) the filing of the Resale Registration Statement, and the declaration of the effectiveness of the Resale Registration Statement under the Securities Act, (iv) such other filings as may be required under the Securities Act or the Exchange Act, (v) such filings and approvals as may be required to be made or obtained under state “blue sky” Laws or applicable securities Laws or the rules and regulations of the NYSE or (vi) such other Consents, approvals, Permits, Orders, filings or notices, which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.6    SEC Reports, Financial Statements, Undisclosed Liabilities.
(a)    Parent has timely filed or furnished each form, report, schedule, registration statement, definitive proxy statement and other document required to be filed or furnished by Parent pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2022 (as such documents have since the time of their filing been amended, modified or supplemented prior to the date hereof, the “Parent SEC Reports”). As of their respective dates, after giving effect to any amendments, modifications, or supplements thereto made prior to the date hereof, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, Sarbanes-Oxley Act of 2002, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Reports.
(b)    The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the “Parent SEC Financial Statements”) (i) when filed or furnished complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Parent SEC Report, and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of their operations, cash flows and changes in stockholders’ equity of Parent and its consolidated Subsidiaries, taken as a whole, as of the dates and for the periods therein in accordance with GAAP applied on a consistent basis during the period involved (subject, in the case of the interim financial statements, to normal year-end adjustments and the absence of notes and except as may be indicated in the notes thereto or as permitted by the SEC).
(c)    Parent maintains a system of internal control over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting. Parent maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) designed to provide reasonable assurance that material information required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure.
(d)    There are no Liabilities of Parent and its Subsidiaries of any nature that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of Parent, other than Liabilities: (i) set forth in Parent’s consolidated balance sheet (or the notes thereto) as of December 31, 2022 included in the Parent SEC Financial Statements filed prior to the date hereof, (ii) those contemplated by or otherwise incurred in connection with or pursuant to this Agreement and the transactions contemplated hereby, (iii) incurred in the ordinary course of business since December 31, 2022, or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.7    Litigation.
(a)    There is no Proceeding pending or, to the Knowledge of Parent, threatened (i) against Parent or any of its Subsidiaries or affecting Parent’s or any of its Subsidiaries’ properties or assets that is material to Parent and its Subsidiaries, taken as a whole, or (ii) against Parent or its Subsidiaries that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
(b)    Parent is not subject to any outstanding Orders that are applicable to Parent or its Subsidiaries or assets, or operation of the business, of Parent or its Subsidiaries, in each case, that have had or are reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.8    Compliance with Laws. Parent and each of its Subsidiaries are in compliance with all Laws applicable to Parent or its Subsidiaries or the assets or operation of the business of Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.9    Absence of Certain Changes or Events.
(a)    Except for the transactions contemplated by this Agreement, since December 31, 2022 until the date of this Agreement:
(i)    Parent and its Subsidiaries have operated in the ordinary course of business, consistent with past practice, in all material respects; and
(ii)    There has not been any Parent Material Adverse Effect or any Effect that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    Except as set forth in Section 4.9(b) of the Parent Disclosure Letter, since December 31, 2021 until the date of this Agreement, no action has been taken, or failed to have been taken, by Parent or any of its Subsidiaries, that, if such action were to be taken after the date hereof and prior to the Effective Time, would have breached any of the covenants contained in sub-clauses (a), (b), (c), or (g) (but, in the case of clause (g), only with respect to a liquidation, dissolution, wind-up, restructuring or reorganization of Parent) of Section 5.2.
Section 4.10    Brokers. No investment banker, broker, agent, finder or other similar Person other than J.P. Morgan Securities LLC is entitled to any investment banking, brokerage, finder’s financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries or Affiliates.
Section 4.11    Source of Funds. No part of the funds used by Parent to pay the aggregate Per Share Cash Consideration contemplated by this Agreement to be paid have been or will be directly or indirectly derived from any activity that violates any Anti-Corruption Laws, AML Laws, or Sanctions.
Section 4.12    No Other Representations and Warranties; Non-Reliance. Except for the representations and warranties expressly set forth in Article III and the certificate delivered pursuant to Section 6.2(d), Parent, Merger Sub and Merger Sub 2 acknowledge and agree that (a) none of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty (i) whatsoever and (ii) specifically
(but without limiting the generality of the foregoing) with respect to the Company, its business, projections, forecasts, assets or liabilities, or any representation or warranty relating to current or future financial condition, projections, forecasts, results of operations, cash flows, any implied warranties of merchantability, suitability, fitness, for a particular purpose, title, enforceability or non-infringement, or with respect to any other information provided to Parent, Merger Sub and Merger Sub 2 with respect to the Company, and Parent, Merger Sub and Merger Sub 2 have not relied upon any such representation and warranty other than those expressly set forth in Article III or the certificate delivered pursuant to Section 6.2(d), and (b) other than the representations and warranties set forth in Article III, or the certificate delivered pursuant to Section 6.2(d), neither Parent nor any other Person on its behalf is relying on any other representation or warranty of the Company or any other Person on its behalf, whether express, implied or statutory, and neither the Company nor any Person on behalf of the Company shall have any liability to Parent, Merger Sub, Merger Sub 2 or any other Person for any information provided to Parent or its Representatives relating to the business of the Company, including any materials made available to Parent or its financial and legal advisors or other Representatives in connection with Parent’s due diligence review due diligence discussions or in any other form.
ARTICLE V
COVENANTS AND AGREEMENTS
Section 5.1    Conduct of Business by the Company. From the date of this Agreement until the Effective Time, except (i) as required by Law, (ii) as expressly required or contemplated by this Agreement, (iii) as set forth on Section 5.1 of the Company Disclosure Letter, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed; provided that if Parent does not respond to a request for consent delivered in accordance with Section 8.3 within seven calendar days of receipt thereof (which period may be extended by an additional seven calendar days at Parent’s reasonable election), Parent shall be deemed to have consented to such request), the Company shall, and shall cause its Subsidiaries to, (x) conduct the business of the Company and its Subsidiaries in the ordinary course of business, consistent with past practice, in all material respects, and (y) use its reasonable best efforts to maintain and preserve its business and material assets and current organization and to preserve the rights, franchises, goodwill and relationships with employees, customers, lenders, suppliers, distributors, licensors, licensees, regulators and others having material business relations with the Company or its Subsidiaries and maintain and preserve the Company Real Property and the tangible personal property of the Company or its Subsidiaries in good operating condition (and, with respect to Company Real Property, structurally sound), subject to normal wear and tear, and in a manner adequate for the uses to which they are being put as of the date of this Agreement. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except as set forth in clauses (i) through (iv) above, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(a)    (i) amend, adopt or otherwise change (whether by merger, consolidation, conversion, division or otherwise) the Company Charter Documents or (ii) amend, adopt or otherwise change (whether by merger, consolidation or otherwise) the Charter Documents of any Subsidiary of the Company, except, in the case of this clause (ii), (A) in connection with the dissolution or merger of immaterial or inactive Subsidiaries with and into other Subsidiaries, or (B) where such amendments or changes are ministerial and do not have an adverse effect on the Company, and involve only wholly owned Subsidiaries;
(b)    split, reverse split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire the Company Common Stock or other equity or voting securities of the Company or its Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company Common Stock or other equity or voting securities of the Company or its Subsidiaries, except, in each case, as is required by any Company Benefit Plan;
(c)    issue, sell, pledge, dispose of, encumber or grant any shares of the Company’s capital stock, or other equity or voting securities of the Company or its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire (or that are convertible into or exchangeable or exercisable for) any shares of the Company’s capital stock or other equity or voting securities of the Company or its Subsidiaries; except, in each case, (i) for issuances of capital stock or other equity or voting securities of any wholly owned Subsidiaries of the Company to the Company or another wholly owned Subsidiary of the Company, (ii) as required under any Company Benefit Plan, (iii) as permitted under the Company Equity Plan and approved by the Company Board or the compensation committee of the Company Board, provided that such grants under this clause (iii) shall not exceed, in the aggregate, the shares of Company Common Stock available under the Restricted Stock Unit Bonus Pool or (iv) for Liens granted to secure obligations under the Existing Credit Agreements;
(d)    enter into any Contract with respect to the voting or registration of any capital stock or any other securities, equity interests or ownership interests of the Company or any of its Subsidiaries;
(e)    enter into any Contract with any Company Related Party; except as otherwise permitted pursuant to Section 5.1(g);
(f)    (i) declare, set aside, authorize, make or pay any dividend or any other distribution payable in cash, stock or property; or (ii) redeem, purchase or otherwise acquire directly or indirectly any shares of the Company’s or its Subsidiaries’ capital stock or other equity interests (except pursuant to the terms of any Company Benefit Plan or with respect to any wholly owned Subsidiary of the Company); except, in each case of (i) and (ii), for dividends, distributions, or other payments by any wholly owned Subsidiaries of the Company to the Company or another wholly owned Subsidiary of the Company;
(g)    except to the extent required pursuant to any Company Benefit Plan, Contract or any other agreement as in effect on the date of this Agreement or as permitted under Section 5.1(c) (i) establish, adopt, enter into any new, amend, terminate or take any action to accelerate rights under, any Company Benefit Plan or plan, program, policy, practice, agreement or arrangement that would be a Company Benefit Plan if it had been in effect on the date of this Agreement, (ii) grant or pay, or commit to grant or pay, any bonus or incentive award or payment, (iii) grant or forgive any loans to any employee of or service provider to the Company or any of its Subsidiaries, (iv) increase, or commit to increase, the amount of the compensation or benefits of any employee of the Company or any Subsidiary of the Company, except for (x) merit increases in bonuses and base salaries or wages in the ordinary course of business consistent with past practice as to timing and amount for any employee who is not a Key Employee, in an amount not to exceed, for all increases in the aggregate, 5% of the aggregate annual cost of base salaries and wages for all employees of the Company who are not Key Employees measured as of the date hereof or (y) increases, in the ordinary course and consistent with past practice, in bonuses and base salaries or wages as a result of a promotion in the ordinary course of business consistent with past practice for any employee who is not a Key Employee, in an amount not to exceed 10% of such employee’s base salary measured as of the date hereof, (v) increase, or commit to increase, the amount of the compensation or benefits of any Key Employee, except for merit increases in bonuses and base salaries or wages in the ordinary course of business consistent with past practice as to timing and amount for any Key Employee, in an amount not to exceed, (A) for all increases in the aggregate, 5% of the aggregate annual cost of base salaries and wages for all Key Employees measured as of the date hereof and (B) for any such Key Employee, 10% of such Key Employee’s base salary measured as of the date hereof, (vi) hire any employee, other than hiring employees, in the ordinary course of business, that would not be Key Employees, (vii) terminate any officer or employee who is a Key Employee other than for Gross Misconduct (as determined by the Company in good faith) or (viii) (A) take any action, with respect to a Key Employee that would constitute “good reason” under clause (ii) or (iii) of the definition of Good Reason (as defined in the Amended and Restated Severance Plan) or (B) fail to take reasonable actions to correct any action, with respect to a Key Employee that would constitute “good reason” under clause (i) of the definition of Good Reason (as defined in the Amended and Restated Severance Plan) if such action is formally raised as constituting “good reason” by a Key Employee;
(h)    (i) materially amend or terminate any Labor Agreement with any labor union that is representing any employee of the Company or any of its Subsidiaries, (ii) voluntarily recognize any labor union or works council, as the bargaining representative for employees of the Company or any of its Subsidiaries, or (iii) take any action which would trigger the notice requirements of WARN;
(i)    purchase or acquire, directly or indirectly (whether by merger, consolidation or acquisition of stock or assets or otherwise), whether in a single transaction or a series of transactions, any corporation, partnership, limited liability company, joint venture, other business organization or division thereof, or any other business or any equity interest in any Person, or any assets of any Person, except for (i) purchases of inventory, equipment, materials or supplies in the ordinary course of business, (ii) expenditures made pursuant to Section 5.8, (iii) the conversion or exercise of outstanding warrants or convertible promissory notes set forth on Section 5.1(i) of the Company Disclosure Letter, and (iv) expenditures made in connection with the opening of new stores or opening of corporate offices;
(j)    make any loans, advances or capital contributions or investments in any Person, except for (i) any loans, advances or capital contributions or investments in a wholly owned Subsidiary, (ii) any advancement or reimbursement of expenses or other indemnification payment made pursuant to the provisions of the Company Charter Documents or the Charter Documents of any Subsidiary of the Company, or any agreement between the Company or any Subsidiary of the Company, on the one hand, and their respective officers, directors, employees or agents, on the other hand, providing rights to indemnification or advancement or reimbursement of expenses, in each case, as in effect as of the date hereof, (iii) transactions relating to the exercise or conversion of outstanding warrants or convertible promissory notes set forth on Section 5.1(j) of the Company Disclosure Letter or other additional investments in the issuer thereof, provided that such additional investments do not exceed $1 million in the aggregate, and (iv) any loans, advances or capital contributions or investments in an amount less than $1 million in the aggregate;
(k)    sell, pledge, dispose of (whether by merger, consolidation, disposition of stock or assets or otherwise), transfer, abandon, lease to a third party, license to a third party, grant a franchise to a third party, grant a Lien (other than Permitted Liens) over, or otherwise transfer any assets (other than with respect to Intellectual Property Rights, which is the subject of Section 5.1(l)) or properties of the Company or any of its Subsidiaries, except, in each case, for (i) any such actions with respect to inventory, raw materials, equipment, supplies and surplus, unused or obsolete assets in the ordinary course of business consistent with past practice or the return of non-conforming or defective goods to a supplier, (ii) any such action taken in connection with the opening or closure of any stores or other facilities in the ordinary course of business consistent with past practice, (iii) sales of the assets set forth on Section 5.1(k)(iii) of the Company Disclosure Letter, (iv) transactions for consideration not exceeding $1 million in the aggregate, (v) transactions between or among the Company and wholly owned Subsidiaries of the Company or between or among wholly owned Subsidiaries of the Company, and (vi) pledges and other Liens granted in connection with Indebtedness permitted by Section 5.1(n);
(l)    (i) sell, transfer, assign or otherwise dispose of, (ii) cancel, forfeit, abandon, allow to lapse, or fail to renew or fail to continue to prosecute, protect or defend (except for the foregoing at the end of a natural statutory term), (iii) grant any license (other than non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business consistent with past practice to manufacturers or distributors for their provision of manufacturing or distribution services to the Company or any of its Subsidiaries or any franchisee of the Company or its Subsidiaries), (iv) subject to any Lien (other than a Permitted Lien or incurrence of indebtedness or any other action otherwise permitted pursuant to Section 5.1(n)), in each case of (i)-(iv), any material Owned Intellectual Property Rights, or (v) subject or agree to subject any material Company Software to the terms of any Open Source Software license in any manner that would result in any Viral Requirements with respect to such Company Software;
(m)    receive an exclusive license to any material assets (including Intellectual Property Rights);
(n)    incur, assume or guarantee any Indebtedness for borrowed money, except for (i) incurrence, assumption or guarantee of Indebtedness for borrowed money under the Existing Credit Agreements, (ii) commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements entered into in the ordinary course of business consistent with past practice, (iii) inter-company Indebtedness between or among the Company and wholly owned Subsidiaries of the Company or between or among wholly owned Subsidiaries of the Company, (iv)
Indebtedness incurred to replace, renew, extend, refinance or refund any existing Indebtedness on terms no less favorable in all material respects to the Company and its Subsidiaries than the terms of such existing Indebtedness that have been disclosed to Parent prior to the date hereof, and (v) other Indebtedness not to exceed $5 million in aggregate principal amount outstanding at any time;
(o)    forgive or cancel any Indebtedness owed to the Company or its Subsidiaries, other than (i) the cancellation of accounts payable or trade payables made in the ordinary course of business consistent with past practice and (ii) cancellation of Indebtedness in an amount less than $500,000 in the aggregate;
(p)    (i) terminate, amend or modify in any material respect, or waive any material rights or settle any material claim under (x) any Specified Company Material Contract or any Contract that would have been a Specified Company Material Contract had it been entered into prior to the date of this Agreement, or (y) any other Company Material Contract or Contract that would have been a Company Material Contract had it been entered into prior to the date of the Agreement, to the extent that any such action in clause (y) would eliminate or weaken in any material respect a termination for convenience clause benefiting the Company and its Subsidiaries, (ii) enter into (x) any Contract that would have been a Specified Company Material Contract if it were in effect as of the date hereof or (y) any other Contract that would have been a Company Material Contract if it were in effect as of the date hereof, if such Contract is for a committed period of longer than 3 years and is not terminable for convenience by the Company without any expense, payment or reimbursement obligation, on 90 days’ notice or less, or (iii) enter into, amend or modify in any material respect, any Real Property Lease other than in the ordinary course of business consistent with past practice; provided if any request by the Company pursuant to this Section 5.1(p) includes competitively sensitive information, then any such competitively sensitive information shall be provided to Parent through a restricted clean team in accordance with applicable Law;
(q)    other than in the ordinary course of business, provide any material discounts or promotions;
(r)    make any material changes to the cash management procedures or policies, practices or methods of financial accounting, except as required by a change in GAAP or applicable Law; including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, revenue recognition policies and billing and invoicing policies;
(s)    enter into a new line of business or abandon or discontinue any existing line of business that is material to the Company and its Subsidiaries, taken as a whole;
(t)    in each case unless otherwise required by applicable Tax law or consistent with the past practice of the Company or its Subsidiaries (as applicable) in the ordinary course of business, (i) make, change, or rescind any material election relating to Taxes, (ii) amend any material Tax Return, (iii) surrender any right or claim to a refund of a material amount of Taxes, (iv) consent to any extension or waiver of the statute of limitations period applicable to any material amounts of Taxes, Tax Returns in respect of a material amount of Taxes or claims for a material amount of Taxes, (v) enter into any closing agreements with respect to Taxes, (vi) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to a material amount of Taxes, or (vii) make any material change in any of the accounting methods, principles or practices used, except as required by GAAP;
(u)    (i) institute or commence any suit or litigation against any Material Supplier (provided, however, that Parent’s rights with respect to such suit shall be limited to a right of consultation at least 14 days prior to commencement of such suit and the Company shall reasonably consider in good faith any input from Parent, but Parent shall not have a right of consent over such commencement), (ii) institute, commence, waive, release, assign, settle, pay or compromise any Proceeding that would cause material reputational harm on the Company and its Subsidiaries, taken as a whole, (iii) waive, release, assign, settle, pay or compromise any Proceeding for an amount of greater than $5 million; (iv) settle any Proceeding in which equitable relief is imposed on the Company or any of its Subsidiaries as part of the settlement; (v) settle any Proceeding where the settlement would impose or would reasonably be expected to impose any restrictions or limitations upon the business operations of the Company or any of its Subsidiaries, or (vi) settle any Proceeding if such settlement provides for any restriction on use, licensing or registration of any Intellectual Property Rights, whether before or after the Closing, by the Company or any of its Affiliates;
(v)    engage in, authorize, enter into or adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or the filing of a petition in bankruptcy or consent to the filing of any bankruptcy petition against it; except for any recapitalization, reorganization, or merger between or among any of the Company or any of its wholly owned Subsidiaries or dissolution of any immaterial or inactive Subsidiary;
(w)    modify any of the Company’s and its Subsidiaries’ privacy policies in a manner that would materially restrict the ability of Parent or any of its Affiliates or the Company or its Subsidiaries to Process any Personal Information currently Processed by or on behalf of the Company or its Subsidiaries (beyond the restrictions currently contained in such privacy policy), unless required otherwise by Privacy Law;
(x)    enter into any “off-balance-sheet-arrangement” within the meaning of Item 303 of Regulation S-K of the SEC; or
(y)    agree in a legally binding manner to take any of the foregoing actions.
Notwithstanding anything to the contrary herein, including for the avoidance of doubt Section 5.17, nothing in this Agreement (A) shall give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time or (B) shall require the Company and its Subsidiaries to violate any Law. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.
Notwithstanding anything to the contrary in this Section 5.1, (I) nothing in this Section 5.1 shall require the Company or any of its Subsidiaries to conduct its business in the ordinary course of business with respect to its relationship or dealings with Parent or any of its Subsidiaries, (II) Section 5.1(p) shall not apply with respect to any Company Material Contract to which Parent or its Subsidiaries is a party, and (III) Section 5.1(u) shall not apply with respect to any Proceedings as between the Company and Parent (and their respective Subsidiaries).
Section 5.2    Conduct of Business by Parent. From the date of this Agreement until the Effective Time, except (i) as required by Law, (ii) as expressly required or contemplated by this Agreement, (iii) as set forth on Section 5.2 of the Parent Disclosure Letter, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(a)    amend (whether by merger, consolidation, conversion, division or otherwise) the Parent Organizational Documents in a manner that would materially and adversely affect the holders of the Company Common Stock, or adversely affect the holders of the Company Common Stock relative to other holders of Parent Common Stock;
(b)    split, reverse split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire shares of Parent Common Stock or other equity or voting securities of Parent or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Parent Common Stock or other equity or voting securities of Parent, except, in each case, as is permitted by a Parent Benefit Plan or the terms of a Parent Equity Award;
(c)    take any action that would cause the Stock Consideration to be equal to or in excess of 20% of the number of shares of Parent Common Stock outstanding immediately prior to the Closing;
(d)    declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, any shares of its capital stock, other than (x) dividends from its Subsidiaries and (y) ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment, and the amount thereof (including increases consistent with the amount and tenor of increases paid by Parent historically);
(e)    issue, sell, dispose of, or grant any shares of Parent’s capital stock, or other equity or voting securities of Parent, or any options, warrants, convertible securities or other rights of any kind to acquire (or that are convertible into or exchangeable or exercisable for) any shares of Parent’s capital stock or other equity or voting securities of Parent; except, in each case, (i) for Parent Equity Awards or equity awards granted pursuant to stock plans that have been approved by the requisite number of holders of Parent Common Stock entitled to vote thereon to duly approve such plans, or (ii) for issuances of capital stock or other equity or voting securities as part of bona fide financings for cash, on market terms in all material respects;
(f)    consummate any transaction, or engage in any other act, that is material and transformative to the nature of the business conducted by Parent and its Subsidiaries, taken as a whole (e.g., ceasing to be in the bedding business);
(g)    adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or
(h)    agree in a legally binding manner to take any of the foregoing actions.
Notwithstanding anything to the contrary herein, nothing in this Agreement (A) shall give the Company, directly or indirectly, the right to control or direct the business or operations of Parent or its Subsidiaries at any time prior to the Effective Time, or (B) shall require Parent and its Subsidiaries to violate any Law. Prior to the Effective Time, Parent and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.
Section 5.3    Regulatory Approvals.
(a)    General. Subject to the other terms and conditions of this Section 5.3, each of the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its respective reasonable best efforts to take or cause to be taken all actions, necessary or advisable with respect to applicable Antitrust Laws to consummate the transactions contemplated by this Agreement, as promptly as reasonably practicable and, in any event, by the Termination Date, including preparing and delivering or submitting documentation to (i) effect the expiration of all waiting periods under applicable Antitrust Laws, and (ii) make with and obtain from any Governmental Antitrust Authority, all filings, notices, reports, consents, registrations, approvals, non-objections, permits and authorizations.
(b)    Regulatory Efforts. Subject in all cases to Section 5.3(c) (and all limitations set forth therein) and Section 5.3(e), each of the Company and Parent agrees to:
(i)    use its reasonable best efforts to provide to each Governmental Authority with jurisdiction over the Mergers by virtue of any applicable Antitrust Law (each, a “Governmental Antitrust Authority”) any non-privileged information and documents requested by any Governmental Antitrust Authority, or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, as promptly as reasonably practicable, including using its reasonable best efforts to comply with the “Second Request” received on December 16, 2022;
(ii)    use its reasonable best efforts to defend and contest any Proceeding by or before any Governmental Antitrust Authority seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement;
(iii)    use its reasonable best efforts to take all necessary or reasonably proper or advisable steps to vacate, modify, reverse, suspend, prevent, eliminate or remove any temporary, preliminary or permanent injunction or other order, decree, decision, determination or judgment entered or issued in any Proceeding that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the transactions contemplated by this Agreement;
(iv)    with respect to Parent, proffer and agree to sell or otherwise dispose of, or hold separate pending such disposition, and effect the sale or disposition of, the assets, properties or businesses that are set forth on Section 5.3(b) of the Company Disclosure Letter (“Agreed Divestitures”) if such action would be reasonably likely to permit the consummation of the transactions contemplated by this Agreement prior to the Termination Date, including by entering into agreements with, and submitting to orders of, the relevant Governmental Antitrust Authority giving effect thereto, which Parent may present to the applicable Governmental Antitrust Authority in one or more proposals over time, or else committing to the Agreed Divestitures in the course of defending and contesting any Proceeding; and
(v)    with respect to Parent, proffer and agree to effect any other obligation or commitment with respect to the business and operations of the Company, Parent or any of their respective Subsidiaries, including by entering into agreements with, and submitting to orders of, the relevant Governmental Antitrust Authority giving effect thereto, which Parent may present to the applicable Governmental Antitrust Authority in one or more proposals over time, and in the course of defending and contesting any Proceeding, if such obligation or commitment (A) would be reasonably likely to permit consummation of the transactions contemplated by this Agreement prior to the Termination Date, and (B) would not reasonably be expected to result in a Burdensome Condition.
(vi)    notwithstanding anything to the contrary herein, Parent can compel the Company to (and to cause the Company’s Subsidiaries to) agree to any such Burdensome Condition so long as the effectiveness of such Burdensome Condition is conditioned upon the consummation of the transactions contemplated by this Agreement.
(c)    Limitations on Regulatory Efforts. Notwithstanding anything to the contrary set forth in this Agreement (including Section 5.3(b)):
(i)    in no event shall (A) any Party or any of its Subsidiaries be required to agree to any term, condition, obligation, liability, requirement, limitation, qualification, remedy, commitment, sanction or other action imposed, required or requested by a Governmental Antitrust Authority in connection with effecting (y) the expiration of any waiting period under applicable Antitrust Laws, or (z) a Governmental Antitrust Authority’s grant of any consent, registration, approval, non-objection, permit or authorization, that is not conditioned upon the consummation of the transactions contemplated by this Agreement, or (B) the Company or any of its Subsidiaries agree with a Governmental Antitrust Authority to any term, condition, obligation, liability, requirement, limitation, qualification, remedy, commitment, sanction or other action in connection with the expiration of any such waiting period or obtaining of any such consent, registration, approval, non-objection, permit or authorization without the prior written consent of Parent (which consent may , subject to Parent’s other obligations in this Section 5.3, be withheld in Parent’s sole discretion).
(ii)    the Parties hereby acknowledge and agree that neither this Section 5.3 nor the “reasonable best efforts” standard in this Section 5.3 nor any other provision set forth in this Agreement shall require, or be construed to require, Parent or any of its Subsidiaries, in order to effect the expiration of any waiting periods under applicable Antitrust Laws or the obtaining from any Governmental Antitrust Authority of any consent, registration, approval, non-objection, permit or authorization to consummate the transactions contemplated by this Agreement, or for any other reason, to agree to any Burdensome Condition.
(d)    Divestitures. The Company shall agree, if reasonably requested by Parent so as to permit (or as reasonably likely to permit) the receipt of consent, approval, non-objection, permit or authorization under applicable Antitrust Laws, in each case, as soon as practicable after the date of this Agreement (but in any event not later than the Termination Date, unless otherwise directed by Parent), to effect and agree to any sale, divestiture, license, holding separate or other similar arrangement with respect to, or other disposition of or restriction on, any retail stores, assets, operations, rights, product lines, licenses, businesses or interests therein of the Company and its Subsidiaries, and take such action or actions that would in the aggregate have a similar effect; provided, however, that any such sale, divestiture, license, holding separate or other similar arrangement, disposition, restriction or action or actions (each, a “Potential Sale Transaction”) is conditioned on the occurrence of, and shall become effective only from and after, the Closing. Without limiting the foregoing, to the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent to facilitate a Potential Sale Transaction and, in furtherance thereof, to the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries, to (i) enter into confidentiality agreements containing customary terms with any Persons who Parent identifies to the Company as potential purchasers in a Potential Sale Transaction (such potential purchasers, “Potential Purchasers”); (ii) permit Potential Purchasers to conduct (and cooperate with such Potential Purchasers’) reasonable documentary and other investigations with respect to such Potential Sale Transaction (provided, that any such Potential Purchaser executes and delivers to the Company a confidentiality agreement and, to the extent advisable, a clean team agreement, in each case containing customary terms); (iii) comply with any applicable right of first refusal, right of first offer, right of approval and similar provisions that may be applicable to a proposed transfer of a Potential Sale Transaction; and (iv) deliver such notices, make such filings and execute such contracts relating to a Potential Sale Transaction as reasonably requested by Parent and at Parent’s expense.
(e)    Cooperation. To the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Parties agree to: (i) give each other reasonable advance notice of all substantive discussions or meetings with any Governmental Antitrust Authority relating to the Mergers or any other transactions contemplated hereby; (ii) cooperate and provide each other with a reasonable opportunity to participate in all material deliberations or meetings with any Governmental Antitrust Authority where permitted by applicable Law; (iii) keep the other Party reasonably apprised with respect to any substantive communications with any Governmental Antitrust Authority regarding the Mergers or any other transactions contemplated hereby; and (iv) provide each other (or counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Mergers or any other transactions contemplated hereby. Any such disclosures, rights to participate or provisions of information by one Party to the other Party under this Section 5.3 may be made on an outside counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information, and may be withheld or redacted as necessary to comply with contractual arrangements, to preserve attorney-client, attorney work product or other legal privilege, or the extent required under applicable Law. Notwithstanding anything to the contrary herein, Parent shall have the right to (i) direct, devise and implement all matters (including with respect to process, strategy and communications) with any Governmental Antitrust Authority, including the strategy for obtaining any necessary approval of any Governmental Antitrust Authority, (ii) lead all meetings and communications (including any negotiations) with, any Governmental Antitrust Authority, and (iii) control the defense and settlement of any Proceedings brought by or before any Governmental Antitrust Authority or any other Person; provided that Parent shall consult and reasonably cooperate with the Company, and consider in good faith the views of the Company, in connection with the foregoing, including in connection with the overall strategy and the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party to any Governmental Antitrust Authority.
(f)    Other Transactions. Each of Parent and the Company shall not, and shall cause each of its Subsidiaries not to, from and after the date of this Agreement until the Effective Time (unless the other Party shall otherwise approve in writing), acquire, directly or indirectly by merger, consolidation, acquisition of stock or assets or otherwise, any business, Person or assets located in the United States from any other Person if such transaction would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent from any Governmental Antitrust Authority required in connection with the transactions contemplated by this Agreement, (ii) materially increase the risk of any Governmental Antitrust Authority enacting, issuing, promulgating, enforcing or entering any Order (whether temporary, preliminary or permanent) that makes unlawful or materially delays the consummation of the transactions contemplated by this Agreement or (iii) materially increase the risk of the Parties not being able to remove any such Order described in the preceding clause (ii); provided, however, that nothing in this paragraph shall prohibit the Company, Parent or any of their respective Subsidiaries from opening, closing or modifying stores or distribution centers, and taking related actions, in the ordinary course of business or acquiring existing franchised operations and markets, in each case as permitted by this Agreement.
Section 5.4    Consents; Notices. The Company shall use reasonable best efforts to give all notices to, and obtain all consents, waivers and approvals from, all Persons required, necessary, proper or advisable pursuant to any Company Material Contract, Material Real Property Lease or Real Property Lease entered into by the Company since October 1, 2016, any Other Lease solely if Parent has reasonably determined that such Other Lease requires such notice, consent, waiver, and/or approval, or material Permit or material insurance policy in connection with the consummation of the transactions contemplated hereby, provided, however, with respect to any Real Property Lease, (x) in no event shall a failure to obtain a consent or deliver a notice, in and of itself, constitute a breach or default of this provision and (y) the Company shall not be obligated to incur any additional expense or liability, or to give any value other than any consent or assignment fee as expressly required under such Real Property Lease; provided, further, that, following Parent and the Company’s certification of substantial compliance with the “Second Request” received on December 16, 2022, the Company shall make available to Parent at Parent’s reasonable request, subject to Section 5.5, any other Real Property Lease (each, an “Other Lease”) for purposes of performing reasonable diligence on such Real Property Leases. Such consents, waivers, approvals and notices shall be in a form reasonably acceptable to Parent.
Section 5.5    Access to Information. From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, at Parent’s sole cost and expense, afford reasonable access to Parent and Parent’s Representatives, during normal business hours and upon reasonable advance written request of Parent, to (a) the properties, books, Contracts and records of or other information concerning the business, properties and personnel of the Company and its Subsidiaries, and (b) personnel of the Company and its Subsidiaries, in each case as reasonably requested or identified by Parent, that is necessary, proper or advisable for purposes of performing reasonable diligence on the Company and its Subsidiaries and their respective business or in furtherance of or in connection with this Agreement or the transactions contemplated hereby or preparation of post-Closing integration, or as otherwise contemplated or permitted under this Agreement (including Section 5.7). Any access pursuant to this Section 5.5 shall be coordinated through the General Counsel of the Company or the designees thereof, and shall be conducted under the supervision of appropriate personnel of the Company and in such manner as not to unreasonably interfere with the conduct of the business of the Company. No investigation or access permitted or granted pursuant to this Section 5.5 shall affect or be deemed to modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the Parties to consummate the transactions contemplated hereby in accordance with the terms and provisions hereof or otherwise limit, prejudice or affect in any way the rights and remedies available to Parent, Merger Sub and Merger Sub 2, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s, Merger Sub’s and Merger Sub 2’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement. Notwithstanding anything to the contrary in this Section 5.5, the Company shall not be obligated to provide access to or disclose any information if such access or disclosure would, in the reasonable judgment of the Company (after consultation with outside counsel), (i) violate any applicable Laws (including privacy laws), (ii) jeopardize any attorney-client privilege, (iii) violate any confidentiality or other obligations of the Company or its Affiliates or any of its or their respective Representatives to any third party, or (iv) result in the disclosure of any competitively sensitive information if the Closing does not occur (other than to members of a restricted clean team in accordance with applicable Law); provided that in the case of clauses (i), (ii) and (iii), the Company shall, and shall cause its Representatives and Subsidiaries to, cooperate with Parent and Parent’s Representatives and use the Company’s and its Subsidiaries’ reasonable best efforts to provide such access or disclose such information in a manner that would not result in the loss of attorney-client privilege, violation of applicable Law or violation of an obligation to any third party, including, (x) providing such information only to external counsel for Parent on an external counsel only basis, (y) enabling Parent and Parent’s Representatives to enter into appropriate confidentiality, joint defense or similar documents or arrangements, and (z) using reasonable best efforts to obtain any necessary third-party consents. Notwithstanding anything to the contrary in this Section 5.5, neither Parent nor its Representatives shall
(a) contact or have any discussions with any of the employees of the Company or any of its Subsidiaries below the level of Vice President (or, if no such position exists with respect to any particular area of the Company’s or its applicable Subsidiary’s organization, its equivalent), unless in each case an employee of the Company or any of its Subsidiaries above the level of Senior Vice President at the Company or its applicable Subsidiary has (1) made such employee available or (2) given written consent to such contact or discussions, (b) without the prior consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (1) initiate contact with any material distributors, sales representatives, vendors, suppliers, licensees, or landlords of the Company or any of its Subsidiaries specifically regarding the transactions contemplated by this Agreement (and which shall specifically exclude all contacts and discussions not relating to the transactions contemplated by this Agreement), or (2) perform any onsite procedure or investigation (including any onsite environmental investigation or study) that involves (i) physical disturbance or damage to any asset or property or any portions thereof, (ii) sampling or testing of any environmental media (including soil and groundwater) or (iii) physically visiting a warehouse or other non-retail location operated by the Company or any of its Subsidiaries unless an employee of the Company or any of its Subsidiaries above the level of Executive Vice President at the Company or its applicable Subsidiary has given prior written consent to such onsite visit. Nothing in this Section 5.5 shall prohibit, limit or restrict any communications, contacts or other activities as between Parent and the Parent Related Parties, on the one hand, and the Company and the Company Related Parties, on the other hand, with respect to the existing relationship between the Company and Parent in the ordinary course of business.
Section 5.6    Resale Registration Statement.
(a)    Subject to the receipt by Parent of the Registration Reporting Information required to be provided by the Company at least 15 Business Days prior to the Closing Date, Parent shall prepare and shall file with the SEC on Closing (or on the date on which Parent has been in receipt of the Registration Reporting Information for 15 Business Days), a registration statement of Parent (the “Resale Registration Statement”) registering the resale by the Company Stockholders and each holder of a Company Equity Award that is entitled to receive the Per Share Cash Consideration (each such holder of a Company Equity Award, a “Company Award Holder” and, collectively with the Company Stockholders, the “Company Selling Stockholders”) of the Stock Consideration issued in connection with this Agreement and the transactions contemplated hereby; provided, that if the Closing Date shall be at a time when trading of Parent Common Stock has been suspended under Parent’s insider trading policies by reason of Parent’s preparation of its Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, Parent shall not be required to file the Resale Registration Statement until the date it files such Annual Report or Quarterly Report. Parent will use its reasonable best efforts to ensure that the Resale Registration Statement, together with the documents incorporated by reference therein, complies as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as applicable.
(b)    If the Resale Registration Statement is not an Automatic Resale Registration Statement, each of Parent and the Company shall use its reasonable best efforts to have the Resale Registration Statement declared effective under the Securities Act as soon as practicable after such Resale Registration Statement is filed. Parent will advise the Company, promptly after Parent receives notice thereof, of any request by the SEC for amendment of the Resale Registration Statement or any SEC comments thereon. Once declared effective, or, if Parent is eligible to file the Resale Registration Statement on Form S-3 pursuant to Rule 462(e) under the Securities Act (an “Automatic Shelf Registration Statement”), and such Resale Registration Statement is an Automatic Resale Registration Statement, once the Resale Registration Statement is filed, Parent shall, subject to the other applicable provisions of this Agreement, use commercially reasonable efforts to cause the Resale Registration Statement to be continuously effective and usable until the date that is the 18-month anniversary of the Closing Date, or such earlier time as (i) all shares of Parent Common Stock covered by such Resale Registration Statement (as used in this Section 5.6, “Registrable Securities”) have been sold pursuant to such Resale Registration Statement or otherwise or (ii) no Company Significant Stockholder is an “affiliate” of Parent or owns at least 2% of the total Parent Common Stock then outstanding; provided, that if, during the period between the 18-month anniversary and the three-year anniversary of the Closing Date, Parent has not yet completed two “takedowns” at the request of the Company Significant Stockholder pursuant to Section 5.6(d) hereof, Parent shall, upon receipt of a valid Demand Notice delivered at least seven business days in advance by any Company Significant Stockholder from the Company Significant Stockholder requesting that Parent facilitate a takedown pursuant to Section 5.6(d)
hereof, Parent shall again file a Resale Registration Statement (or a registration statement on any such other form as Parent deems appropriate), which may be an Automatic Shelf Registration Statement, if Parent is so eligible, and facilitate a “takedown” (which may include Underwritten Offerings) pursuant to this Section 5.6, and shall have no further obligation to cause such Resale Registration Statement (or such other form) to be effective and usable beyond the completion of such takedown; provided further, however, that Parent shall not be deemed to have breached its obligations under this Section 5.6, (x) if Parent shall fail to fulfill its obligations under this Section 5.6 at a time when trading of Parent Common Stock has been suspended under Parent’s insider trading policies, including if Parent reasonably believes that it is in possession of material nonpublic information involving the Parent, the failure of which to be disclosed in the prospectus included in the Resale Registration Statement could result in a violation of applicable Law or (y) if Parent has not timely received the Registration Reporting Information or the Company has failed to perform or comply with its covenants set forth in this Agreement, including this Section 5.6; provided, that the number of such suspensions or delays under this Section 5.6(b) shall not exceed two in any 12 month period following the Closing Date (and in total the suspensions or delays shall not exceed a suspension or delay of more than 90 days during any such 12 month period).
(c)    The Company agrees to cooperate (and to use its reasonable best efforts to cause its Representatives to cooperate) with Parent, and to promptly furnish to Parent (and to use its reasonable best efforts to cause its Representatives to furnish) all information concerning it as is required by the SEC to be included in the Resale Registration Statement (including any financial statements required to be included therein or incorporated therein by reference) or in connection with Parent’s SEC reporting obligations related to this Agreement or the transactions contemplated hereby. Without limiting the foregoing, the Company shall provide (and use its reasonable best efforts to cause its Representatives to provide, as applicable) (i) audited annual and unaudited interim financial statements (including footnotes) that are timely reviewed by the Company’s independent auditor for the periods required to be included or incorporated by reference in the Resale Registration Statement, (ii) the consent of the Company’s independent auditor to include or incorporate by reference audited financial statement reports in the Resale Registration Statement, (iii) information necessary to enable Parent to prepare required pro forma financial statements and related footnotes and (iv) any other information required to be included or incorporated by reference in the Resale Registration Statement, or in connection with Parent’s SEC reporting obligations related to this Agreement or the transactions contemplated hereby (all such financial statements provided for in subclause (i) above required to be included or incorporated by reference in the Resale Registration Statement, the “Required Company Financials”, and together with all such other information provided in this Section 5.6, the “Registration Reporting Information”). The Company shall use its commercially reasonable efforts to cause each Company Stockholder, no later than 30 calendar days prior to the Closing, to deliver all documentation, in form and substance reasonably acceptable to Parent, necessary to determine whether or not such Company Stockholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act), prior to the payment of the applicable portion of the Stock Consideration to such Company Stockholder. Notwithstanding the foregoing, Parent may determine in its reasonable discretion that any such Company Stockholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act).
(d)    Upon the written request (each, a “Demand Notice”) delivered at least seven Business Days in advance by any Company Significant Stockholder who, on an individual basis, directly holds 40% or more of the outstanding shares of Company Common Stock on the date hereof, at any time and from time to time that the Resale Registration Statement is effective, the Parent shall use commercially reasonable efforts to facilitate a “takedown” (which may include Underwritten Offerings) of all or any portion of such Company Significant Stockholder’s Registrable Securities off of such Resale Registration Statement, based on the dollar amount or number of Registrable Securities specified in writing by such Company Significant Stockholder to the Parent. Notwithstanding the foregoing, the Parent shall not be obligated to facilitate (i) a takedown unless such takedown shall include Registrable Securities proposed to be sold by such Company Significant Stockholder with a total offering price reasonably expected to equal or exceed, in the aggregate, $150,000,000 (or, if less, 33% of the total number of Registrable Securities received by the Company Significant Stockholder which submitted the Demand Notice) or (ii) more than two takedowns under this Section 5.6(d) and, in any event, shall not be obligated to facilitate a takedown under this Section 5.6(d) during a closed trading window period or if the Parent reasonably believes that it is or may be in possession of material nonpublic information involving the Company, the failure of which to be disclosed in the prospectus included in the Resale Registration Statement or the documents incorporated by reference therein could result in a violation of applicable Law, in which case the filing of the applicable prospectus or prospectus supplement may be delayed until the earlier of the second Business Day after the Parent ceases to be in such possession and the 90th calendar day after receipt by the Parent of the written request from such Company Significant Stockholder to effect a takedown under this Section 5.6(d); provided, that the number of any such delays or any delay pursuant to Section 5.6(b)(x) and Section 5.6(b)(y) shall not exceed two in any 12 month period following the Closing Date (and no more than 90 days in any 12 month period). In connection with any takedown pursuant to this Section 5.6(d), Parent will as expeditiously as possible enter into such customary agreements (including an underwriting agreement in customary form with underwriters selected by Steinhoff and reasonably agreeable to the Parent that shall consist of reputable nationally recognized investment banks), which shall include (x) customary indemnification provisions and procedures and (y) customary representations and warranties to the underwriters, with respect to the business of Parent and its Subsidiaries, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and take such other actions as the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities. A Company Significant Stockholder that delivers a Demand Notice shall have the right to terminate (x) any takedown pursuant to Section 5.6 at least two Business Days prior to the “launch” of any marketing efforts of such takedown, and Parent shall not be deemed to have facilitated a takedown pursuant to Section 5.6 (i.e., it will not count as one of the two takedowns to which such Company Significant Stockholder is entitled); and (y) one takedown in any 12-month period pursuant to Section 5.6 after the “launch” of any marketing efforts of such takedown but before completion of such takedown, and Parent shall not be deemed to have facilitated a takedown pursuant to Section 5.6 (i.e., it will not count as one of the two takedowns to which such Company Significant Stockholder is entitled); in both cases, whether or not any other Company Significant Stockholder or Parent has elected to include Registrable Securities in such takedown as provided in Section 5.6(e); provided, that, in both cases, any Registration Expenses in connection with any such terminated takedown shall be borne by such Company Significant Stockholder.
(e)    Upon receipt of a validly submitted Demand Notice, Parent shall give written notice (each, a “Piggyback Notice”) of its proposed takedown to all other Company Significant Stockholders who are holders of Registrable Securities as soon as practicable, which notice shall (x) describe the amount of Parent Common Stock to be included in such takedown, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such takedown, and (y) offer to such Company Significant Stockholders the opportunity to include in such takedown such number of Registrable Securities as such Company Significant Stockholders may request in writing within five days after receipt of such Piggyback Notice (such registered takedown, a “Piggyback Registration”). Parent shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of such Piggyback Registration to permit the Registrable Securities requested by such Company Significant Stockholders pursuant to this Section 5.6(e) to be included therein on the same terms and conditions as any other Registrable Securities included in such takedown and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Company Significant Stockholder’s Registrable Securities in a Piggyback Registration shall be subject to such Company Significant Stockholder’s agreement to enter into an underwriting agreement in customary form with the underwriter(s) selected for such takedown pursuant to Section 5.6(d) hereof, as negotiated in good faith and agreed upon among Parent, the Company Significant Stockholder participating in such takedown and such underwriter(s). Notwithstanding the foregoing, if the managing underwriter or underwriters in takedown that is to be a Piggyback Registration, in good faith, advise Parent and the Company Significant Stockholders participating in the Piggyback Registration in writing that the dollar amount or number of shares of Registrable Securities exceeds the number of Registrable Securities which can reasonably be expected to be sold in such takedown without adversely affecting the success of the takedown (including the price, timing or distribution of the Registrable Securities to be sold in such takedown), Parent shall include in such Piggyback Registration: (i) first, the Registrable Securities that the holder that submitted the Demand Notice proposes to sell in such takedown; (ii) second, any Registrable Securities requested to be included therein by any other Company Significant Stockholder, allocated, in the case of this clause (ii), pro rata among such Company Significant Stockholders on the basis of the number of Registrable Securities initially proposed to be included by each such holder in such takedown, up to the number of Registrable Securities, if any, that the managing underwriters determine can be included in the takedown without reasonably being expected to adversely affect the success of the takedown (including the price, timing or distribution of the securities to be offered in such takedown); and (iii) third, if applicable, any Parent Common Stock proposed to be sold for the account of Parent in such takedown. Each Company Significant Stockholder that holds Registrable Securities agrees that in connection with any underwritten takedown pursuant to Section 5.6(d) or this Section 5.6(e), and upon written request from the managing underwriter(s) for such takedown, such holder shall not, without the prior written consent of such managing underwriter(s), during such period as is reasonably requested by the managing underwriter(s) (which period shall in no event be longer than seven days prior to and 60 days after the pricing of such offering), effect any public sale or distribution of any similar securities to those being registered, including any sale under Rule 144. Beginning one year after the Closing Date, the Piggyback Notice contemplated herein shall not be required to be delivered to any Company Significant Stockholder who is able to sell all of its Registrable Securities without restriction pursuant to Rule 144. In addition, to the extent the offering contemplated by the party submitting a Demand Notice is an overnight or one-day block trade or bought deal, the Piggyback Notice and other provisions contained in this Section 5.6(e) shall not be applicable.
(f)    In connection with a takedown, Parent agrees to (i) provide counsel to the applicable Company Significant Stockholder and the lead managing underwriters, if any, commercially reasonable opportunity to review each prospectus (including any prospectus supplement) and such other opportunities to conduct a customary and reasonable due diligence investigation (in the context of a Underwritten Offering) of Parent, including reasonable access to (including responses to any reasonable inquiries by the lead managing underwriters and their counsel) Parent’s books and records, officers, accountants and other advisors; (ii) use reasonable efforts to negotiate in good faith and execute all customary indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, including using reasonable efforts to procure customary legal opinions and auditor “comfort” letters and (iii) where the takedown contemplates marketing efforts, use commercially reasonable efforts to cooperate and make its senior officers available for participation in such marketing efforts.
(g)    Parent hereby agrees to indemnify and hold harmless, to the fullest extent permitted by Law, each Company Selling Stockholder, and their respective Affiliates, directors, officers, employees, partners, equityholders, managers and each other Person, if any, who controls such Company Selling Stockholder within the meaning of the Securities Act (each, and “Indemnified Party” and collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings and reasonable and documented expenses to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon: (x) any untrue statement or alleged untrue statement of any material fact contained in the Resale Registration Statement or, in the light of the circumstances under which such statements were made, in any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or related document or report, or any issuer free writing prospectus; or (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of a prospectus or issuer free writing prospectus, in the light of the circumstances under which such statements were made; and Parent shall reimburse such Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that Parent shall not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or, in the light of the circumstances under which such statements were made, in any such preliminary, final or summary prospectus, or any amendment or supplement thereto, or any issuer free writing prospectus, in reliance upon and in conformity with written information with respect to such Indemnified Party furnished to Parent or the Company by such Indemnified Party expressly for use in the preparation thereof.
(h)    If the indemnification provided for hereunder from the indemnifying party is insufficient or unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein for reasons other than those described in the proviso in Section 5.6(g), then the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such
Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 5.6(h) as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. Any obligation of Company Selling Stockholders to contribute pursuant to this Section 5.6(h) shall be several in the same proportion that the dollar amount of the proceeds actually received by each such Company Selling Stockholder bears to the total dollar amount of the proceeds received by all Company Selling Stockholders and not joint. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.6(h) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 5.6(h). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
(i)    With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of Registrable Securities of Parent to the public without registration, Parent agrees:
(i)    to use its commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and
(ii)    Subject to receipt by Parent of customary representations and other documentation reasonably acceptable to Parent in connection therewith, upon the earlier of such time as the Registrable Securities (x) have been sold or transferred pursuant to an effective registration statement, (y) have been sold pursuant to Rule 144 or (z) are eligible for resale under Rule 144(b)(1) or any successor provision, to take any actions reasonably requested, and to use commercially reasonable efforts to cause its transfer agent to take any actions reasonably requested, including delivery of customary instructions and certificates and legal opinions of Parent’s counsel, in order to facilitate the removal of restrictive legends from the Registrable Securities;
(j)    Parent shall pay all Registration Expenses and the Company Significant Stockholder who has sent the Demand Notice, together with each Company Significant Stockholder participating in a Piggyback Registration, as applicable, shall pay all Selling Expenses in connection with this Section 5.6; provided, for the avoidance of doubt, that any holder of Registrable Securities participating in an offering shall pay the fees and expenses of its own legal counsel and any applicable underwriting fees, discounts, selling commissions, agency fees, brokers’ commissions and transfer taxes, if any, on the Registrable Securities sold by such holder and similar charges.
(k)    The covenants contained in this Section 5.6 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the Company Selling Stockholders and their respective heirs and assigns (from and after Closing) and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.
(l)    In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or engages in any division transaction, conversion or redomestication or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, Parent shall take commercially reasonable efforts to ensure that the successors or assigns or transferees of Parent or the Surviving Corporation, as the case may be, shall assume the obligations with respect to indemnification and contribution of the Company Selling Stockholders as set forth in this Section 5.6.
Section 5.7    Financial Statements.
(a)    As soon as available, but in any event within 40 days after the end of each fiscal quarter prior to the Closing, on an as-reported basis, the Company shall deliver, or cause to be delivered, to Parent unaudited condensed consolidated balance sheets and related statements of operations, statements of stockholders’ equity and statements of cash flows of the Company and its consolidated Subsidiaries for the period from the beginning of the fiscal quarter to the end of such fiscal quarter, and all such statements shall be derived from the Company and its Subsidiaries’ financial statements and shall be prepared in accordance with GAAP (except for the absence of footnotes).
(b)    As soon as available, but in any event no later than 75 days after the end of each fiscal year prior to Closing, the Company shall deliver, or cause to be delivered, to Parent audited consolidated balance sheets and related statements of operations, statements of stockholders’ equity and statements of cash flows of the Company and its consolidated Subsidiaries as of the end of such fiscal year, including the notes thereto, prepared in accordance with GAAP.
(c)    The financial statements delivered by the Company hereunder shall comply with the applicable accounting requirements and rules and regulations of the SEC, the Exchange Act and Securities Act, as applicable, including Rule 3-05 of Regulation S-X under the Securities Act.
(d)    The Company shall reasonably cooperate with Parent, and shall cause its officers and employees to reasonably cooperate with Parent, in the preparation of any pro forma financial statements required to be included or incorporated by reference in the Resale Registration Statement.
Section 5.8    Capital Expenditures. The Company shall use its reasonable best efforts to incur and spend between the date of this Agreement and the Closing Date, an amount of Capex that is no less than the Target Capital Expenditures. The Company shall use its reasonable best efforts to spend such Capex in accordance with the Capital Expenditure Plan, and to continue to make maintenance capital expenditures relating to the business and assets of the Company and its Subsidiaries in the ordinary course of business consistent with past practice.
Section 5.9    Confidentiality. The Parties hereby agree that all information provided or obtained in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby shall be governed by the terms of the Mutual Confidentiality Agreement (the “Confidentiality Agreement”), by and between the Company and Parent. Parent and the Company shall comply with, and shall cause their respective Representatives to comply with (and Parent shall cause Merger Sub and Merger Sub 2 to comply with), all of their respective obligations under the Confidentiality Agreement, which shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms for six months following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, Parent and the Company acknowledge and agree that upon such termination of this Agreement, the Confidentiality Agreement shall be automatically amended without any further actions by the parties thereto to extend the term of the Confidentiality Agreement for such six month period).
Section 5.10    Directors’ and Officers’ Indemnification and Insurance.
(a)    Parent, Merger Sub and Merger Sub 2 agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of any Person who was or becomes prior to the Effective Time a director, officer or employee of the Company, including any person who is or was serving at the request of the Company as an officer, director or employee of a Subsidiary of the Company (the “D&O Indemnified Parties”) as provided in the Company Charter Documents or in the Charter Documents of any Subsidiary of the Company (in each case, as in effect on the date of this Agreement) shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) cause the Surviving Corporation’s Charter Documents and the Charter Documents of any Subsidiary of the Company to contain provisions with respect to indemnification and exculpation of, and advancement of expenses to, D&O Indemnified Parties that are at least as favorable to such D&O Indemnified Parties, in all material respects, as the indemnification, exculpation and advancement of expenses provisions contained in the Company Charter Documents, as applicable, as in effect on the date of this Agreement and (ii) maintain any indemnification agreements of the Company and its Subsidiaries with any D&O Indemnified Party existing prior to the date of this Agreement and set forth on Section 5.10 of the Company Disclosure Letter on the terms set forth in such agreements.
(b)    In addition to the other rights provided for in this Section 5.10 and not in limitation thereof, at or prior to the Effective Time, the Company shall, with Parent’s prior written consent (not to be unreasonably withheld), purchase a six year “tail” policy with terms, conditions, and coverage that are no less favorable than the terms, conditions and coverage provided to the D&O Indemnified Parties under the Company’s existing policies as of the date of this Agreement (the “Tail Policy”). Parent shall bear the cost of such Tail Policy; provided that, in no event shall Parent be required to pay for the Tail Policy an amount per annum of the Tail Period in excess of 250% of the current annual premium paid by the Company for such insurance. The Surviving Corporation and Parent shall cause the Tail Policy to be maintained in full force and effect, for its full term; provided that, if the Tail Policy becomes unavailable, Parent shall cause the Surviving Corporation to obtain the greatest coverage available for a cost not exceeding an annual premium equal to the foregoing maximum premium.
(c)    The covenants contained in this Section 5.10 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and assigns and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.
(d)    In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or engages in any division transaction, conversion or redomestication or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, adequate provision shall be made so that the successors or assigns or transferees of Parent or the Surviving Corporation, as the case may be, shall assume the obligations with respect to indemnification, exculpation and advancement of expenses to the D&O Indemnified Parties as set forth in this Section 5.10.
Section 5.11    Public Disclosure.
(a)    The Parties shall not, and shall use reasonable best efforts to cause their Representatives not to, issue any press release or otherwise make any public announcement or disclosure concerning this Agreement, the Mergers or the other transactions contemplated hereby without the prior consent of the other Parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law or Order or the rules or regulations of a recognized securities exchange, including the NYSE, in which case the Party seeking to make such disclosure shall promptly notify the other Parties and such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable comments suggested thereto and endeavor in good faith to incorporate such comments. Notwithstanding the foregoing, without prior consent of the other Parties, each Party may disseminate information substantially consistent with information included in a press release or other document previously approved for public distribution by the other Parties. The Parties acknowledge and agree that this Section 5.11 shall not apply to any non-public disclosures by the Company or any of its Subsidiaries to the Company Stockholders or their respective lenders or advisors.
Section 5.12    Employee Benefits; Labor.
(a)    With respect to Covered Employees, for a period of twelve (12) months immediately following the Closing Date (or, if earlier, the applicable Covered Employee’s termination of employment), Parent shall provide or shall cause a Subsidiary of Parent to provide to each Covered Employee, unless otherwise agreed to by such Covered Employee: (i) a base salary or wage rate, as applicable, and annual cash target bonus opportunity, that are no less favorable, in each case, than the base salary or wage rate, as applicable, and annual target bonus opportunity, in each case, provided to such Covered Employee immediately prior to the Closing Date, (ii) employee benefits (including vacation but excluding any equity or equity-based compensation, retention, change in control or similar type bonus, severance, defined benefit pension, retiree medical and any non-qualified deferred compensation arrangements) that are no less favorable, in the aggregate, than those provided to such Covered Employee immediately prior to the Closing Date, and (iii) severance compensation and benefits no less favorable than those set forth on Section 5.12(a) of the Company Disclosure Letter for the position held by such Covered Employee immediately prior to the Effective Time.
(b)    In the event any Covered Employee first becomes eligible to participate under any employee benefit plan or compensation plan maintained by Parent or any of its Subsidiaries (a “Parent Benefit Plan”) following the Effective Time, Parent shall, or shall cause a Subsidiary of Parent to use reasonable best efforts to, (i) waive any preexisting condition exclusions, actively-at-work requirements, and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Benefit Plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under any similar Company Benefit Plan in which the Covered Employee participated immediately prior to coverage under the Parent Benefit Plan; and (ii) provide each Covered Employee with credit for any co-payments, out-of-pocket expenditures and deductibles paid prior to the Covered Employee’s coverage under any Parent Benefit Plan during the plan year in which the Effective Time occurs, to the same extent such credit was given under any similar Company Benefit Plan that Covered Employee participated in immediately prior to the Effective Time, for the plan year in which the Effective Time occurs.
(c)    As of the Closing Date, Parent shall recognize, or shall cause a Subsidiary of Parent to recognize, all service of each Covered Employee prior to the Closing Date to the Company and any of its Subsidiaries (or any predecessor entities of the Company or any of its Subsidiaries) to the same extent such service was recognized by the Company for each Covered Employee immediately prior to the Closing Date for vesting and eligibility purposes (but not for benefit accrual purposes under any defined benefit pension plan) and for purposes of determining future vacation accruals and severance amounts. In no event shall anything contained in this Section 5.12 result in any duplication of benefits for the same period of service.
(d)    Unless otherwise directed in writing by Parent at least 10 Business Days prior to the Closing Date, the Company will terminate the Mattress Firm, Inc. 401(k) Plan (the “Terminating Plan”). The termination of the Terminating Plan shall be effective immediately prior to the Effective Time. The Company shall provide Parent evidence that such resolutions to terminate the Terminating Plan have been adopted by the Company Board or the board of directors of its Subsidiaries, as applicable.
(e)    The Company shall pay any accrued but unpaid cash bonuses under the Company’s annual short-term cash incentive bonus program, accrued and based on the Company’s pro-rated performance, in each case, through the Closing Date, as determined by the Company Board in its sole discretion, through the Company’s off-cycle payroll on the Closing Date, less any applicable income and employment withholding Taxes.
(f)    The Company shall take reasonable actions to educate each “disqualified individual,” within the meaning of Section 280G of the Code (Section 280G of the Code and the Treasury Regulations thereunder, collectively, “Section 280G”) with respect to Section 280G generally, including the 280G Waiver, 280G Stockholder Approval process and the ramifications of not submitting Section 280G Payments to a shareholder vote. To the extent a shareholder vote is available under the terms of Section 280G, with respect to any “disqualified individual” who executes a waiver (as required by Section 280G) , at least five (5) Business Days prior to the Closing Date, the Company shall submit to the holders of Company Common Stock for approval (following a reasonable opportunity for Parent to review and comment thereon, which comments the Company shall consider in good faith), by such number of holders of Company Common Stock as is required by the terms of Section
280G(b)(5)(B) of the Code, any payments or benefits that may separately or in the aggregate constitute “parachute payments” pursuant to Section 280G (“Section 280G Payments”) to the extent that such Section 280G Payments equal or exceed the applicable “disqualified individual’s” “base amount” (as such terms are defined in Section 280G) multiplied by three (3) (which determination shall be made by the Company in good faith following a reasonable opportunity for Parent to review and comment thereon, which comments the Company shall consider in good faith). In the case of any “disqualified individual,” within the meaning of Section 280G, who agrees to condition any payments on shareholder approval pursuant to Section 280G(b)(5) of the Code (a “280G Waiver”), prior to the Closing, the Company shall deliver to Parent notification and evidence satisfactory to Parent that a vote of the holders of Company Common Stock was solicited in conformance with Section 280G with respect to payments or benefits that would constitute Section 280G Payments and either (a) the requisite stockholder approval was obtained with respect to any payments or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”), or (b) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments. If Parent desires to have included in the Section 280G Payments any new compensation arrangements entered into by or at the direction of Parent that could be deemed parachute payments with respect to any disqualified individuals of the Company (“New Arrangements”), Parent shall deliver to the Company all relevant information with respect to such New Arrangements at least 10 Business Days prior to the Closing Date. If Parent does not provide the Company with all relevant information with respect to such New Arrangements at least 10 Business Days prior to the Closing Date, the Company shall not be required to include such New Arrangements in the determination of the Waived 280G Benefits. In no event shall the Company be deemed to be in breach of this Section 5.12 or any other provision in this Agreement if any disqualified individual refuses to execute a 280G Waiver, the 280G Stockholder Approval is not available, or the 280G Stockholder Approval is not obtained.
(g)    The Company and its Subsidiaries shall provide Parent with copies of any material written communication intended for broad‑based and general distribution to all employees of the Company or any of its Subsidiaries if such communications are about the transactions contemplated by this Agreement, and will provide Parent with a reasonable opportunity to review such relevant portion of the communications (and shall consider Parent’s timely comments to such communications in good faith) prior to distribution.
(h)    The Parties acknowledge and agree that all provisions contained in this Section 5.12 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective Parties and shall not (i) create any right in any other Person, including employees, former employees, any participant or any beneficiary thereof, under this Agreement or in any Company Benefit Plan, (ii) create any right to continued employment with the Company, Parent or their respective Subsidiaries or Affiliates, (iii) prevent or restrict in any way the right of Parent to terminate the service of any Covered Employee at any time following the Closing; (iv) be deemed to establish, amend, modify or cause to be adopted any Company Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent or any of its Affiliates, or (v) limit the ability of Parent or any of its Affiliates from establishing, amending, modifying or terminating any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in each case, following the Closing.
Section 5.13    Takeover Laws. In the event that any Takeover Statute or any anti-takeover provision of the Company Charter Documents or the Parent Organizational Documents is or becomes, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, Merger Sub 2, shares of Company Common Stock, shares of Parent Common Stock to be issued pursuant to the Parent Stock Issuance, the Mergers or the other transactions contemplated by this Agreement, each of the Company, at the direction of the Company Board, and Parent, at the direction of the Parent Board, shall use their respective reasonable best efforts to ensure that the Mergers and the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.
Section 5.14    Tax Matters.
(a)    Pre-Closing Tax Returns. The Company shall prepare and file, or cause to be prepared and filed, on or before the applicable due date (taking into account extensions), all Tax Returns required by applicable Law to be filed on or prior to the Closing Date by the Company or any of its Subsidiaries and shall timely pay, or cause to be timely paid, all Taxes due in respect of such Tax Returns to the extent such amounts are due on or prior to the Closing Date. All such Tax Returns shall further be prepared, and all elections with respect to such Tax Returns shall be made, in a manner consistent with past practices unless a different treatment of any item is required by applicable Law, including an intervening change in Law.
(b)    Tax Cooperation. The Company Stockholders agree to furnish or cause to be furnished to Parent at any time after the Closing Date, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company, as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit and for the prosecution or defense of any pending or threatened audit, assessment, proposed adjustment, deficiency, action, suit, court or administrative proceeding, investigation or other dispute or similar claim with respect to any Tax matter that affects the Company or the Surviving Corporation.
(c)    Transfer Taxes. Transfer Taxes imposed on Parent, the Surviving Corporation or the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement shall be borne 50% by the Company Stockholders (and treated as a Transaction Expense) and 50% by Parent. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Law for filing such Tax Returns, and such party will use its reasonable efforts to provide such Tax Returns to the other party at least 10 days prior to the due date for such Tax Returns. The Company Stockholders and Parent shall cooperate with each other in order to minimize applicable Transfer Taxes in a manner that is mutually agreeable and in compliance with applicable law, and shall to that extent execute such documents, agreements, applications, instruments, or other forms as reasonably required, and shall permit any such Transfer Taxes to be assessed and paid in accordance with applicable Law. For the avoidance of doubt, Transfer Taxes shall not include any Taxes payable by the Company Stockholders, including capital gains Taxes in respect of their disposition of the Company Common Stock.
(d)    Stockholder Notice; Intended Tax Treatment.
(i)    This Agreement is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).
(ii)    As of the date hereof, the Parties intend for the Mergers (taking into account the stock purchase described in Exhibit 10, if effected pursuant to this Agreement (as amended)) to be treated as an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (an “A Reorganization”) subject to the finalization of the Per Share Cash Consideration pursuant to the terms of this Agreement and based upon the Per Share Stock Consideration being valued in accordance with Section 5.14(e). After the Per Share Cash Consideration is finally determined in accordance with Section 2.2, Parent shall promptly determine whether the Mergers constitute an A Reorganization, which determination shall be made in Parent’s sole discretion after good faith consultation with the Stockholder Representative, and shall not constitute a representation, warranty, covenant, obligation or guarantee of any kind whatsoever to the Company Stockholders or any other Person with respect thereto (and no such Person shall be entitled to rely on such determination in any respect). Upon making such determination, Parent shall cause for the Company Stockholders to be promptly notified of such determination (which may take the form of the posting of Internal Revenue Service Form 8937 to the website of Parent in accordance with applicable law). Each of Parent, the Company, Merger Sub, Merger Sub 2 and the Company Stockholders shall report the Mergers and the other transactions contemplated by this Agreement in a manner consistent with such determination made pursuant to this Section 5.14(d), unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(e)    Per Share Stock Valuation. The Parties each acknowledge and agree that for purposes of determining the value of Parent Common Stock to be received as Per Share Stock Consideration by the Company Stockholders in the First Merger for purposes of measuring continuity of interest under Treasury Regulations Section 1.368-1(e)(2)(i) and Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), (i) the “Safe Harbor Valuation Method” will be the “Average of the Daily Volume Weighted Average Prices” as described in Section 4.01(1) of Rev. Proc. 2018-12, (ii) the “Measuring Period” (within the meaning of Section 4.01(2) of Rev. Proc. 2018-12) will be each of the 35 consecutive trading days ending on and including the last complete trading day 3 days immediately prior to the last Business Day prior to the date hereof, (iii) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be the NYSE and (iv) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Bloomberg L.P.
(f)    2021 FIRPTA Filing. The Company shall: (i) confirm to Parent, after 180 days has passed since the date upon which the 2021 FIRPTA Filing was made by the Company, whether the request in the 2021 FIRPTA Filing has been denied or challenged in writing by the IRS, or whether any communication has been otherwise received by the Company from the IRS in respect of the 2021 FIRPTA Filing, in each case within such 180-day period; and (ii) promptly notify Parent of any communications received by the Company from the IRS with respect to the 2021 FIRPTA Filing.
Section 5.15    Termination of Related Party Contracts. Except for those Contracts set forth on Section 5.15 of the Company Disclosure Letter, the Company shall cause all Contracts between the Company or any of its Subsidiaries, on the one hand, and any Company Related Party, on the other hand, to be settled in full and terminated at or prior to the Closing with no further Liability or obligation of the Company, the Surviving Corporation or any of their respective Subsidiaries at or following the Closing. The form and substance of such resolutions, termination agreements or similar agreements shall be subject to the reasonable prior review of Parent.
Section 5.16    NYSE Listing. Parent shall prepare and submit to the NYSE a listing application or notification, as applicable, covering the shares of Parent Common Stock to be issued as part of the Parent Stock Issuance, and shall use its reasonable best efforts to cause such shares of Parent Common Stock to be authorized for listing on NYSE, subject to official notice of issuance, promptly following Parent’s filing of a Form 8-K/A attaching the Required Company Financials, and the Company shall reasonably cooperate with Parent with respect to the foregoing.
Section 5.17    Exclusivity.
(a)    From and after the date of this Agreement through the Effective Time, the Company shall not, shall direct and cause its Subsidiaries and any Affiliates that are Controlled by the Company not to, and neither the Company nor its Subsidiaries nor its Controlled Affiliates shall authorize or knowingly permit any of their respective Representatives to, directly or indirectly: (i) knowingly encourage, endorse, solicit, initiate, cooperate with, knowingly facilitate, or continue any inquiries, offers or proposals regarding an Acquisition Proposal, (ii) enter into, continue, or participate in discussions or negotiations with any Person (other than Parent, its Affiliates or any of their respective Representatives in their capacities as such) concerning a possible Acquisition Proposal, (iii) provide or make available any non-public financial or other confidential or proprietary information regarding the Company or any of its Subsidiaries to any Person (other than Parent, its Affiliates or any of their respective Representatives in their capacities as such), or provide or afford access to any Person to the properties, assets, officers or employees of the Company or any of its Subsidiaries, in each case for the purpose of facilitating, inducing or encouraging an Acquisition Proposal (it being understood that notifying a Person of the existence of this Section 5.17 in and of itself shall not be a breach of this Section 5.17), (iv) approve, endorse, recommend or propose to approve, endorse or recommend any Acquisition Proposal, or (v) enter into any agreements or other instruments (whether or not binding) regarding any Acquisition Proposal. The Company shall, and shall cause all of its Affiliates that are Controlled by the Company, and shall instruct, and shall cause, its and their respective Representatives to, promptly (and in any event within three Business Days of the date hereof) (x) exercise any contractual rights available to any of them to cause each Person (other than Parent, its Affiliates or any of their respective Representatives) who received non-public financial or other confidential or proprietary information regarding the Company or any of its Subsidiaries in connection with any possible Acquisition Proposal to promptly return or destroy such information, and (y) terminate access to any data rooms or dropboxes previously provided to any third parties in connection with an Acquisition Proposal. The Company shall promptly notify Parent if it receives, on or after the date hereof, an Acquisition Proposal involving any Person or group, including the nature of such inquiry.
(b)    For purposes hereof, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any inquiry, offer, proposal, indication of interest or Contract relating to any transaction or series of related transactions (i) involving, directly or indirectly, (x) an acquisition, merger, business combination or recapitalization involving the Company, (y) the purchase of any equity interests of the Company, or (z) the purchase or disposition of assets (including stock in Subsidiaries) of the Company and its Subsidiaries representing 5% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and its Subsidiaries, taken as a whole, or (ii) that would reasonably be expected to result in a Company Material Adverse Effect. Notwithstanding the foregoing, none of the following shall constitute an Acquisition Proposal: (A) any transfer of equity securities of any Company Stockholder or of any direct or indirect member, stockholder, partner or other equity holder of such Company Stockholder (an “Upper-Tier Transfer”), including to the extent such Upper-Tier Transfer triggers a change of control of such Company Stockholder, (B) any merger, business capitalization, recapitalization or sale required to be made for the purpose of obtaining any approval contemplated by Section 5.3, and (C) subject to the terms of the applicable Stockholder Support Agreement, any transfer of equity securities of the Company held by any Company Stockholder. Notwithstanding anything to the contrary in the above, nothing in this Section 5.17 shall prohibit (1) members of the Company Board and Company Stockholders from engaging in discussions and deliberations amongst themselves regarding any Acquisition Proposal or other communications received, so long as such discussions and deliberations do not involve any communications with the Person making the proposal or any of its Representatives and are non-public and confidential; or (2) any Company Stockholder from providing ordinary course communications with any of its current or prospective direct or indirect general partners, limited partners, equity holders, members, managers, lenders or investors who are subject to customary confidentiality restrictions prohibiting further disclosure thereof, and such communications are non-public and confidential.
Section 5.18    Notification of Certain Matters. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent could reasonably be expected, individually or in the aggregate, to be material to the Company, the Surviving Corporation, Parent, Merger Sub, Merger Sub 2 or the Mergers, (b) any Proceedings commenced or, to either the Knowledge of the Company or the Knowledge of Parent, threatened in writing against any Party that relates to this Agreement or the transactions contemplated hereby and (c) any Effect that (i) has had or would reasonably be expected to result in any Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be or (ii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VI to be satisfied; provided that the delivery of any notice pursuant to this Section 5.18 shall not limit or otherwise affect any rights or remedies available to the Party receiving such notice or be deemed to amend or supplement the Company Disclosure Letter or the Parent Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant.
Section 5.19    Resignations. At the written request of Parent, the Company shall cause each director and officer of the Company or its Subsidiaries to resign in such capacity (but not, as applicable, from their respective employment with the Company or such Subsidiary), with such resignations to be effective as of the Effective Time.

Section 5.20    Company Stockholder Approvals.
(a)    The Company shall (i) use its reasonable best efforts to cause Steinhoff to obtain the Steinhoff Lender Approval, and (ii) solicit and use its reasonable best efforts to obtain the Company Stockholder Merger Approval, in each case as soon as practicable after the date of this Agreement. The Company shall deliver to Parent a copy of the Company Written Consents evidencing the Company Stockholder Merger Approval and received from the Company Stockholders as promptly as practicable, and in any event no later than one Business Day, after the Steinhoff Lender Approval is obtained and the Company Stockholder Merger Approval is effective.
The Company shall solicit and use its reasonable best efforts to obtain Company Written Consents executed by each other Company Stockholder, as promptly as practicable following the date on which the Company Stockholder Merger Approval has been obtained, and deliver a copy of each Company Written Consent obtained to Parent by any Company Stockholder.
(b)    The materials submitted in connection with obtaining the Company Written Consents from any Company Stockholder shall, subject to the next sentence, include the Company Board Recommendation. Except where the failure to take any such action would, in the reasonable and good faith judgment of the Company Board, after obtaining the advice of legal counsel, constitute a breach of the fiduciary duties of the Company Board under Delaware Law, prior to obtaining the Company Stockholder Merger Approval, neither the Company Board nor any committee thereof shall directly or indirectly (i) withhold or withdraw (or qualify, amend or modify in any manner adverse to Parent) the Company Board Recommendation or publicly propose to do any of the foregoing, (ii) fail to reaffirm to any Company Stockholders the Company Board Recommendation within five Business Days after Parent reasonably requests in writing, or (iii) fail to include the Company Board Recommendation in any materials submitted to any Company Stockholders in connection with obtaining any Company Written Consents from any Company Stockholder (any action described in clause (i), (ii) or (iii) of this Section 5.20 being referred to as a “Company Adverse Recommendation Change”). Nothing contained in this Agreement shall prohibit the Company or the Company Board from making any disclosure to the Company Stockholders if the Company Board, after obtaining the advice of legal counsel, has reasonably and in good faith determined that the failure to do so would constitute a breach of the fiduciary duties of the Company Board under Delaware Law. The Company acknowledges that its obligations to solicit and obtain the Company Stockholder Approvals and the Company Written Consents from the Company Stockholders as provided hereunder shall apply notwithstanding any Company Adverse Recommendation Change.
(c)    The Company shall deliver to the applicable Company Stockholders all such notices and information required by DGCL 228(e) and 262(d)(2) as soon as practicable following the Company Stockholder Merger Approval and in any event within the time periods required by the DGCL.
Section 5.21    Payoff Letters. The Company shall deliver to Parent no later than two Business Day prior to the Closing Date (a) fully executed customary payoff letters, in form and substance reasonably satisfactory to Parent, with respect to each of the Existing Credit Agreements (the “Payoff Letters”), in each case, specifying the aggregate amount (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such Indebtedness) necessary to repay such Indebtedness in full as of the Closing and providing for a release of all Liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the applicable Payoff Letter, and (b) customary documentation, in form and substance reasonably satisfactory to Parent, relating to the release of all Liens securing the obligations under each of the Existing Credit Agreements (including any termination statements on Form UCC-3, short-form termination and release agreements with respect to any and all security interests in Intellectual Property Rights or other applicable releases); provided that, in the case of each of (a) and (b) the Company shall provide drafts of such documentation no later than five Business Days prior to the Closing Date.
Section 5.22    Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement is brought after the date of this Agreement and prior to the Effective Time against the Company or any members of its Board of Directors or Parent or any members of its Board of Directors (the “Transaction Litigation”), the Company or Parent (as applicable) shall promptly notify the other Parties of any such Transaction Litigation and shall keep the other Parties reasonably informed with respect to the status thereof and shall give the other Parties the opportunity to consult with such Party regarding the defense or settlement of any Transaction Litigation and shall use its reasonable best efforts to defend any such Transaction Litigation.
Section 5.23    [Omitted.]
Section 5.24    Financing Cooperation.
(a)    Prior to the Effective Time, the Company and its Subsidiaries shall use reasonable best efforts to, and shall use reasonable best efforts to cause their respective Representatives to, cooperate with Parent as reasonably necessary in connection with the Financing as may be reasonably requested by Parent, including using reasonable best efforts to:
(i)    assist with the preparation of, and provide customary and pertinent information and materials regarding the Company and its Subsidiaries to be used in the preparation of, customary confidential information memoranda, offering memoranda, registration statements, prospectuses, prospectus supplements and similar offering documents, customary rating agency presentations and customary lender and investor presentations, in each case necessary and customary for financings of the type contemplated by the Financing and reasonably requested by Parent or the Financing Sources (the “Syndication and Offering Materials”);
(ii)    provide (A) audited condensed consolidated balance sheets and related statements of operations, change in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for each of the three most recently completed fiscal years ended as of the date hereof and, for subsequently completed fiscal years, not later than the deadlines therefor as set forth in Section 5.7(b) with respect to delivery of audited financial statements, prepared in accordance with GAAP; and (B) unaudited condensed consolidated balance sheets and related statements of operations, changes in stockholders’ equity and cash flows for each subsequent fiscal quarter of the Company and its consolidated Subsidiaries ending after the date of the most recently ended fiscal year for which financial statements have been delivered pursuant to the foregoing clause (A) not later than the deadlines therefor as set forth in Section 5.7(a) with respect to delivery of unaudited financial statements (but, excluding the fourth quarter of any fiscal year), prepared in accordance with GAAP, together with unaudited financial statements for the corresponding period of the prior year (and in the case of clauses (A) and (B) meeting the requirements of Rule 3-05 of Regulation S-X under the Securities Act (it being understood and agreed that the timely filing of the financial statements in clauses (A) and (B) of this Section 5.24(a)(ii) on Form 10-K or Form 10-Q, as applicable, shall satisfy the requirements hereunder));
(iii)    provide all other historical financial information regarding the Company and its Subsidiaries required and reasonably requested by Parent to permit Parent to prepare customary pro forma financial statements for the periods required by Regulation S-X (such historical financial information, together with the financial statements in the preceding clause (ii), collectively, the “Financing Required Information”);
(iv)    cooperate with Parent in the preparation of customary pro forma financial statements to be included in the Syndication and Offering Materials; provided that the Company shall not be responsible for the preparation of such pro forma financial statements or any related pro forma adjustments;

(v)    provide promptly, and in any event at least three Business Days prior to the Closing Date to the extent reasonably requested by Parent (on behalf of the Financing Sources) no later than 10 Business Days prior to the Closing Date, all documentation and other information about the Company and its Subsidiaries required by regulatory authorities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that is required pursuant to the Financing;

(vi)    cause the Company’s independent registered accounting firm to provide customary comfort letters (including customary “tick and tie” and “negative assurance” comfort) with respect to financial information relating to the Company and its Subsidiaries contained in the Syndication and Offering Materials to the extent required in connection with any capital markets transaction comprising a part of the Financing to the applicable underwriters, initial purchasers or placement agents thereof, in each case, on customary terms and consistent with the customary practice of such independent registered accounting firm, including by executing and delivering any customary representation letters to the independent registered accounting firm in connection therewith;
(v)    assist Parent in ensuring that the syndication efforts benefit from the existing banking relationships of the Company and its Subsidiaries;
(vi)    `cause senior management of the Company and its Subsidiaries to cooperate reasonably with customary due diligence efforts of the Financing Sources, including being available to participate in a reasonable and customary number of due diligence sessions, meetings, presentations and road shows with the underwriters and the lead arrangers with respect to the Financing, in each case, at reasonable times and locations to be mutually agreed and with reasonable notice;
(vii)    execute and deliver on behalf of the Company and its Subsidiaries customary definitive financing documents to the extent reasonably requested by Parent, including loan agreements, indentures, guarantees, collateral agreements, hedging arrangements, officer’s certificates, solvency certificates, other closing certificates, corporate resolutions and other documents; provided that neither the Company nor any of its Subsidiaries shall be required to execute any definitive financing documentation (and no such documentation shall be effective) until the Closing Date has occurred (other than customary authorization letters);
(viii)    consent to the use of the Company’s and the Company’s Subsidiaries’ logos in connection with the Financing with prior written approval of usage from the Company; provided, that such logos are used solely in a manner that is not intended to or is reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks; and
(ix)    subject to the occurrence of the Effective Time, taking all corporate actions necessary to permit consummation of the Financing as may be reasonably requested by Parent.
(b)    Notwithstanding anything in this Section 5.24 to the contrary, in fulfilling its obligations pursuant to this Section 5.24, neither the Company nor any of its Subsidiaries shall be required to take any action that would:
(i)    unreasonably interfere with the ongoing business or operations of the Company or its Subsidiaries;
(ii)    require disclosure of information in the Syndication and Offering Materials if, in the reasonable judgment of the Company, such disclosure would cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated;
(iii)    in the reasonable judgment of the Company after consultation with its outside legal counsel, (x) result in the contravention of, or would reasonably be expected to result in a violation or breach of, or a default under, the Company Charter Documents or the Charter Documents of the Company’s Subsidiaries, any applicable laws or under any Contract to which the Company or any of its Subsidiaries is a party or (y) require the Company to provide access to or disclose information that the Company reasonably determines would result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any obligation of confidentiality in any Contract to which the Company or any of its Subsidiaries is a party or would result in a loss or waiver of attorney-client privilege or other legal privilege of the Company or its Subsidiaries (in each case it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to this clause (iii) (y) (but solely if providing such notice would not violate such obligation of confidentiality or result in a loss or waiver of such applicable privilege), and thereafter the Company and Parent shall reasonably cooperate to implement appropriate procedures to enable such information to be provided in a manner that would not violate the applicable restriction or obligation of confidentiality or waive the applicable privilege or protection);
(iv)    take or permit the taking of any action that would cause any covenant, representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries;
(v)    require the Company or any of its Subsidiaries to execute any definitive financing documents or adopt any resolution or consents or take any similar actions approving or authorizing the execution of the Financing, in each case, that is effective prior to the Effective Time (other than customary authorization letters); provided that in no event shall this Section 5.24 require the Company or any of its Subsidiaries to cause any director, officer, manager or employee of the Company or any of its Subsidiaries that is not continuing in such capacity after the Closing to execute any such definitive financing document, resolution or consent or take any similar action.
(vi)    require the Company, its Subsidiaries or their Representatives to pay any commitment or other similar fee, bear any out-of-pocket cost or expense, provide any indemnity or security, incur any other Liability or assume any obligation in connection with the Financing that is not subject to indemnification or reimbursement under this Section 5.24;
(vii)    subject any of the Company’s or its Subsidiaries’ respective directors, officers, managers, employees and Representatives to any personal liability; or
(viii)    cause any condition to the Closing set forth in this Agreement to not be satisfied.
(c)    Parent shall, promptly upon the request of the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable fees of attorneys and other Representatives) incurred by the Company or any of its Affiliates in connection with the Financing or the cooperation or other actions contemplated by this Section 5.24 (provided that such reimbursement shall not include any costs incurred by the Company or any of its Subsidiaries in connection with the preparation of the Resale Registration Statement or of any information or financial statements required to be included therein, including the Registration Reporting Information). Parent shall indemnify and hold harmless the Company and its Affiliates and their respective directors, officers, managers, employees and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, awards, judgments and penalties suffered or incurred by them in connection with the Financing and any cooperation or other actions taken pursuant to this Section 5.24, except in the event such liabilities, losses, damages, claims, costs, expenses, awards, judgments and penalties arise out of or result from the gross negligence, willful misconduct or bad faith by the Company or its Affiliates or such directors, officers, managers, employees and Representatives as determined by a court of competent jurisdiction in a final and non-appealable decision.
(d)    Nothing in this Section 5.24 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to any Financing. For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 5.24 shall not require the Company to provide access to or disclose any information if such access or disclosure would, in the reasonable judgement of the Company (after consultation with outside counsel) result in the disclosure of competitively sensitive information if the Closing does not occur (other than to members of a restricted clean team in accordance with applicable Law).
(e)    Parent, Merger Sub and Merger Sub 2 acknowledge and agree that it is not a condition to the Closing or any of the other obligations under this Agreement that Parent, Merger Sub and Merger Sub 2 obtain any Financing.
Section 5.25    Reasonable Best Efforts.
(a)    Subject to the terms and conditions set forth in this Agreement and provided that at all times the provisions of Section 5.3 shall govern the matters set forth therein, Parent, Merger Sub and Merger Sub 2, on the one hand, and the Company, on the other hand, shall use their respective reasonable best efforts to (i) take (or cause to be taken) all actions, (ii) do (or cause to be done) all things and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are reasonably necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including by using reasonable best efforts to cause the conditions to the obligations of the other Parties to effect the Mergers set forth in Article VI to be satisfied as promptly as reasonably practicable.
(b)    In furtherance of, and not in limitation of Section 5.25(a), (but subject to the terms and conditions set forth in this Agreement and provided that at all times the provisions of Section 5.3 shall govern the matters set forth therein), as promptly as practicable after the execution of this Agreement, each Party (i) shall make all filings and give all notices that are or may be required to be made and given by such Party in connection with the Mergers and the other transactions contemplated by this Agreement, (ii) shall use reasonable best efforts to obtain all Consents from third Persons which are required to be obtained (pursuant to any applicable Law, Contract, or otherwise) by such Party in connection with the Mergers and the other transactions contemplated by this Agreement, and (iii) shall upon request of another Party and to the extent permitted by applicable Law or applicable Contract, promptly deliver to such other Party a copy of each such filing made, each such notice given and each such Consent obtained by it.
Section 5.26    Escrow Agreement. The Parties shall reasonably cooperate in good faith, promptly following the date hereof (and in any event prior to the Closing) to mutually agree on (a) the identity of an escrow agent (the “Escrow Agent”) and (b) the form of escrow agreement to be entered into upon the Closing by and among Parent, the Company, the Stockholder Representative and the Escrow Agent (the “Escrow Agreement”).
Section 5.27    FIRPTA Certificate. Prior to the Closing, the Company shall deliver to Parent a certificate from the Company dated as of the Closing Date, in form and substance consistent with the requirements of Treasury Regulations Section 1.897-2(h), certifying that the Company is not, and was not at any time during the 5-year period ending on the Closing Date, a U.S. real property holding corporation (together with a draft notice, prepared in accordance with Treasury Regulations Section 1.897-2(h)(2)); provided, that, for the avoidance of doubt, if the Company fails to provide such certificate, Parent shall be entitled to deduct and withhold such amounts as are required to be withheld under Section 1445 of the Code and the Treasury Regulations thereunder, which shall be Parent’s sole recourse under this Agreement in respect of a failure to provide such certificate.
Section 5.28    SA Tax Ruling. If Steinhoff is not able to obtain the SA Tax Ruling prior to the earlier of (a) the first anniversary of the date hereof and (b) 20 Business Days prior to the Closing Date, Steinhoff shall have the right to elect (no later than the fifth Business Day after the foregoing triggering event) that the Company and Parent reasonably cooperate in good faith to amend this Agreement in accordance with its terms solely to the extent necessary to effect the transactions described on Exhibit 10.
Section 5.29    Update to the Company Disclosure Letter.
(a)    No later than seven Business Days prior to Closing, the Company shall update the Company Disclosure Letter, with an effective date within 10 Business Days of the Closing Date, with all information that would have been required to be set forth or described in the Company Disclosure Letter had this Agreement been executed as of such effective date (including that any references to the phrase “as of the date hereof” or of similar import shall refer to such effective date). No such updated disclosure shall have any effect for purposes of determining (x) the satisfaction of the conditions set forth in Article VI, or (y) the compliance by the Company with any covenant set forth herein or for purposes of either party’s right to terminate this Agreement under Article VII.
(b)    No later than two Business Days prior to the Closing, the Company shall provide Parent with the anticipated number of Relinquished Shares as of the Closing.
Section 5.30    Insurance Policy. The Company shall comply with, and shall cause its Affiliates and Representatives to comply with, all of its obligations under the Insurance Policy and Insurance Engagement Letter, including with respect to paying any Insurance Costs as and when due. The Company shall not amend or modify the Insurance Policy without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed)..
ARTICLES VI
CONDITIONS TO CLOSING
Section 6.1    Conditions to the Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated hereby are subject to the satisfaction or (to the extent permitted by applicable Law) waiver at or prior to the Closing, of each of the following conditions:
(a)    any applicable waiting period (and any extension thereof, including any agreed extension) under the HSR Act shall have expired or been terminated;
(b)    no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), in each case, that is then in effect and has the effect of making illegal, enjoining, or otherwise restraining or prohibiting the consummation of the transactions contemplated hereby; and
(c)    the Company shall have obtained and delivered to Parent each of the Company Stockholder Approvals and such Company Stockholder Approvals shall remain in full force and effect.
Section 6.2    Conditions to Obligations of Parent, Merger Sub and Merger Sub 2. The obligations of Parent, Merger Sub and Merger Sub 2 to consummate the transactions contemplated hereby shall also be subject to the satisfaction or (to the extent permitted by applicable Law) waiver at or prior to the Closing, of each of the following additional conditions:
(a)    each of the representations and warranties of the Company (i) contained in Section 3.1, Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.2(e), Section 3.3, Section 3.4, Section 3.5(a)(i), Section 3.21, and Section 3.23 (the “Company Fundamental Representations”) shall have been true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date), and (ii) contained in Article III (other than the Company Fundamental Representations), shall be true and correct in all respects (without giving effect to any limitation as to materiality set forth therein, including “Company Material Adverse Effect,” “in all material respects,” “material” or “materially”) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct in all respects, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;
(b)    the Company shall have performed or complied in all material respects with each of its obligations, agreements and covenants required under this Agreement to be performed or complied with on or prior to the Closing;
(c)    since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any Effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
(d)    Parent shall have received a certificate signed by an executive officer of the Company certifying, on behalf of the Company, as to the matters set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(c);
(e)    The Company shall have confirmed to Parent, as of the day prior to the Closing, that the Company has not received, in writing, any affirmative challenge or denial from the IRS in respect of the 2021 FIRPTA Filing, other than any such challenge or denial that has been fully resolved in favor of the Company or in respect of which the Company has fully paid any Taxes for which it is Liable; and
(f)    the number of Dissenting Shares (excluding, for the avoidance of doubt, any Dissenting Shares owned by holders who have lost, forfeited or validly withdrawn the right to seek an appraisal under Section 262 of the DGCL) shall represent less than 7% of the total number of issued and outstanding shares of Company Common Stock.
Section 6.3    Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall also be subject to the satisfaction or (to the extent permitted by applicable Law) waiver at or prior to the Closing, of each of the following additional conditions:
(a)    each of the representations and warranties of Parent, Merger Sub and Merger Sub 2 (i) contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5(a)(i), and Section 4.10 (the “Parent Fundamental Representations”) shall have been true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date), and (ii) contained in Article IV (other than the Parent Fundamental Representations), shall be true and correct in all respects (without giving effect to any limitation as to materiality set forth therein, including “Parent Material Adverse Effect,” “in all material respects,” “material” or “materially”) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct in all respects, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;
(b)    Parent, Merger Sub and Merger Sub 2 shall have performed or complied in all material respects with each of its obligations, agreements and covenants required under this Agreement to be performed or complied with on or prior to the Closing;
(c)    since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect or any Effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;
(d)    the Company shall have received a certificate signed by an executive officer of Parent certifying, on behalf of Parent, as to the matters set forth in Section 6.3(a) and Section 6.3(b) and Section 6.3(c); and
(e)    the shares of Parent Common Stock issuable as the aggregate Per Share Stock Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.
ARTICLE VII
TERMINATION
Section 7.1    Termination.     In the event the Company or Parent intends to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 7.1(b), Section 7.1(c), Section 7.1(d) or Section 7.1(e), as applicable, the Company or Parent, as applicable, shall give written notice to the other Party or Parties (as the case may be) specifying the provision of this Agreement pursuant to which such termination and abandonment is intended to be effected. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of each of Parent and the Company;
(b)    by either Parent or the Company, if:
(i)    the First Merger shall not have been consummated on or before May 9, 2024 (the “Termination Date”); provided, that, if as of the initial Termination Date, (A) the condition set forth in Section 6.1(a) or Section 6.1(b) (with respect to Section 6.1(b), solely to the extent the applicable Law or Order arises under or in connection with applicable Antitrust Laws) has not been satisfied and (B) all other conditions set forth in Article VI have been satisfied or waived (other than any such conditions that, by their nature, cannot be satisfied until the Closing, which conditions would be capable of satisfaction if the Closing were to occur on the initial Termination Date), the Termination Date shall be automatically extended until November 9, 2024; provided, further, that if as of the Termination Date (as extended by the foregoing proviso), (x) the condition set forth in Section 6.1(a) or Section 6.1(b) (with respect to Section 6.1(b), solely to the extent the applicable Law or Order arises under or in connection with applicable Antitrust Laws) has not been satisfied and (y) all other conditions set forth in Article VI have been satisfied or waived (other than any such conditions that, by their nature, cannot be satisfied until the Closing, which conditions would be capable of satisfaction if the Closing were to occur on the Termination Date as extended), the Termination Date shall be automatically extended until February 9, 2025 (or such later date as Parent and the Company agree in writing); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the First Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement; or
(ii)    any Governmental Authority of competent jurisdiction shall have enacted, promulgated, issued, entered or enforced any Order, or any Law shall have been enacted or promulgated by a Governmental Authority of competent jurisdiction, that, in each case, has the effect of making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the transactions contemplated hereby, and such Law or Order shall have become final and nonappealable; or
(c)    by the Company, if:
(i)    Parent, Merger Sub or Merger Sub 2 shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not capable of being cured by Parent, Merger Sub or Merger Sub 2, as applicable, by the Termination Date or, if capable of being cured, shall not have been cured by Parent, Merger Sub or Merger Sub 2 on or before the earlier of (1) the Termination Date and (2) the date that is 30 calendar days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of its obligations under this Agreement; or
(d)    by Parent, if:
(i)    the Company fails to deliver to Parent, within one hour of the execution of this Agreement, (x) the Company Written Consents executed by each Company Significant Stockholder and holders representing at least 80% of the issued and outstanding shares of Company Common Stock entitled to vote (or provide consent) thereon, (y) the Limited Waiver executed by the Lender Representative, and (z) the Limited Waiver executed by Steinhoff; or
(ii)    the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (1) the Termination Date and (2) the date that is 30 calendar days following Parent’s delivery of written notice to the Company of such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if Parent, Merger Sub or Merger Sub 2 is then in material breach of its obligations under this Agreement.
(e)    by Parent, during any 30 calendar day period following (x) the taking of any corporate action by Steinhoff, (y) Steinhoff indicating its consent to, approval of, or acquiescence in, or (z) the initiation of any Proceeding or other formal procedure in England & Wales or any other jurisdiction by Steinhoff or any other Person, in relation to:
(i)    the suspension of payments, a moratorium of any Indebtedness, winding-up, liquidation, dissolution, administration, official management or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of Steinhoff;
(ii)    a composition, compromise, assignment or arrangement with any creditor of Steinhoff (other than in connection with any consensual restructuring or re-organisation between Steinhoff and its creditors);
(iii)    the appointment of a liquidator, receiver, administrative receiver, conservator, administrator, compulsory manager or other similar officer in respect of Steinhoff or any of its assets;
(iv)    the seeking of a judgment of insolvency or bankruptcy of Steinhoff or any other similar relief under any bankruptcy or insolvency law or other law affecting creditors’ rights;
(v)    a secured party taking possession of all or substantially all Steinhoff’s assets or Steinhoff having a distress, execution, attachment, sequestration or other Proceeding levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such Proceeding is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter, during which period any obligation to effect the Closing in accordance with Section 1.2 shall be suspended; or
(vi)    any event which, under the applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (i) to (v) above;
provided, however, that the foregoing termination right in this Section 7.1(e) shall not apply to any Proceeding or formal procedure in England & Wales or any other jurisdiction filed by a third Person which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement, during which period any obligation to effect the Closing in accordance with Section 1.2 shall be suspended.
Section 7.2    Effect of Termination. In the event that this Agreement is validly terminated pursuant to Section 7.1, this Agreement shall become null and void, and there shall be no liability on the part of any Party (or any officers, directors, employees, stockholders, or Representatives of such Party), except that this Section 7.2, Section 5.9, Section 7.3 and Article VIII (and any related definitions contained in any such Sections or Article) shall survive any termination of this Agreement and remain valid and binding obligations of each of the Parties. Notwithstanding the immediately preceding sentence, and except to the extent described in Section 7.3, termination of this Agreement pursuant to Section 7.1 shall not release any Party from any liability (x) pursuant to the sections specified in this Section 7.2 that survive such termination or (y) for any Willful Breach by a Party of any provision of this Agreement that occurred prior to such termination or any claims of Fraud.
Section 7.3    Termination Fee.
(a)    In the event this Agreement is validly terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) (with respect to Section 7.1(b)(ii), solely to the extent the applicable Law or Order arises under or in connection with applicable Antitrust Laws) and at the time of such termination all of the conditions set forth in Article VI (other than the condition set forth in Section 6.1(a) or Section 6.1(b) (with respect to Section 6.1(b), solely to the extent the applicable Law or Order arises under or in connection with applicable Antitrust Laws) and any conditions that, by their nature, cannot be satisfied until the Closing, which conditions would be capable of satisfaction if the Closing were to occur on the date of such termination) have been satisfied or waived on or prior to the date of such termination, then within two Business Days of such termination Parent shall deliver a notice to the Company that the Termination Fee is due and payable by Parent to the Company in accordance with the provisions of this Section 7.3 (the “Termination Fee Notice”).
(b)    Within five Business Days of receipt by the Company of the Termination Fee Notice, the Company shall deliver to Parent a written notice informing Parent whether or not the Company elects to accept the Termination Fee (the “Company Fee Notice”). If the Company does not deliver to Parent the Company Fee Notice by the date that is five Business Days after the Company receives the Termination Fee Notice, the Company shall be deemed to have accepted the Termination Fee. If the Company accepts (or is deemed to accept pursuant hereto) the Termination Fee, Parent shall pay or cause to be paid to the Company the Termination Fee, by wire transfer of immediately available funds, within two Business Days of such acceptance (or deemed acceptance pursuant hereto), to an account specified by the Company to Parent promptly following the receipt of the Company Fee Notice.
(c)    The Parties acknowledge and agree that (i) in no event shall Parent be required to pay the Termination Fee on more than one occasion, and (ii) the agreements set forth in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Parties would not enter into this Agreement.
(d)    Notwithstanding anything to the contrary contained herein, in the event that the Company accepts (or is deemed to accept pursuant hereto) the Termination Fee, and the Termination Fee is actually paid to the Company, such payment of the Termination Fee shall constitute liquidated damages and be the sole and exclusive remedy of the Company and the Company Related Parties against Parent and the Parent Related Parties, for all losses, damages, costs or expenses in respect of this Agreement (or the termination thereof) or the transactions contemplated by this Agreement or the Ancillary Agreements, including the Mergers (or the failure of such transactions to occur for any reason or for no reason) or any breach of any covenant or agreement or otherwise in respect of this Agreement or any representation (whether oral or written) made or alleged to be made in connection herewith, and, notwithstanding anything to the contrary set forth herein (including Section 7.2), upon payment of the Termination Fee, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or the Ancillary Agreements, including the Mergers, and none of the Company or any other Company Related Party shall seek or be entitled to recover any other damages; provided, however, that, (i) this clause (d) shall not apply to the provisions of this Agreement that survive termination pursuant to Section 7.2 and (ii) notwithstanding the foregoing, in the event that Parent or any of its Subsidiaries initiates or continues any action, claim, or suit against the Company or any Company Related Party arising out of or in connection with this Agreement or any Ancillary Agreement after payment and acceptance of the Termination Fee, then the foregoing of this clause (d) shall be deemed null and void, and the Company and the Company Related Parties shall have available to them all rights and remedies existing under Law, including the right to bring an action, claim or suit against Parent for breach of this Agreement or any Ancillary Agreement and be awarded damages (above and beyond the Termination Fee) in connection therewith.
(e)    If Parent fails to promptly pay or cause to be paid the Termination Fee as and when due pursuant to Section 7.3(b), then, during such time as the Termination Fee has not been paid, the Company shall have the option, in its sole discretion, to commence a Proceeding in order to obtain a judgment against Parent for the Termination Fee; provided, that if Company commences a Proceeding that results in a judgment against Parent for the Termination Fee, Parent shall pay or cause to be paid to the Company its costs and expenses (including attorneys’ fees) in connection with such Proceeding, together with interest on the Termination Fee, at the prime rate published in The Wall Street Journal for the relevant date such amount was required to be made from such date through the date of payment.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1    Expenses. Except as otherwise expressly provided herein or agreed to by Parent and the Company in writing, whether or not the Closing is consummated, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such costs and expenses; provided that Parent and the Company shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act (except if such filing or other similar fee becomes due as a result of any actions taken by Steinhoff or its Affiliates, including any internal restructuring actions (which fees shall be payable by the Company)).
Section 8.2    Non-Survival of Representations, Warranties and Covenants; Release.
(a)    Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations, agreements and other provisions in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time, and any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions shall thereupon cease (and there shall be no liability after the Closing in respect thereof); provided, however, that nothing in this Section 8.2(a) shall limit any covenants, obligations, agreements or other provisions contained herein that by their terms apply or contemplate performance in whole or in part after the Closing, which shall survive the Closing in accordance with their respective terms.
(b)    Release. Effective as of the Closing, Parent, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Company and its Subsidiaries) (each, a “Releasing Person”), hereby unconditionally and irrevocably and forever releases and discharges each of the Company Stockholders and their respective Affiliates, successors and assigns, each other Company Related Party (in each case, solely in their capacities as such) and any past, present or future directors, managers, officers, employees, representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons (each, a “Released Person”) of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, primary or secondary, at law or in equity (including arising under any Environmental Laws) that such Releasing Person ever had, now has or ever may have or claim to have against any Released Person, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing in respect of the management or operation of, or any action taken or failed to be taken by the Released Persons in their capacity as a director, officer or equityholder of the Company; provided, that the Parties acknowledge and agree that this Section 8.2(b) does not apply to and shall not constitute a release of any rights or obligations to the extent arising under any provision of this Agreement, any Ancillary Agreement, or any other agreement, certificate or other instrument delivered pursuant to this Agreement that survives the Closing, or that may not be waived or released as a matter of Law. The covenants contained in this Section 8.2(b) are intended to be for the benefit of, and shall be enforceable by, each of the Released Persons and their respective heirs and assigns (but solely from and after the Closing) and shall not be deemed exclusive of any other rights to which any such Person may be entitled, whether pursuant to Law, Contract or otherwise.
Section 8.3    Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and received (a) when delivered in person (with written confirmation of receipt), (b) on the date received by electronic mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if received after normal business hours of the recipient, or (c) when received by the addressee if sent by certified or registered mail (return receipt requested) or nationally recognized express courier (with written confirmation of delivery). Such communications must be sent to the respective Parties at the following addresses (or to such other address as such Party may have specified in a written notice given to the other Parties in accordance with this Section 8.3).
if to Parent, Merger Sub or Merger Sub 2, to:
Tempur Sealy International, Inc.
1000 Tempur Way
Lexington, KY 40511
Email:    legal@tempursealy.com
Attention:    Mohammad Vakil
with a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Email:    pshim@cgsh.com; kspoerri@cgsh.com; msaliba@cgsh.com
Attention:    Paul J. Shim, Esq.; Kimberly R. Spoerri, Esq.; Michael Saliba, Esq.
if to the Company, to:
Mattress Firm Group Inc.
10201 S. Main St.
Houston, TX 77025
Email: kindel.nuno@mfrm.com
Attention: Kindel Nuno
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Email:    rfreardon@stblaw.com
Attention:    Roxane Reardon, Esq.
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
900 G St., N.W.
Washington, D.C. 20001
Email:    jonathan.corsico@stblaw.com
Attention:    Jonathan Corsico, Esq.
Section 8.4    Interpretation; Certain Definitions; Exhibits and Schedules.
(a)    The Parties have participated collectively in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions hereof.
(b)    The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified. The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The term “or” is used in the inclusive sense of “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to May 9, 2023, unless the context requires otherwise. Any agreement, document or instrument referred to herein shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, including by way of any associated side letters or similar agreements (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument, as amended, in each case, as of such date). Reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). References to “$” or “dollars” means U.S. dollars.
Section 8.5    Severability. If any term or provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction or other competent authority to be invalid, illegal or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon any such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 8.6    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided that Parent may collaterally assign its rights under this Agreement to any Financing Source; provided, further, that such assignment shall not relieve Parent of any of its obligations hereunder. Any attempted assignment in violation of this Section 8.6 shall be null and void.
Section 8.7    Amendment. This Agreement may only be amended by mutual agreement of the Parties hereto in writing and subject to applicable Law. Notwithstanding anything to the contrary contained herein, no modification, waiver or termination of Section 8.6, this Section 8.7, Section 8.10, Section 8.12(c), Section 8.14 or Section 8.15 in a manner that is adverse to the interests of any Financing Source will be effective against a Financing Source without the prior written consent of such adversely affected Financing Source.
Section 8.8    Extension; Waiver. At any time prior to the Effective Time, Parent, Merger Sub or Merger Sub 2, on the one hand, and the Company, on the other hand, may, subject to applicable Law, (a) extend the time for the performance of any obligation or other act of the other Party, (b) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any covenant, agreement or condition for the benefit of such Party contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such Party. No failure or delay by the Company, Parent, Merger Sub or Merger Sub 2 in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 8.10    Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (including the exhibits, annexes, schedules and appendices hereto and thereto), constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and they supersede all other prior agreements and understandings among the Parties, with respect to the subject matter hereof and thereof.
Section 8.10    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any Person other than the Parties or their respective successors and permitted assigns any legal or equitable rights, remedies or benefits of any nature whatsoever under or by reason of this Agreement, except (i) as specifically provided in Section 5.6, Section 5.10, Section 8.2(b) or Section 8.15 (in each case, which shall be to the benefit of the parties referred to in such section), and (ii) each Company Stockholder and each holder of Company Equity Awards shall be a third-party beneficiary of the provisions of Section 2.1 (from and after the Closing). Notwithstanding the foregoing, each of the Financing Sources are intended to be third party beneficiaries of and shall be entitled to rely on and enforce Section 8.6, Section 8.7, this Section 8.10, Section 8.12, Section 8.14 or Section 8.15.
Section 8.11    Remedies.
(a)    Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.
(b)    The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach (including the Company’s right to elect to accept the Termination Fee pursuant to Section 7.3(b)), monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.
(c)    The Company shall have the right to pursue damages on behalf of its stockholders in the event of Parent, Merger Sub or Merger Sub 2’s breach of this Agreement (which damages Parent, Merger Sub and Merger Sub 2 agree may include losses suffered by such stockholders based upon a failure of the Closing to occur caused by Parent’s breach); provided, however, prior to pursuing a claim for the payment of monetary damages, the Company shall first pursue a claim for specific performance in the Chosen Courts against Parent, Merger Sub and Merger Sub 2, including to cause the Closing to occur, and the Chosen Court shall have determined that the Company shall not be entitled to specific performance to cause Parent to consummate the Closing. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that (i) the maximum aggregate monetary liability of Parent, Merger Sub and Merger Sub 2 and any Parent Related Parties owed to the Company and the Company Related Parties under or in connection with this Agreement and the transactions contemplated hereby shall in no event exceed an amount equal to $500,000,000 (the “Liability Cap”), (ii) in no event shall the Company or any Company Related Party seek to recover any amounts in excess of the Liability Cap, and (iii) under no circumstances shall the Company or any Company Related Party be permitted or entitled to receive both a grant of specific performance to cause the Closing to occur and payment of monetary damages. For the avoidance of doubt, the right to pursue damages as set forth in this Section 8.11(c) belongs exclusively to the Company, and any amounts received by the Company in connection therewith may be retained by the Company, and nothing in this Section 8.11(c) shall confer any third-party beneficiary rights on any other Person.

Section 8.12    Governing Law; Exclusive Jurisdiction.
(a)    This Agreement and all matters, claims, controversies, disputes, suits, actions or Proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of Delaware.
(b)    Each of the Parties hereby (i) agrees and irrevocably consents to submit itself to the exclusive jurisdiction of the Court of Chancery in the State of Delaware (or if such court finds it lacks subject matter jurisdiction, the federal or other state courts in the State of Delaware) (the “Chosen Courts”) in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, (ii) agrees that all claims in respect of any such Proceeding will be heard and determined in any Chosen Court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any Chosen Court, (iv) agrees not to bring or support any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) anywhere other than any Chosen Court and (v) agrees that a final and non-appealable judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding brought in any Chosen Court in accordance with this Section 8.12. Each of the Parties agrees that the service of any process, summons, notice or document in connection with any such Proceeding may be served upon them in any manner authorized by the laws of the State of Delaware.
(c)    Notwithstanding the foregoing (i) all disputes, claims and causes of action against any Financing Source arising out of or relating to this Agreement, the Financing, any related commitment letter, engagement letter, or fee letter and the transactions contemplated hereby and thereby (whether arising in contract or tort or otherwise) shall be governed by, and construed in accordance with, the law of the State of New York and (ii) notwithstanding Section 8.12(a) and Section 8.12(b), each party hereto agrees that any dispute, claim and cause of action, whether in law or equity, whether in contract or in tort or otherwise, brought against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating to the Financing or the performance thereof, shall properly and exclusively lie in any New York state or federal court of the United States of America, in each case, sitting in the borough of Manhattan in New York County, and any appellate court therefrom.
Section 8.13    Waiver of Jury Trial. EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR PROCEEDING THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CONTROVERSY OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.
Section 8.14    Counterparts and Electronic Signatures. This Agreement and any Ancillary Agreements may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. Delivery of an executed signature page to this Agreement or any Ancillary Agreements by electronic transmission (including in pdf, DocuSign, email or other means of electronic transmission) shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement or such Ancillary Agreement for all purposes.
Section 8.15    Non-Recourse. Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, (a) this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the Persons that are expressly identified as Parties herein in their capacities as such, (b) no former, current or future stockholders, equity holders, Controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, Controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any Liability for any obligations or Liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith; provided, however, that the foregoing shall not limit the obligations or Liabilities of any Non-Recourse Party under any Ancillary Agreement or other agreement to which such Non-Recourse Party is party, (c) without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against or make any claims for breach of this Agreement against any Non-Recourse Party.The covenants contained in this Section 8.15 are intended to be for the benefit of, and shall be enforceable by, each of the Non-Recourse Parties and their respective heirs and assigns and shall not be deemed exclusive of any other rights to which any such Person may be entitled, whether pursuant to Law, Contract or otherwise. Without limiting the foregoing, the Company acknowledges and agrees (on behalf of itself and its Affiliates) and hereby waives any rights or claims against any Financing Sources in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, and agree not to commence (and if commenced, agree to dismiss or otherwise terminate, and not to assist) any action against any Financing Sources in connection with this Agreement (including any action relating to the Financing) or the transactions contemplated hereby or thereby; provided, that, for the avoidance of doubt, nothing herein shall limit the rights any party to the Financing may have pursuant to any agreement entered into pursuant to such Financing.

Section 8.16    Legal Representation; Privileged Communications.
(a)    Recognizing that Simpson Thacher & Bartlett LLP (“Simpson Thacher”), Richards, Layton & Finger, P.A. (“RLF”), Akin Gump Strauss Hauer & Feld LLP (together with its affiliates, “Akin”) and Freshfields Bruckhaus Deringer LLP (together with its affiliates, “Freshfields”) have acted as legal counsel to one or more of the Company, its Subsidiaries, certain of the direct and indirect holders of shares of Company Common Stock and their Affiliates prior to date hereof, and that Simpson Thacher, RLF, Akin or Freshfields may act as legal counsel to certain of the direct and indirect holders of shares of Company Common Stock and their Affiliates after the Closing, each of Parent, Merger Sub, Merger Sub 2 and the Company hereby waives, and agrees to cause its Affiliates (including the Company’s Subsidiaries) to waive, any conflicts that may arise in connection with Simpson Thacher, RLF, Akin or Freshfields representing any direct or indirect holders of the Company Common Stock or their Affiliates after the Closing.
(b)    All attorney-client confidences belonging to the Company and its Subsidiaries prior to Closing, shall continue to belong to the Surviving Corporation (with respect to the Company) and its Subsidiaries following the Closing and shall not pass to or be claimed by any Company Stockholder (and any attorney-client confidences of the Company Stockholders prior to Closing shall continue to belong to the Company Stockholders following the Closing and shall not pass to or be claimed by the Surviving Corporation); provided that, as to any such communications prior to the Closing among Simpson Thacher, RLF, Akin or Freshfields and the Company and the Company Stockholders and their respective Affiliates that relate to this Agreement, the Ancillary Agreements or the negotiation, documentation and consummation of the transactions contemplated hereby and thereby that are subject to the attorney client privilege, none of Parent, the Surviving Corporation or their respective Subsidiaries or Affiliates shall use any such communications in any Proceeding in support of a claim by any of Parent, the Surviving Corporation, their respective Subsidiaries or any of their respective Affiliates against any Company Stockholder or any of its Affiliates, or any director, officer or employee of the Company or any of its Subsidiaries from and after the Effective Time.
Section 8.17    Stockholder Representative.
(a)    Designation. The Stockholder Representative is hereby irrevocably authorized and appointed to serve as of the Closing as the representative, agent and attorney-in-fact of each of the Company Stockholders and each Company Award Holder with respect to all matters in connection with this Agreement and the Escrow Agreement.
(b)    Authority. Each Company Stockholder or Company Award Holder, as applicable, by its (i) acceptance of any portion of the Per Share Merger Consideration, and/or (ii) approval of this Agreement and the Mergers by voting in favor of, or consenting to, the transactions contemplated hereby, shall be bound by this Section 8.17 and irrevocably appoints the Stockholder Representative as its representative, agent, proxy and attorney-in-fact for all purposes of this Agreement and the Escrow Agreement, including the full power and authority on such Company Stockholder’s or Company Award Holder’s behalf to (A) consummate the transactions contemplated hereby, (B) make any determinations and settle any matters in connection with the adjustment of the Cash Consideration contemplated by Article II, (C) cause the Escrow Agent to distribute any funds payable by Parent hereunder which are for the account of the Company Stockholders or Company Award Holders (if any), (D) deduct and/or hold back any funds which may be payable to any Company Stockholder or Company Award Holder, as applicable, pursuant to the terms of this Agreement in order to pay, or establish a reserve for, any amount which may be payable by such Company Stockholder or Company Award Holder, as applicable, hereunder, (E) instruct the Escrow Agent to release any amounts from the Escrow Fund as permitted by this Agreement or the Escrow Agreement, (F) give or receive notice under this Agreement, to execute and deliver on behalf of a Company Stockholder or Company Award Holder any amendment to the terms hereof or grant any waiver, consent or approval by the Company Stockholders or Company Award Holders under this Agreement, (G) take all other actions to be taken by or on behalf of any Company Stockholder or Company Award Holder in connection herewith, (H) retain funds for reasonably anticipated expenses and liabilities, (I) approve amendments to this Agreement or Escrow Agreement and (J) do each and every act and exercise any and all rights which the Company Stockholders and Company Award Holders collectively are permitted or required to do or exercise in connection with this Agreement and the Escrow Agreement. The Stockholder Representative shall act for the Company Stockholders and Company Award Holders on all of the matters set forth in this Agreement and the Escrow Agreement in the manner the Stockholder Representative believes to be in the best interest of the Company Stockholders and Company Award Holders. All decisions and actions by the Stockholder Representative made in accordance with the authority granted to it hereunder shall be binding upon all of the Company Stockholders and Company Award Holder, and no Company Stockholder or Company Award Holder shall have the right to object, dissent, protest or otherwise contest the same. For the avoidance of doubt, Parent, Merger Sub and Merger Sub 2 shall be entitled to rely upon all actions taken or omitted to be taken by, and all decisions, consents and instruction of, the Stockholder Representative in connection with this Agreement and the Escrow Agreement as being actions, decisions, consents and instructions of the Company Stockholders and Company Award Holders, and each of Parent, Merger Sub, Merger Sub 2 and any Parent Related Party are hereby relieved from any liability to any Person for acts done by them in accordance with any such actions, decisions, consents and instructions.
(c)    Third Party. The Stockholder Representative is authorized (if it resigns pursuant to Section 8.17(e)) to specify a third-party professional stockholder representative to serve as the Stockholder Representative in this Agreement. If the Stockholder Representative specifies a third-party professional stockholder representative, then the Company will pay the expenses of such third-party professional stockholder representative for such expenses incurred prior to Closing and such professional stockholder representative is authorized to perform the all the duties of the Stockholder Representative in this Agreement.
(d)    Expense Escrow Amount.
(i)    The Expense Escrow amount will be used by the Stockholder Representative to pay any costs, fees, and expenses incurred by the Stockholder Representative in its capacity as such on or after the Closing Date and such amount shall be paid or distributed at the direction of the Stockholder Representative in accordance with this Section 8.17.
(ii)    The Expense Escrow Amount shall be retained by the Escrow Agent for such time as the Stockholder Representative shall determine in its sole discretion. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will instruct the Escrow Agent to deliver the aggregate amount of funds constituting the remaining Expense Escrow Amount portion of the Escrow Fund to each former holder of Company Common Stock or a Company Equity Award that is entitled to receive the Per Share Cash Consideration, in each case in accordance with and subject to the applicable provisions of this Agreement and the Escrow Agreement; and
(iii)    For Tax purposes, the Expense Escrow Amount will be treated as having been received and voluntarily set aside by the Company Stockholders and Company Award Holders at the time of Closing.
(e)    Replacement. The Stockholder Representative may resign in writing at any time. In the event that the Stockholder Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Company Stockholders and Company Award Holders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the Company Common Stock issued and outstanding immediately prior to the Effective Time (including the Company Equity Awards) shall select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Stockholder Representative for all purposes of this Agreement. Written notice of any such resignation or removal of the Stockholder Representative, and the appointment of a new Stockholder Representative, shall be delivered by the Stockholder Representative and the Company Stockholders and Company Award Holders (or, if applicable, their respective heirs, legal representatives, successors and assigns) holding a majority of the voting power represented by the Company Common Stock issued and outstanding immediately prior to the Effective Time to Parent promptly after such action is taken, as applicable.
(f)    Indemnification.
(i)    The Stockholder Representative will, in such capacity, incur no liability of any kind with respect to any action or omission by the Stockholder Representative in connection with the Stockholder Representative’s services pursuant to this Agreement and any other Ancillary Agreement while acting in good faith, except in the event of liability that primarily results from the Stockholder Representative’s fraud, gross negligence or willful misconduct. The Stockholder Representative, in such capacity, shall not be liable for any action or omission pursuant to the advice of counsel. Parent agrees that it will not look to the personal assets of the Stockholder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company and its Subsidiaries (pre-Closing) or the Company Stockholders.
(ii)    The Company Stockholders and Company Award Holders will, severally (based on its Per Share Portion; provided, that the aggregate percentage of the indemnification provided to the Stockholder Representative shall in all cases sum to 100%) but not jointly with any other Company Stockholder or Company Award Holder, indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including reasonable and documented out-of-pocket fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the bad faith, fraud, gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Stockholders and Company Award Holders the amount of such indemnified Representative Losses to the extent attributable to such bad faith, fraud, gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholder Representative from (i) the Expense Escrow Amount, (ii) the Consideration Escrow Amount portion of the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Stockholders and Company Award Holders and (iii) any other funds that become payable to the Company Stockholders and Company Award Holders under this Agreement at such time as such amounts would otherwise be distributable to the Company Stockholders and Company Award Holders; provided, that while the Stockholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Company Stockholders or Company Award Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Stockholders and Company Award Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative hereunder.
This Section 8.17(f) will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.
[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
Tempur Sealy International, Inc.
By: /s/ Scott L. Thompson
Name: Scott L. Thompson
Title: Chairman, President and Chief Executive Officer

Mattress Firm Group Inc.
By: /s/ John Eck
Name: John Eck
Title: President and Chief Executive Officer

LIMA HOLDINGS CORPORATION

By: /s/ Scott L. Thompson
Name: Scott L. Thompson
Title: Chief Executive Officer
:

LIMA DEAL CORPORATION LLC
By: s/ Scott L. Thompson
Name: Scott L. Thompson
Title: Chief Executive Officer

STEENBOK NEWCO 9 LIMITED
solely in its capacity as the Stockholder Representative

By: /s/ Neil Brown
Name: Neil Brown
Title: Director

APPENDIX A
DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:
“Accounting Principles” shall mean those principles, practices, assumptions, conventions and policies set forth on Exhibit 6.
“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the first Person specified.
“Amended and Restated Severance Plan” shall mean the Company’s Amended and Restated Severance Pay Plan (adopted May 3, 2023).
“Ancillary Agreements” shall mean the Lender Stockholder Support Agreements, Steinhoff Support Agreement, Steinhoff Lender Support Agreements, Company Written Consents, Escrow Agreement, Management Lockup Agreements and each other agreement, certificate, instrument or similar Contract delivered, or to be delivered pursuant to this Agreement.
“Antitrust Law” shall mean all federal, state and foreign, if any, antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and the Federal Trade Commission Act of 1914.
“Audited Balance Sheet” shall mean the audited consolidated balance sheet of the Company as of September 27, 2022.
“Audited Balance Sheet Date” shall mean the date of the Audited Balance Sheet.
“Audited Financial Statements” shall mean the audited consolidated financial statements consisting of the balance sheets and related statements of income, cash flows and stockholders’ equity of the Company as of and for the fiscal years ended September 29, 2020, September 28, 2021 and September 27, 2022 (including any related notes thereto and the related reports of the independent public accountants).
“Base Cash Consideration” shall mean $2,715,000,000.
“Burdensome Condition” shall mean any term, condition, obligation, commitment, requirement, limitation, prohibition, remedy, sanction or other action imposed upon or otherwise taken by Parent, the Company or any of their respective Subsidiaries in connection with effecting the expiration of any waiting period (and any extension thereof, including any agreed extension) under any Antitrust Law applicable to the consummation of the transactions contemplated by this Agreement or obtaining from a Governmental Antitrust Authority any consent, approval, permit or authorization under any Antitrust Law, in each case necessary in order to consummate the transactions contemplated by this Agreement, that would either (a) impose any requirement to sell, license, assign, transfer, divest, hold separate or otherwise dispose of, before or after the Closing, any assets, properties or businesses of the Company, Parent or any of their respective Subsidiaries, other than the Agreed Divestitures, or (b) individually or in the aggregate with all other such necessary terms, conditions, obligations, commitments, requirements, limitations, prohibitions, remedies, sanctions or other actions, including the Agreed Divestitures, reasonably be expected to have a material and adverse impact on the business of either Parent or the Company (with materiality in either case being based on the size of the Company less any Agreed Divestitures) or the anticipated benefits to Parent of the transactions contemplated by this Agreement.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York, are authorized or obligated by Law or executive order to close.
“Capex” shall mean growth capital expenditures and maintenance capital expenditures, in each case as contemplated by the Capital Expenditure Plan and as calculated in accordance with the Accounting Principles that is incurred and cash spent after the date of this Agreement and prior to the Measurement Time.
“Capital Expenditure Adjustment Amount” shall mean an amount equal to (a) the amount of Target Capital Expenditures as of the Measurement Time, minus (b) the amount of Capex as of the Measurement Time; provided, that if the magnitude of the foregoing is less than $4,000,000 or if the resulting number is a negative number, then the Capital Expenditure Adjustment Amount shall be $0.
“Capital Expenditure Plan” shall mean that capital expenditure plan set forth on Exhibit 7, as reasonably extrapolated for any periods not presented therein, and as may be amended from time to time by mutual written agreement of the Company and Parent.
“Cash” shall mean, as of any time, without duplication, the aggregate amount of (a) cash of the Company and its Subsidiaries, without giving effect to the Mergers, minus (b) Restricted Cash as of such time, in each case as determined in accordance with the Accounting Principles.
“Cash Consideration” shall mean cash in an amount equal to (a) the Base Cash Consideration, plus (b) the Closing Cash as finally determined pursuant to Section 2.2, minus (c) the Closing Indebtedness as finally determined pursuant to Section 2.2, minus (d) the Closing Transaction Expenses as finally determined pursuant to Section 2.2, plus (e) the Closing Net Working Capital as finally determined pursuant to Section 2.2, minus (f) Target Net Working Capital, minus (g) the Capital Expenditure Adjustment Amount as finally determined pursuant to Section 2.2, plus (h) the amount of Eligible Capex, if any, minus (i) the Consideration Escrow Amount, minus (j) the Expense Escrow Amount.
“Charter Documents” shall mean: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
“Closing Cash Consideration” shall mean cash in an amount equal to (a) the Base Cash Consideration, plus (b) Estimated Cash, minus (c) Estimated Indebtedness, minus (d) Estimated Transaction Expenses, plus (e) Estimated Net Working Capital, minus (f) Target Net Working Capital, minus (g) the Estimated Capital Expenditure Adjustment Amount, plus (h) the amount of any Eligible Capex, if any, minus (i) the Consideration Escrow Amount, minus (j) the Expense Escrow Amount.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Benefit Plan” shall mean each employee benefit plan, program, policy, practice, employment contract, independent contractor contract or other arrangement, whether written or oral, providing for employment, incentive or deferred compensation, severance, relocation, retention or change in control compensation or benefits, retirement pay, pension arrangement, termination pay, profit-sharing, performance awards, stock or stock-related awards, options, employee loans, fringe benefits or other benefits or remuneration, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (excluding any Multiemployer Plan and any other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA) (including any funding instrument therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), in each case, which is or has been maintained or sponsored by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or has any direct or indirect liability whether contingent or otherwise, in each case, as of the date hereof, for the benefit of current or former employees.
“Company Charter Documents” shall mean the Charter Documents, in each case, as amended, of the Company.
“Company Common Stock” shall mean the common stock, par value $0.01, of the Company.
“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent in connection with the execution of this Agreement.
“Company Equity Awards” shall mean the Company Options and the Company RSUs.
“Company Equity Plans” shall mean the Company (f/k/a Stripes US Holding, Inc.) 2019 Omnibus Incentive Plan dated July 8, 2019, as amended.
“Company Fiscal Period End Date” means the last Tuesday of a calendar month.
“Company Fully Diluted Share Number” shall mean, without duplication, the sum of (a) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding Cancelled Shares and Relinquished Shares) and (b) the total number of shares of Company Common Stock that are issuable upon the conversion or exercise in full of all convertible securities, Company RSUs, Net Option Shares (other than Out-of-the-Money Company Options), warrants, preferred stock or other rights to acquire shares of capital stock of the Company, including shares of Company Common Stock, that are outstanding immediately prior to the Effective Time (whether vested or unvested).
“Company Leased Real Property” shall mean any real property subject to a Real Property Lease.
“Company Material Adverse Effect” shall mean any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in combination with any other Effect, is or would reasonably be expected to become materially adverse to (a) the business, condition (financial or otherwise), assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations under, and consummate the transactions contemplated by, this Agreement, without material delay or material impairment; provided, however, that, in the case of clause (a) above, no Effect shall constitute a Company Material Adverse Effect to the extent that such Effect is itself, arises out of or results from (i) changes after the date hereof in general economic or business conditions in the United States or elsewhere in the world; (ii) changes after the date hereof in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world; (iii) changes after the date hereof in conditions generally affecting the industry in which the Company operates; (iv) any outbreak, escalation or worsening of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (v) any hurricane, flood, tornado, earthquake, epidemic, pandemic or disease outbreak or other natural disasters, or any worsening of any of the foregoing; (vi) changes after the date hereof in applicable Laws or GAAP; (vii) the announcement of, pendency of, execution of, and performance of the transactions contemplated by this Agreement (provided, that this clause (vii) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements) or any action taken at the express written request of Parent; (viii) any failure, in and of itself, by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure, not otherwise excluded by the exceptions set forth in this definition, shall be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (ix) any Agreed Divestitures; or (x) Parent, any of its Representatives’, or any of its Affiliates’ announcement or other disclosure of its plans or intentions with respect to the conduct of the business of the Company or any of the Company’s Subsidiaries after the Closing Date; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (i), (ii), (iii), (iv), (v) or (vi) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if such Effect has a disproportionate impact on the Company and its Subsidiaries compared to any other companies that operate in the industry in which the Company operates, in which case only the extent of the disproportionate impact shall be taken into account.
“Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire shares of Company Common Stock (whether or not vested) granted under the Company Equity Plans.
“Company Owned Real Property” shall mean any real property which the Company or any of its Subsidiaries owns in fee.
“Company Real Property” shall mean, collectively, the Company Owned Real Property and the Company Leased Real Property.
“Company Related Party” shall mean, other than the Company, (a) any current directors, officers, employees, managers, trustees, Affiliates or other Representatives of the Company, (b) any current Controlling persons, directors, officers, employees, managers, trustees, Affiliates or other Representatives of any of the Persons identified in clause (a) of this definition, (c) any Persons that have been directors, officers, employees, managers, trustees, Affiliates or other Representatives of the Company within the past 12 months and (d) any other Person who directly or indirectly holds, individually or together with any Affiliate of such Person, more than 5% of the outstanding equity or ownership interests of the Company, on a fully diluted basis. For the avoidance of doubt, the Parties acknowledge and agree that Parent, Merger Sub and Merger Sub 2 shall not be Company Related Parties.
“Company RSU” shall mean restricted stock units covering shares of Company Common Stock (whether or not vested) granted under the Company Equity Plans.
“Company Significant Stockholders” shall mean Steinhoff and the Lender Stockholders, collectively (and each, a “Company Significant Stockholder”).
“Company Stockholder” shall mean any Person who is a holder of Company Common Stock.
“Company Stockholder Approvals” shall mean, collectively, the Company Stockholder Merger Approval, the Steinhoff Approval and the Lender Stockholder Approval.
“Company Stockholder Merger Approval” shall mean the Company Written Consent, executed by Company Stockholders representing a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon.
“Company Stockholders Agreement” shall mean that certain Stockholders Agreement of the Company, dated as of November 21, 2018, by and among the signatories thereto (as amended, modified, supplemented or restated from time to time).
“Company Written Consent” shall mean the written consent of a Company Stockholder, in substantially the form set forth as Exhibit 8.
“Consent” shall mean (i) any approval, authorization, consent, ratification, permission, exemption or waiver or (ii) the expiration, lapse or termination of any waiting period (including any extension thereof) under the HSR Act.
“Consideration Escrow Amount” shall mean $75,000,000.
“Contract” shall mean any binding contract, subcontract, lease, sublease, conditional sales contract, resolution, settlement, purchase order, sales order, license, indenture, note, bond, loan, commitment, instrument or other agreement (other than a Company Benefit Plan).
“Control” shall mean the possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by Contract or otherwise. The terms “Controlling” and “Controlled by” shall have correlative meanings.
“Covered Employee” shall mean each employee of the Company or any of its Subsidiaries who becomes an employee of Parent or any of its Subsidiaries immediately after the Effective Time or who continues to have an employment relationship with the Surviving Corporation or any of its Subsidiaries immediately after the Effective Time.
“Eligible Capex” shall mean growth capital expenditures as calculated in accordance with the Accounting Principles that is incurred and cash spent after the date of this Agreement and prior to the Measurement Time that (a) is in excess of the Target Capital Expenditures, and (b) was pre-approved by Parent in writing (in Parent’s sole discretion).
“Environmental Laws” shall mean all applicable Laws relating to the cleanup, pollution or protection of the environment, natural resources or (solely with respect to exposure to Hazardous Materials) human health and safety, including all such Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. § 1531 et seq.) and other analogous foreign, state and local Laws.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Ex-Im Laws” shall mean all applicable Laws relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection).
“Existing Credit Agreements” shall mean, collectively, (i) that certain ABL Credit Agreement, dated as of September 24, 2021, among Mattress Firm, Inc., as borrower, Mattress Holding Corp., as holdings, Barclays Bank PLC, as administrative agent, and the lenders from time to time party thereto and (ii) that certain Credit Agreement, dated as of September 24, 2021, among Mattress Firm, Inc. , as borrower, Mattress Holding Corp., as holdings, Barclays Bank PLC, as administrative agent, and the lenders from time to time party thereto, in each case, as amended, restated, supplemented or otherwise modified from time to time.
“Expense Escrow Amount” shall mean $2,500,000.
“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Financial Statements” shall mean the Audited Financial Statements and the Unaudited Financial Statements.
“Financing” shall mean financing obtained by Parent or any of its Subsidiaries for the purposes of financing the transactions contemplated hereby through the offering, issuance or sale of any commercial paper, debt, equity or equity-linked securities in the capital markets or term loans, revolving loans or bridge loans, or any combination thereof.
“Financing Sources” shall mean the Persons that are existing lenders to or other creditors of Parent of any of its Subsidiaries or that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, including the lenders and the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates and their respective officers, directors, employees, agents, representatives and their respective successors or permitted assigns. For the avoidance of doubt, neither Parent nor any of its Affiliates nor any of its or their respective officers, directors, employees, trustees, shareholders, controlling persons or successors shall be considered a Financing Source.
“FINRA” shall mean Financial Industry Regulatory Authority.
“Fraud” shall mean actual and deliberate fraud under Delaware Law and shall exclude constructive or equitable fraud.
“GAAP” shall mean the U.S. generally accepted accounting principles, in effect from time to time.
“Governmental Authority” shall mean any federal, state, local, domestic, foreign or supranational government, or any governmental, regulatory, judicial or administrative authority, agency, commission, court, tribunal or instrumentality.
“Gross Misconduct” shall have the meaning set forth in the Company’s Amended and Restated Severance Plan.
“Hazardous Materials” shall mean any material, substance, chemical or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, deleterious, a pollutant, a contaminant or words of similar meaning or effect under any Environmental Law, including petroleum or any fraction thereof, asbestos-containing materials, perfluoroalkyl and polyfluoroalkyl substances and polychlorinated biphenyls or (ii) forms the basis of any liability under any Environmental Law due to its hazardous, dangerous or deleterious properties or characteristics.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Indebtedness” shall mean, without duplication, all obligations of the Company or any Company Subsidiary to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, and other liabilities unpaid in respect of (a) indebtedness for borrowed money, whether secured or unsecured, (b) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (c) any obligation under any leases required to be recorded as capital or finance leases pursuant to the Accounting Principles, (d) all obligations to pay the maximum amount of any deferred purchase price of property or services (other than current Liabilities for such property or services incurred in the ordinary course of business, but including earnouts or other forms of contingent payments due for the acquisition of capital stock or assets of another Person), (e) obligations under interest rate swap, hedging or similar agreements, (f) letters of credit, banker’s acceptance or similar transactions issued for the account of the Company or any of its Subsidiaries, in each case to the extent drawn and due to be reimbursed, (g) (i) any cash bonus, sale, retention, change in control, transaction or similar payments that are payable, accelerated, vested or accrued in connection with or as a result of the Mergers and the transactions contemplated hereby (including any amounts payable with respect to the Phantom PIK Loan Awards in connection with the Closing but excluding (X) any amounts payable with respect to the Company Equity Awards and (Y) any amounts payable under the Company’s annual short-term cash incentive bonus program or long term cash incentive program, including the employer portion of any Taxes associated with such amounts, to the extent such amounts are paid at or prior to the Closing), (ii) any outstanding or unpaid severance payments or benefits due to employees of the Company or its Subsidiaries who are terminated prior to the Closing, and (iii) any obligations arising from any deferred compensation, in each of (i)-(iii), excluding any amounts resulting solely from actions taken at the written direction of Parent , (h) Pre-Closing Income Taxes, (i)  guarantees of obligations or other forms of credit support described in clauses (a) through (h) above; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any amounts included in Transaction Expenses or Net Working Capital.
“Insurance Costs” shall mean all fees, costs, expenses and other amounts incurred or payable to the insurers or insurance broker or their advisers in connection with the Insurance Policy and Insurance Engagement Letter, including any premiums, commissions, placement fees, success fees, break fees, and indemnification costs and expenses.
“Insurance Engagement Letter” shall mean that certain letter agreement by and between Atlantic Global Risk LLC and Parent dated as of April 6, 2023, as amended by that certain Joinder Agreement dated April 27, 2023 by and among Parent, Atlantic Global Risk LLC and the Company.
“Insurance Policy” shall mean, collectively, those certain insurance policies dated as of the date of this Agreement obtained pursuant to the Insurance Engagement Letter.
“Intellectual Property Rights” shall mean all intellectual property rights or other similar proprietary rights, as they exist anywhere in the world, whether registered or unregistered, including rights in and to any of the following: (i) patents (whether utility or design), patentable inventions, utility models and other patent rights or similar or equivalent statutory rights with respect to the protection of inventions, and applications therefor, including any divisionals, continuations, continuations-in-part, provisionals, reissues, reexaminations, interferences, substitutions, renewals, and extensions thereof (“Patents”) and inventions (whether or not patentable), (ii) trademarks, trade names, service marks, trade dress, taglines, slogans, brand names, logos, corporate names, and other source or business identifiers, and all goodwill related thereto, and all applications, registrations, renewals and extensions thereof (“Trademarks”), (iii) copyrights and published and unpublished works of authorship (whether or not copyrightable), all registrations, applications, renewals, extensions and reversions thereof and moral rights and rights equivalent thereto (“Copyrights”), (iv) designs and design rights, (iv) know-how, trade secrets, discoveries, concepts, ideas, research and development, proprietary processes (including manufacturing and production processes), compositions, techniques, methods, designs, drawings, specifications, procedures and rights in databases, and other proprietary or confidential information, including rights in inventions, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals (“Trade Secrets”) (v) computer software, computer programs, and applications (including mobile applications), and computerized databases in any form, including all source code, object code, firmware, operating systems and related specifications, algorithms, database management code, graphical user interfaces, computer programming menus, software engines, software platforms, software development tools, libraries and library functions, compilers, and data formats, and all documentation related thereto (including manuals, user guides, flow charts, comments, and training materials) (“Software”) and (vi) Internet domain names and other computer identifiers, and social media identifiers and related accounts.
“IRS” shall mean the U.S. Internal Revenue Service.
“IT Assets” shall mean all computers, Software, firmware, hardware (including computers, servers, databases, telecommunications equipment), middleware, workstations, routers, hubs, switches, data communications lines, networks, platforms and other information technology equipment or systems owned, leased, licensed, or used by the Company or its Subsidiaries in the conduct of the business of the Company and its Subsidiaries.
“Key Employee” shall mean any employee (a) who holds Company Equity Awards or (b) who replaces any such employee.
“Knowledge” shall mean the actual knowledge of the officers of the Company set forth on Appendix A of the Company Disclosure Letter, or the officers of Parent set forth on Appendix A of the Parent Disclosure Letter, as applicable, in each case, after due inquiry of direct reports of such officers.
“Labor Agreement” shall mean (i) any collective bargaining agreement or (ii) any other written labor-related agreement (other than agreements, arrangements or understandings, the terms of which are set forth by applicable Law), in each case including any material side letters or memoranda of understanding related thereto, between the Company or any of its Subsidiaries, on the one hand, and a labor or trade union, labor organization or works council on the other hand.

“Law” shall mean any domestic, federal, state, municipal, local, national, supranational or foreign statute or law (whether statutory or common law), constitution, code, ordinance, rule, convention, regulation, Order, writ, judgment, decree, binding directive (including those of any applicable self-regulatory organization), arbitration award, agency determination, agency requirement or any other requirement adopted, promulgated or applied by any Governmental Authority, each as amended and now and hereafter in effect.
“Lender Representative” shall mean the “Representative” (as defined in the Company Stockholders Agreement) of the Lender Stockholders and other non-Steinhoff holders of Company Common Stock.
“Lender Stockholder Approval” shall mean the approval of the Lender Stockholders and other non-Steinhoff holders of Company Common Stock required pursuant to the Company Stockholders Agreement of the transfer to Parent of shares of Company Common Stock by Steinhoff.
“Lender Stockholders” shall mean, collectively, those certain stockholders of the Company other than Steinhoff set forth on Appendix A of the Company Disclosure Letter.
“Liabilities” shall mean any liabilities, Taxes, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Proceeding or Order.
“Lien” shall mean any liens (statutory or other), claims, mortgages, deed of trust, encroachments or other survey defects, covenants, conditions, rights of first refusal, options, encumbrances, pledges, security or equitable interests, easements, options, hypothecations, conditional sales agreements, adverse claims of ownership or use, title defects, rights of way or charges or restrictions of any kind.
“Limited Waiver” shall mean the Limited Waiver in the form set forth as Exhibit 11 which, when executed by Steinhoff will evidence the Steinhoff Approval, and when executed by the Lender Stockholder will evidence the Lender Stockholder Approval.
“Management Lockup Agreements” shall mean the lockup agreements in the form set forth as Exhibit 9, executed by the signatory parties thereto.
“Marketing Period” shall mean the first period of 15 consecutive Business Days commencing after the date of this Agreement and throughout which: (a) the Company shall have furnished to Parent the Financing Required Information and such Financing Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Required Information taken as a whole not misleading; and (b) the conditions set forth in Section 6.1(a) and Section 6.1(b) have been satisfied. Notwithstanding the foregoing, the Marketing Period shall not be deemed to have commenced if, on or prior to the completion of such 15 consecutive Business Day period: (i) the Company or any Subsidiary of the Company has publicly announced its intention to restate any financial statements or material financial information included in the Financing Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall be deemed not to commence unless and until any such restatement has been completed and the applicable Financing Required Information has been amended or the Company and any such Subsidiary has concluded that no such restatement shall be required, and the requirements in clauses (a) and (b) above would be satisfied on the first day, throughout and on the last day of such new 15 consecutive Business Day period; or (ii) the Company’s auditors shall have withdrawn their audit opinion with respect to any financial statements contained in the Financing Required Information in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by the
Company’s auditors. Notwithstanding the provisions of this paragraph, the Marketing Period shall end on any earlier date on which all Financing necessary for Parent to fund all of its cash obligations hereunder is consummated.
“Material Real Property Lease” shall mean any lease, sublease or other occupancy agreement to which the Company or any of its Subsidiaries is a party for a (x) distribution center, (y) retail store which is in the top 5% of stores based on fiscal year 2022 net revenue, or (z) corporate office location.
“Measurement Time” shall mean 11:59 p.m. EST on the day prior to the Closing Date.
“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“Net Adjustment Amount” shall mean the Cash Consideration minus the Closing Cash Consideration; provided that if the Net Adjustment Amount results in a positive amount greater than the Consideration Escrow Amount, the Net Adjustment Amount will be deemed to equal the Consideration Escrow Amount.
“Net Option Shares” shall mean for each holder of Company Options, (a) the positive difference, if any, between the aggregate value of the Per Share Merger Consideration (applying the Parent Stock Value) for the aggregate number of shares of Company Common Stock underlying such holder’s Company Options, minus the aggregate exercise prices of such holder’s Company Options, with such amount divided by (b) the value of the Per Share Merger Consideration (applying the Parent Stock Value).
“Net Working Capital” shall mean, as of a specified time, the net working capital of the Company and its Subsidiaries, calculated by subtracting (a) the sum of the amounts as of such time for the liability line items and the general ledger accounts shown on the Sample NWC Adjustment Report, from (b) the sum of the amounts as of such time for the asset line items and the general ledger accounts shown on the Sample NWC Adjustment Report, in each case determined in accordance with the Accounting Principles; provided, that in no event shall Net Working Capital include any amount included within the definition of Cash, Indebtedness or Transaction Expenses. For the avoidance of doubt, to the extent the sample calculation of Net Working Capital as presented in the Sample NWC Adjustment Report conflicts with the Accounting Principles, the Accounting Principles shall prevail.
“NYSE” shall mean the New York Stock Exchange.
“Open Source Software” shall mean any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated or with which such Software is combined or distributed or that is derived from or links to such Software, be disclosed or distributed in source code form, be licensed, for the purpose of making derivative works, or be subject to any restriction on the consideration to be charged for the distribution or licensing thereof (including Software licensed under the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Mozilla Public License, BSD licenses, Microsoft Shared Source License, Common Public License, Netscape Public License, Sun Community Source License, Sun Industry Standards License, Apache License and any license listed at www.opensource.org).
“Order” shall mean any decree, order, judgment, decision, determination, injunction, writ, stipulation, award, temporary restraining order, restriction, decree, ruling, permit, license assessment or other order in any Proceeding by or before any Governmental Authority or any arbiter.
“Owned Intellectual Property Rights” shall mean all Intellectual Property Rights owned or purported to be owned by the Company or its Subsidiaries.
“Parent Common Stock” shall mean the common stock, par value $0.01, of Parent.
“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company in connection with the execution of this Agreement.
“Parent Equity Awards” shall mean any award granted pursuant to the Parent 2003 Amended and Restated Equity Incentive Plan and the Parent Amended and Restated 2013 Equity Incentive Plan, as further amended and restated.
“Parent Material Adverse Effect” shall mean any Effect that, individually or in combination with any other Effect, is or would reasonably be expected to become materially adverse to (a) the business, condition (financial or otherwise), assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) the ability of Parent to perform its obligations under, and consummate the transactions contemplated by, this Agreement, without material delay or material impairment; provided, however, that, in the case of clause (a) above, no Effect shall constitute a Parent Material Adverse Effect to the extent that such Effect is itself, arises out of or results from (i) changes after the date hereof in general economic or business conditions in the United States or elsewhere in the world; (ii) changes after the date hereof in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world; (iii) changes after the date hereof in conditions generally affecting the industry in which Parent operates; (iv) any outbreak, escalation or worsening of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (v) any hurricane, flood, tornado, earthquake, epidemic, pandemic or disease outbreak or other natural disasters, or any worsening of any of the foregoing;(vi) changes after the date hereof in applicable Laws or GAAP; (vii) the announcement of, pendency of, execution of, and performance of the transactions contemplated by this Agreement (provided, that this clause (vii) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements) or any action taken at the express written request of the Company; (viii) any failure, in and of itself, by Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure, not otherwise excluded by the exceptions set forth in this definition, shall be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or is reasonably expected to occur); (ix) any Agreed Divestitures; or (x) Parent, any of its Representatives’, or any of its Affiliates’ announcement or other disclosure of its plans or intentions with respect to the conduct of the business of the Company or any of the Company’s Subsidiaries after the Closing Date; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (i), (ii), (iii), (iv), (v) or (vi) above may constitute, and be taken into account in determining the occurrence of, a Parent Material Adverse Effect if such Effect has a disproportionate impact on Parent and its Subsidiaries compared to any other companies that operate in the industry in which Parent operates, in which case only the extent of the disproportionate impact shall be taken into account.
“Parent Organizational Documents” shall mean the Charter Documents, as amended, of Parent.
“Parent Related Party” shall mean, other than Parent, (a) any former, current or future direct or indirect stockholders, equityholders, Controlling persons, directors, officers, employees, managers, trustees, Affiliates or other Representatives of Parent and (b) any former, current or future direct or indirect stockholders, equityholders, Controlling persons, directors, officers, employees, managers, trustees, Affiliates or other Representatives of any of the Persons identified in clause (a) of this definition.
“Parent SEC Documents” shall mean all forms, reports, schedules, statements, exhibits and other documents required to be filed (or furnished) by Parent under the Exchange Act or the Securities Act.
“Parent Stock Issuance” shall mean, the issuance of shares of Parent Common Stock in connection with the First Merger on the terms and subject to the conditions set forth in this Agreement, including with respect to Company Equity Awards.
“Parent Stock Value” shall mean the average of the volume weighted average price per share of Parent Common Stock on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the 5 consecutive trading days ending with the last complete trading day 3 days immediately prior to the Closing Date.
“PCI DSS” shall mean the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.
“Permit” shall mean all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained or required to be obtained from Governmental Authority.
“Permitted Lien” shall mean (a) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established in the Audited Balance Sheet in accordance with GAAP; (b) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice (i) that relate to obligations that are not delinquent or that the Company or any of its Subsidiaries is contesting in good faith by appropriate proceedings, (ii) for which adequate reserves have been established in the Audited Balance Sheet or (iii) that are not, individually or in the aggregate, material to the business of the Company or any of its Subsidiaries; (c) landlord Liens in favor of lessors under the Real Property Leases arising under applicable Law or the terms of the applicable Real Property Lease, and Liens on the fee interests of the lessors in such real property; (d) Liens on real property, including (i) easements, covenants, rights of way and similar encumbrances or restrictions; (ii) matters of record, and (iii) matters that would be disclosed by an accurate survey or physical inspection of such real property; provided that the foregoing do not secure borrowed money and do not, and would not reasonably be expected to, materially interfere with the current use, occupancy or activity conducted by the Company or its Subsidiaries thereon; (e) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority that are not violated in any material respect by any current use, occupancy or activity conducted by the Company or any of its Subsidiaries and (f) Liens securing the obligations under the Existing Credit Agreements.
“Per Share Cash Consideration” shall mean cash in an amount equal to (a) the product of (i) the Closing Cash Consideration plus, solely to the extent the Net Adjustment Amount is a positive number, the Net Adjustment Amount, and (ii) the Per Share Portion and (b) the right to receive a portion of the Consideration Escrow Amount remaining in the Escrow Fund upon the expiration of the purchase price adjustment provisions pursuant to Section 2.2 in the amount and to be paid in accordance with and subject to the applicable provisions of this Agreement and the Escrow Agreement.
“Per Share Closing Cash Consideration” shall mean cash in an amount equal to the product of (a) the Closing Cash Consideration and (b) the Per Share Portion.
“Per Share Merger Consideration” shall mean the Per Share Cash Consideration plus the Per Share Stock Consideration.
“Per Share Portion” shall mean a fraction, the numerator of which is one, and the denominator of which is the Company Fully Diluted Share Number, including any Dissenting Shares.
“Per Share Stock Consideration” shall mean shares of Parent Common Stock in an amount equal to the product of (i) the Stock Consideration and (ii) the Per Share Portion.
“Person” shall mean any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency, or political subdivision thereof).
“Personal Information” shall mean (a) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual (including, as applicable, customers and employees) or household and (b) any other information that constitutes personal data, personally identifiable information, nonpublic personal information, protected health information, personal information or any similar defined term under any applicable Law.
“Phantom PIK Loan Awards” shall mean each unpaid Phantom PIK Award outstanding as of the Effective Time and payable under the Company Equity Plan.
“Pre-Closing Income Taxes” shall mean, without duplication and determined as of the Closing Date, the amount of any unpaid current income Tax liabilities of the Company or any Company Subsidiary for any Pre-Closing Tax Period for which either (x) Tax Returns have not yet been filed or (y) Tax Returns have been filed but the amount shown as due on such Tax Returns have not yet been fully paid (reduced by the amount of any estimated Tax payments, Tax refunds, Tax credits, and Tax overpayments of the Company paid to the applicable Governmental Authority with respect to such income Tax liabilities, and Transaction Tax Deductions and other income Tax assets which can be utilized to offset such income Tax Liabilities), which amount shall not be less than zero (0) and shall be calculated: (i) in accordance with the past practice of the Company and its Subsidiaries, as applicable (except to the extent otherwise required by applicable Law); (ii) by calculating any such income Taxes for Straddle Periods using the Tax Allocation Principles; (iii) by treating any Transaction Tax Deductions as deductible in the Pre-Closing Tax Period to the maximum extent permitted by Law and (iv) by excluding any Taxes that are contingent or with respect to uncertain Tax positions or any deferred income Tax liabilities. For the avoidance of doubt, Pre-Closing Income Taxes shall not include any Taxes that result from any financing or refinancing arrangements entered into at any time by or at the direction of Parent, Merger Sub, Merger Sub 2 or any of its Affiliates, or any other transactions or actions taken or directed to be taken by Parent, Merger Sub, Merger Sub 2 or the Surviving Corporation following the Closing that are outside the ordinary course of business and not contemplated by this Agreement.
“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.
“Privacy Laws” shall mean all applicable Laws worldwide regarding the privacy, security, protection or the collection, use, disclosure or other Processing of Personal Information and all binding guidance issued thereunder, including, as applicable, the California Consumer Privacy Act of 2018, (as amended by the California Privacy Rights Act of 2020), the Virginia Consumer Data Protection Act, the Illinois Biometric Information Privacy Act, Title V of the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, 42 U.S.C. §§ 1320d et seq., as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act, also known as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009, and its implementing regulations, Section 5 of the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, state data breach notification Laws, state data security Laws, state social security number protection Laws, and any other Laws concerning data protection, information security, cybercrime, data breach notification, social security number protection, outbound communications and/or electronic marketing (including e-mail marketing, telemarketing and text messaging), use of electronic data and privacy matters.
“Proceeding” shall mean any legal, administrative, arbitral or other proceeding, complaint, suit, claim, action, charge, hearing, litigation (whether civil, criminal, administrative, judicial or investigative), arbitration, mediation, audit, demand review, examination inquiry or investigation by or before any Governmental Authority, arbitrator, or mediator.
“Process” together with its cognates, shall mean any operation or set of operations which is performed upon Personal Information, by any means, such as collection, recording, acquisition, organization, storage, retention, adaptation, alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure, deletion, disposal or destruction.
“Real Property Lease” shall mean any lease, sublease or other occupancy agreement to which the Company or any of its Subsidiaries is a party.
“Registration Expenses” means all expenses incurred in connection with the performance of or compliance with Section 5.6, including (a) all SEC, stock exchange or FINRA registration and filing fees (excluding, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA, and of its counsel); (b) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications and FINRA registration of the Registrable Securities); (c) all printing, messenger and delivery expenses, and fees and expenses of Parent’s transfer agent; (d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange; (e) the reasonable fees and disbursements of counsel for the Parent and of its independent public accountants, including any comfort letters required by or incident to such performance and compliance; and (f) the costs and expenses of Parent relating to analyst and investor presentations or any “road show” undertaken in connection with the registration and/or marketing of the Registrable Securities.
“Release” shall mean any spill, emission, discharge, leaking, pumping, injection, disposal, dumping, migration, or leaching into or through the environment.
“Relinquished Shares” means, for each holder of shares of Company Common Stock set forth on Section 2.1(c) of the Company Disclosure Letter (each such holder, a “Relinquishing Holder”), a number of shares of Company Common Stock equal to (a) the sum of aggregate number of Net Option Shares plus the aggregate number of Company RSUs held by current or former non-employee directors of the Company, multiplied by (b) a fraction, the numerator of which is the number of shares of Company Common Stock held by a Relinquishing Holder and the denominator of which is the aggregate number of shares of Company Common Stock held by all Relinquishing Holders.
“Representative” shall mean, with respect to any Person, such Person’s Controlled Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives.
“Restricted Cash” shall mean cash or cash equivalents of the Company or its Subsidiaries that are not freely usable or distributable by the Company because they are subject to restrictions or limitations on use or distribution by Law or Contract (including, but not limited to, security deposits, bond guarantees, collateral reserve accounts and amounts held in escrow).
“Restricted Stock Unit Bonus Pool” shall mean an amount equal to the positive difference (if any) between (a) the aggregate number of shares of Company Common Stock available for awards under the Company Equity Plan (but not exceeding 10% of the Company Common Stock on a fully-diluted basis as of November 21, 2018) and (b) the aggregate number of shares of Company Common Stock subject to awards that have been granted and remain outstanding under the Company Equity Plan.
“Sanctioned Person” shall mean at any time any Person: (a) listed on any Sanctions-related list of designated or blocked Persons with whom U.S. persons are prohibited from transacting; (b) resident in or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions (which are, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the so-called Donetsk, Luhansk or Crimea regions of the Ukraine); or (c) controlled or 50% or more directly or indirectly owned in the aggregate by any of the foregoing.
“Sanctions” shall mean those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of Law) administered, enacted or enforced by (a) the United States (including the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and its member states, (c) the United Nations, or (d) His Majesty’s Treasury.
“SA Tax Ruling” shall mean a positive binding private ruling from the South African Revenue Service confirming that Steinhoff’s disposal of all of its shares in the Company in terms of the First Merger meets with all of the requirements of paragraph 64B(1) of the Eighth Schedule to South Africa’s Income Tax Act No. 58 of 1962 (loosely referred to as “the participant exemption”).
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities, any fees and disbursements of underwriters and fees and expenses of legal counsel engaged by any Company Significant Stockholder in respect of the sale of Registrable Securities.
“Specified Company Material Contract” shall mean the Company Material Contracts set forth in Section 3.13(a)(i), Section 3.13(a)(ii)(x), Section 3.13(a)(viii)(A), Section 3.13(a)(x), Section 3.13(a)(xi) and Section 3.13(a)(xvii).
“Steinhoff” shall mean Steenbok Newco 9 Limited, a company incorporated in England and Wales with registered number 11729105.
“Steinhoff Approval” shall mean the approval of Steinhoff required pursuant to the Company Stockholders Agreement of the transfer to Parent of shares of Company Common Stock by the Lender Stockholders and other non-Steinhoff holders of Company Common Stock.
“Steinhoff Facility” shall mean, collectively, (a) the second lien facilities agreement dated 12 August 2019 (as amended and restated as of the date hereof) between, among others, Steenbok Lux Finco 2 S.A.R.L and the lenders named therein, (b) the facility agreement in respect to convertible bonds due 2021 and 2022 originally made by Steinhoff Finance Holding GmbH (as borrower), dated 12 August 2019 between, among others, Steinhoff Finance Holding GmbH and Steenbox Lux Finco 1 SARL (as amended and restated as of the date hereof), and (c) the facility agreement in respect to convertible bonds due 2023 originally made by Steinhoff Finance Holding GmbH (as borrower), dated 12 August 2019 between, among others, Steinhoff Finance Holding GmbH and Steenbox Lux Finco 1 SARL (as amended and restated as of the date hereof).
“Steinhoff Lender Approval” shall mean the approval of the transactions contemplated by this Agreement, including the Mergers (and any related matters requiring consent), by at least 80 per cent. of the Total Commitments (as defined in the Steinhoff Facility), which 80 per cent. threshold represents the required approval thresholds under the terms of the Steinhoff Facility.
“Stock Consideration” shall mean 34,200,000 shares of Parent Common Stock.
“Stockholder Support Agreement” shall mean, as applicable, the Lender Stockholder Support Agreement or the Steinhoff Stockholder Support Agreement.
“Straddle Period” shall mean any taxable period beginning on or before, and ending after, the Closing Date.
“Subsidiary” of a Person shall mean any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions or (b) beneficially owns more than 50% of the voting stock (or of any other form of voting or Controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.
“Tail Period” shall mean the six year period from and after the Effective Time.
“Target Capital Expenditures” shall have the meaning set forth in the Capital Expenditure Plan.
“Target Net Working Capital” shall have the meaning set forth in the Sample NWC Adjustment Report.
“Takeover Statute” shall mean any “fair price,” “moratorium,” “control share acquisition” or similar provision of any state anti-takeover Law (including Section 203 of the DGCL) or any similar anti-takeover statute or similar Law.
“Tax” or “Taxes” shall mean any and all U.S. federal, state, local or non-U.S. taxes, withholdings, charges, fees, levies or other assessments or other similar charges in the nature of a tax imposed by any Governmental Authority, including any income, excise, property, sales, use, occupation, transfer, conveyance, payroll or other employment-related tax, workers’ compensation, unemployment compensation, recapture, escheat, duties, license, registration, ad valorem, value-added, social charges, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, windfall or other profits, taxes based upon or measured by capital stock, capital gains, net worth or gross receipts, custom duties and other taxes together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts.
“Tax Allocation Principles” shall apply as follows: (a) to the extent permitted or required by applicable Law, the taxable year of the Company or any Subsidiary of the Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date; and (b) to the extent the treatment in clause (i) is not permitted, for purposes of determining the allocation of Taxes among a Straddle Period, the amount of any Taxes based upon or measured by net income or gain, transactions, payroll, or receipts that are allocable to the pre-Closing portion of any Straddle Period shall be deemed to include the amount that would be payable if the relevant taxable period ended on and included the Closing Date, provided that any exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period. The amount of Taxes other than Taxes of the Company or any Subsidiary of the Company based upon or measured by net income or gain, transactions, payroll, or receipts for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the portion of the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
“Tax Returns” shall mean any report, return, information return, form, declaration, statement, or other information (including any amendments thereto and including any schedule or statement thereto) filed or required to be filed by applicable law in connection with the determination, assessment or collection of any Tax.
“Termination Fee” shall mean an amount equal to $50,000,000.
“Transaction Expenses” shall mean to the extent not paid by the Company or any of its Subsidiaries as of the Closing and regardless of whether or not accrued or due and whether or not billed or invoiced prior to the Closing, all costs, fees and expenses, incurred by or on behalf of, or to be paid by, the Company or any of its Subsidiaries in connection with the Company’s previously contemplated initial public offering, or the negotiation, preparation or execution of this Agreement, or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, up to and including the Closing (but not any such items to the extent related to the period after the Closing), including (a) all costs, fees and expenses with respect to outside legal counsel, accountants, advisors, brokers, consultants, investment bankers, financial advisors and other third parties which are incurred by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby and thereby, (b) all brokers’, finders’ or similar fees in connection with the transaction contemplated hereby and thereby, (c) the employer portion of any employment, payroll, social security, unemployment or similar Taxes payable with respect to the amounts described in sub-clause (g) of the definition of Indebtedness (other than with respect to the Phantom PIK Loan Awards or any other excluded payments set forth in (X) and (Y) of sub-clause (g)(i) of the definition of Indebtedness), (d) the employer portion of any Medicare Taxes (but excluding any social security, unemployment or similar Taxes) payable with respect to the vesting, exercise or settlement of any Company Equity Awards and the Phantom PIK Loan Awards arising from or related to the transactions contemplated by this Agreement, (e) any Transfer Taxes payable as a result of the transactions contemplated by this Agreement that are to be economically borne by the Company Stockholders pursuant to Section 5.14(c), and (f) the Insurance Costs.
“Transaction Tax Deductions” shall mean, to the extent deductible (including as a result of any election available (e.g., Revenue Procedure 2011-29)) and without duplication, the aggregate amount (assuming the Mergers will be consummated) of any fees, costs and expenses of the Company or any of its Subsidiaries related to or arising out of the transactions contemplated by this Agreement or reflected as a liability on the Closing Statement, including from (a) the vesting, exercise, settlement or payment of any Company Equity Awards or any PIK Loan Award (regardless of whether such vesting, exercise, settlement or payment takes place prior to, or after the Closing), (b) any employee bonuses, change in control payments, severance and retention or other similar payments, (c) any fees, expenses, debt prepayment fees, debt issuance costs or capitalized debt costs, and interest (including amounts treated as interest for U.S. federal income tax purposes) incurred by the Company or any of its Subsidiaries with respect to the payment of Indebtedness, and (d) the amount of any Transaction Expenses or amounts that would be Transaction Expenses except for the fact that such expenses were paid prior to the Effective Time.
“Transfer Taxes” shall mean all excise, sales, use, value-added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest, additions, fines, costs or penalties thereon, resulting directly from the Mergers or imposed in connection with this Agreement and the transactions contemplated hereby.
“Treasury Regulations” shall mean regulations promulgated by the IRS under the Code.
“Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of December 27, 2022.
“Unaudited Financial Statements” shall mean the unaudited consolidated financial statements of the Company and its Subsidiaries consisting of the Unaudited Balance Sheet and all of the related statements of income, cash flows and stockholders’ equity of the Company and its Subsidiaries for the 13 weeks ended December 27, 2022 (including, in each case, any related notes thereto).
“Underwritten Offering” means a sale of Registrable Securities to an underwriter or underwriters for reoffering to the public, including in a block trade or overnight “bought deal” offered and sold through an underwriter or underwriters.
“Willful Breach” shall mean an intentional breach of this Agreement that is material and that is the consequence of an action taken by the breaching party or the failure by the breaching party to take an action it is required to take, in each case with actual knowledge at time of acting or failing to act that such action or failure to act would cause a breach of this Agreement.

APPENDIX B
INDEX OF DEFINED TERMS

Term	Section
021 FIRPTA Filing	Section 3.12(s)
280G Stockholder Approval	Section 5.12(f)
280G Waiver	Section 5.12(f)
A Reorganization	Section 5.14(d)(ii)
Accounting Principles	Appendix A
Acquisition Proposal	Section 5.17(b)
Affiliate	Appendix A
Agreed Divestitures	Section 5.3(b)(iv)
Agreement	Preamble
Akin	Section 8.16(a)
Amended and Restated Severance Plan	Appendix A
AML Laws	Section 3.19(b)
Ancillary Agreements	Appendix A
Anti-Corruption Laws	Section 3.19(a)
Antitrust Law	Appendix A
Audited Balance Sheet	Appendix A
Audited Balance Sheet Date	Appendix A
Audited Financial Statements	Appendix A
Automatic Shelf Registration Statement	Section 5.6(b)
Base Cash Consideration	Appendix A
Burdensome Condition	Appendix A
Business Day	Appendix A
Cancelled Shares	Section 2.1(a)(ii)
Capex	Appendix A
Capital Expenditure Adjustment Amount	Appendix A
Capital Expenditure Plan	Appendix A
Cash	Appendix A
Cash Consideration	Appendix A
Cash Proceeds Threshold	Section 2.5(b)
Certificate of First Merger	Section 1.2(c)
Certificate of Second Merger	Section 1.2(c)
Charter Documents	Appendix A
Chosen Courts	Section 8.12(b)
Closing	Section 1.2
Closing Cash	Section 2.2(b)
Closing Cash Consideration	Appendix A
Closing Date	Section 1.2(c)
Closing Indebtedness	Section 2.2(b)
Closing Net Working Capital	Section 2.2(b)
Closing Statement	Section 2.2(b)
Closing Transaction Expenses	Section 2.2(b)
Code	Appendix A
Company	Preamble
Company Adverse Recommendation Change	Section 5.20(b)
Company Award Holder	Section 5.6(a)
Company Benefit Plan	Appendix A
Company Board	Recitals
Company Board Recommendation	Section 3.3(b)
Company Charter Documents	Appendix A
Company Common Stock	Appendix A
Company Disclosure Letter	Appendix A
Company Equity Awards	Appendix A
Company Equity Plans	Appendix A
Company Fee Notice	Section 7.3(b)
Company Fiscal Period End Date	Appendix A
Company Fully Diluted Share Number	Appendix A
Company Fundamental Representations	Section 6.2(a)
Company Leased Real Property	Appendix A
Company Material Adverse Effect	Appendix A
Company Material Contract	Section 3.13(a)
Company Options	Appendix A
Company Owned Real Property	Appendix A
Company Real Property	Appendix A
Company Related Party	Appendix A
Company RSU	Appendix A
Company Selling Stockholders	Section 5.6(a)
Company Significant Stockholder	Appendix A
Company Significant Stockholders	Appendix A
Company Software	Section 3.14(a)
Company Stockholder	Appendix A
Company Stockholder Approvals	Appendix A
Company Stockholder Merger Approval	Appendix A
Company Stockholders Agreement	Appendix A
Company Written Consent	Appendix A
Confidentiality Agreement	Section 5.9
Consent	Appendix A
Consideration Escrow Amount	Appendix A
Contract	Appendix A
Control	Appendix A
Controlled by	Appendix A
Controlling	Appendix A
Copyrights	Appendix A
Covered Employee	Appendix A
D&O Indemnified Parties	Section 5.10(a)
Demand Notice	Section 5.6(d)
DGCL	Recitals
Dissenting Shares	Section 2.1(h)(i)
DLLCA	Recitals
Effect	Appendix A
Effective Time	Section 1.2(c)
Eligible Capex	Appendix A
Enforceability Limitations	Section 3.3(a)
Environmental Laws	Appendix A
ERISA	Appendix A
Escrow Agent
Escrow Agreement	Section 5.26
Escrow Fund	Section 2.2(f)(ii)
Estimated Capital Expenditure Adjustment Amount	Section 2.2(a)
Estimated Cash	Section 2.2(a)
Estimated Closing Statement	Section 2.2(a)
Estimated Indebtedness	Section 2.2(a)
Estimated Net Working Capital	Section 2.2(a)
Estimated Transaction Expenses	Section 2.2(a)
Exchange Act	Appendix A
Exchange Agent	Section 2.4(a)
Exchange Fund	Section 2.4(a)
Ex-Im Laws	Appendix A
Existing Credit Agreements	Appendix A
Expense Escrow Amount	Appendix A
FCPA	Appendix A
Financial Statements	Appendix A
Financing	Appendix A
Financing Required Information	Section 5.24(a)(iii)
Financing Sources	Appendix A
FINRA	Appendix A
First Merger	Recitals
Fraud	Appendix A
Freshfields	Section 8.16(a)
GAAP	Appendix A
Governmental Antitrust Authority	Section 5.3(b)(i)
Governmental Authority	Appendix A
Gross Cash Proceeds	Section 2.5(b)
Gross Misconduct	Appendix A
Hazardous Materials	Appendix A
HSR Act	Appendix A
Indebtedness	Appendix A
Indemnified Parties	Section 5.6(g)
Indemnified Party	Section 5.6(g)
Independent Accountant	Section 2.2(c)(iii)
Insurance Costs	Appendix A
Insurance Engagement Letter	Appendix A
Insurance Policy	Appendix A
Intellectual Property Rights	Appendix A
IRS	Appendix A
IT Assets	Appendix A
Key Employee	Appendix A
Knowledge	Appendix A
Labor Agreement	Appendix A
Law	Appendix A
Lender Representative	Appendix A
Lender Stockholder Approval	Appendix A
Lender Stockholder Support Agreements	Recitals
Lender Stockholders	Appendix A
Letter of Transmittal	Section 2.4(b)
Liabilities	Appendix A
Liability Cap	Section 8.11(c)
Lien	Appendix A
Limited Waiver	Appendix A
Lookback Date	Section 3.6(d)
Management Lockup Agreements	Appendix A
Marketing Period	Appendix A
Material Real Property Lease	Appendix A
Material Suppliers	Section 3.24
Measurement Time	Appendix A
Merger Sub	Preamble
Merger Sub 2	Preamble
Merger Sub Board	Recitals
Mergers	Recitals
Multiemployer Plan	Appendix A
Net Adjustment Amount	Appendix A
Net Option Shares	Appendix A
Net Working Capital	Appendix A
New Arrangements	Section 5.12(f)
Non-Recourse Party	Section 8.15
Notice of Disagreement	Section 2.2(c)(i)
NYSE	Appendix A
Open Source Software	Appendix A
Order	Appendix A
Other Lease	Section 5.4
Out-of-the-Money Company Option	Section 2.1(b)
Owned Intellectual Property Rights	Appendix A
Parent	Preamble
Parent Benefit Plan	Section 5.12(b)
Parent Board	Recitals
Parent Capitalization Date	Section 4.2(a)
Parent Common Stock	Appendix A
Parent Disclosure Letter	Appendix A
Parent Equity Awards	Appendix A
Parent Fundamental Representations	Section 6.3(a)
Parent Material Adverse Effect	Appendix A
Parent Organizational Documents	Appendix A
Parent Related Party	Appendix A
Parent SEC Documents	Appendix A
Parent SEC Financial Statements	Section 4.6(b)
Parent SEC Reports	Section 4.6(a)
Parent Stock Issuance	Appendix A
Parent Stock Value	Appendix A
Parties	Preamble
Party	Preamble
Patents	Appendix A
Payoff Letters	Section 5.21
PCI DSS	Appendix A
Per Share Cash Consideration	Appendix A
Per Share Closing Cash Consideration	Appendix A
Per Share Merger Consideration	Appendix A
Per Share Portion	Appendix A
Per Share Stock Consideration	Appendix A
Permit	Appendix A
Permitted Lien	Appendix A
Person	Appendix A
Personal Information	Appendix A
Phantom PIK Loan Awards	Appendix A
Piggyback Notice	Section 5.6(e)
Piggyback Registration	Section 5.6(e)
Policies	Section 3.20
Potential Purchasers	Section 5.3(d)
Potential Sale Transaction	Section 5.3(d)
Pre-Closing Income Taxes	Appendix A
Pre-Closing Tax Period	Appendix A
Privacy Laws	Appendix A
Privacy Requirements	Section 3.15(a)
Proceeding	Appendix A
Process	Appendix A
Real Property Lease	Appendix A
Registered Owned Intellectual Property Rights	Section 3.14(a)
Registrable Securities	Section 5.6(b)
Registration Expenses	Appendix A
Registration Reporting Information	Section 5.6(c)
Release	Appendix A
Released Person	Section 8.2(b)
Releasing Person	Section 8.2(b)
Relinquished Shares	Appendix A
Relinquishing Holder	Appendix A
Representative	Appendix A
Representative Losses	Section 8.17(f)(ii)
Required Company Financials	Section 5.6(c)
Resale Registration Statement	Section 5.6(a)
Resolved Matters	Section 2.2(c)(iii)
Restricted Cash	Appendix A
Restricted Stock Unit Bonus Pool	Appendix A
Rev. Proc. 2018-12	Section 5.14(e)
Review Period	Section 2.2(c)(i)
RLF	Section 8.16(a)
SA Tax Ruling	Appendix A
Sample CapEx Adjustment Report	Section 2.2(e)
Sample Closing Statement	Section 2.2(e)
Sample NWC Adjustment Report	Section 2.2(e)
Sanctioned Person	Appendix A
Sanctions	Appendix A
SEC	Appendix A
Second Effective Time	Section 1.2(c)
Second Merger	Recitals
Section 280G Payments	Section 5.12(f)
Securities Act	Appendix A
Security Incidents	Section 3.15(d)
Selling Expenses	Appendix A
Simpson Thacher	Section 8.16(a)
Software	Appendix A
Specified Company Material Contract	Appendix A
Steinhoff	Appendix A
Steinhoff Approval	Appendix A
Steinhoff Facility	Appendix A
Steinhoff Lender Approval	Appendix A
Steinhoff Lender Support Agreements	Recitals
Steinhoff Support Agreement	Recitals
Stock Consideration	Appendix A
Stockholder Representative	Preamble
Stockholder Support Agreement	Appendix A
Straddle Period	Appendix A
Subsidiary	Appendix A
Subsidiary Shares	Section 3.2(d)
Surviving Corporation	Recitals
Syndication and Offering Materials	Section 5.24(a)(i)
Tail Period	Appendix A
Tail Policy	Section 5.10(b)
Takeover Statute	Appendix A
Target Capital Expenditure	Appendix A
Target Net Working Capital	Appendix A
Tax	Appendix A
Tax Allocation Principles	Appendix A
Tax Returns	Appendix A
Taxes	Appendix A
Terminating Plan	Section 5.12(d)
Termination Date	Section 7.1(b)(i)
Termination Fee	Appendix A
Termination Fee Notice	Section 7.3(a)
Trade Secrets	Appendix A
Trademarks	Appendix A
Transaction Expenses	Appendix A
Transaction Litigation	Section 5.22
Transaction Tax Deductions	Appendix A
Transfer Taxes	Appendix A
Treasury Regulations	Appendix A
Unaudited Balance Sheet	Appendix A
Unaudited Financial Statements	Appendix A
Underwritten Offering	Appendix A
Unresolved Matters	Section 2.2(c)(iii)
Upper-Tier Transfer	Section 5.17(b)
USRPHC	Section 3.12(o)
Viral Requirements	Section 3.14(i)
WARN	Section 3.11(j)
Willful Breach	Appendix A